UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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ENERSYS

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A MESSAGE FROM OUR INDEPENDENT NON-EXECUTIVE CHAIR OF THE BOARD AND OUR CHIEF EXECUTIVE OFFICER

June 23, 2022

Dear Fellow Stockholders:

Fiscal 2022 marked a year of significant achievements muted by ongoing macro headwinds that continued to put our team’s adaptability and resiliency to the test. Despite the pressure of three consecutive years of unprecedented challenges including a global pandemic, persisting supply chain constraints, inflation and labor shortages, we are executing on our strategic plan and will emerge from these challenges stronger than ever. Our proprietary technologies and robust end-markets drove record demand which was reflected in our fiscal 2022 full year revenue of $3.4 billion, up ~13% versus prior year, and a record year-end backlog of $1.3 billion, up ~92%, from the end of fiscal year 2021. While we believe our fiscal 2022 financial results do not fully reflect the underlying earnings power of our business, we are confident in our ability to achieve our strategic plan and are well positioned for accelerated earnings growth as macro conditions normalize.

Technology Milestones

During the year, we continued to make strategic investments in our technology and innovation roadmap, partnering with customers to ensure we are delivering the energy systems solutions needed for years to come. Demand for our maintenance-free solutions continues to mount, and we achieved our goal of increasing our Thin Plate Pure Lead (TPPL) capacity to $1.2 billion per year in the second half of fiscal 2022. In line with our strategic plan, we remain on track to increase capacity by an additional $200 million per year for the next five years. Customer enthusiasm over our proprietary NexSys® TPPL and lithium-ion maintenance-free product offerings continued in fiscal 2022, and we reached another key milestone, obtaining a UL safety listing of our high-performance NexSys® lithium-Ion batteries, which feature an integrated Battery Management System that performs auto-diagnosis, voltage limitation, and communication of performance data. We are proud to be the first energy storage solution provider to bring this compliance standard to the material handling industry.

Our strategic partnership with Corning Incorporated to develop our TouchSafe solution aimed at simplifying the delivery of fiber and electrical power to 5G small cell sites made good progress throughout the year. We believe customer plans for their high-frequency networks using this solution are accelerating. While we have a strong footprint at all levels of the 5G spectrum, our most exciting opportunity is in the small cell buildout where we have differentiated technology that gives us a strategic advantage to grow in this market.

We launched our Mojave home energy storage system in January 2022, including our lithium technology battery. It received strong customer interest at the Intersolar Energy Storage Conference in January 2022, including our first tranche of orders that we expect to translate to revenue in fiscal year 2023.

We initiated our EV Fast Charge and Storage (FC&S) offering this fiscal year, delivering a fully functional sample with ongoing software development and customer specification design work. Our FC&S solution, built on EnerSys’ proprietary technology, is revolutionary – combining solar power, energy storage, backup power and EV fast charging capabilities. These are just a few examples of our new product initiatives that will continue to elevate EnerSys from a traditional lead acid battery company to a fully integrated energy systems provider.

Operating Efficiencies

We continued to execute on our EnerSys Operating System (EOS) program, with significant savings generated from lean initiatives and our Hagen plant closure. The favorable impact of these efforts was over-shadowed by labor, inflation, and supply chain challenges in fiscal year 2022, but will have a material impact on earnings as operating conditions improve.

Financial Results

Much of our focus has been on mitigating the impact of underlying macro challenges by raising prices commensurate with our costs, and buffering inventory and redesigning products to offset supply shortages. Our Motive Power and Specialty businesses were able to realize price increases more swiftly than Energy Systems due to the contractual limitations and customer concentricity in this segment. That said, we made significant progress with cost recovery in the second half of fiscal 2022, and we began to see adjusted Energy Systems operating margins rebound as those price increases took hold.

Our full year fiscal 2022 operating income was $206 million compared to $216 million in 2021, our EBITDA1 was $308 million and 9.2% of net sales compared to $303 million and 10.2% of net sales in 2021, and our diluted earnings per share was $3.36 compared to $3.32 in 2021. On an adjusted basis2 our full year fiscal 2022 operating income was $264 million compared to $284 million in 2021, our EBITDA was $340 million and 10.1% of net sales compared to $345 million and 11.6% of net sales in 2021, and our diluted earnings per share was $4.47 compared to $4.49 in 2021. Our fiscal year 2022 results include the absorption of nearly $150 million in annual cost increases of which we have recaptured approximately two-thirds through price increases.

We are optimistic about our go-forward earnings potential as current margin headwinds will become tailwinds when supply chains and inflation stabilize, and our pricing actions catch up with cost pressures.

Sustainability

We made significant progress on our ESG goals this fiscal year, culminating in the publication of our comprehensive 2021 Sustainability Report. The report highlights the important role our power and energy solutions play in building a resilient, low-carbon future and how they are a key component to decarbonization. While our products and services are critical to the energy transition, reducing the impact of our manufacturing and distribution processes is equally important. Our sustainability initiatives push us to be more efficient, develop innovative solutions for our customers and build a stronger, more diverse, and engaging workplace for all our employees.

We set meaningful goals to reduce our water and energy intensity and increase female representation and multicultural talent across our leadership team and workforce. We will work toward each of these goals to further position EnerSys as an environmentally and socially responsible global organization and a leading employer of choice for global talent. We are actively working to expand these goals to other key ESG topics in 2022.

Looking Ahead

The demand for energy storage systems and the need for solutions to support the energy transition is greater than ever. Our technologies and services play a critical role in supporting the megatrends of 5G buildouts, electrification, edge computing, renewables and grid resiliency. We are excited about our growth opportunities, particularly in rural broadband, high frequency small cell deployment, EV charging, home energy storage, transportation and defense. Our world-class technologies and capabilities position us to win in the growing markets we serve. Leveraging our propriety technologies across multiple technologies and markets we are able to offer our diverse set of customers the best options to meet the needs of their varied needs.

Despite near-term headwinds, we are optimistic about our ability to capitalize on the opportunities ahead of us. We are proud of how our team has proven their adaptability and resiliency in the most challenging of times, and we will remain focused on what is in our control:

∎	Pricing – continue to execute pricing increases commensurate with cost increases

∎	Redesign – redesign products for supply-constrained components such as chips and resins

∎	Operating Efficiencies – reduce costs through EOS lean and footprint optimization

∎	Profitable Growth – grow profitably through TPPL capacity increases and new technologically advanced product introductions

∎	Mitigate Risk – counter supply chain disruptions through onshoring efforts, dual sourcing, and strategically building inventory

We are confident in our ability to continue to deliver profit improvements once the macro headwinds subside and we remain on track to realize our strategic plan. We are committed to being good corporate citizens and delivering long-term value to our stockholders through profitable growth and a disciplined capital allocation strategy.

We want to personally thank our stockholders, customers, employees and other stakeholders for your continued faith and trust in us.

Sincerely,

Arthur T. Katsaros	David M. Shaffer
Independent Non-Executive Chair of the Board	President and Chief Executive Officer

1 EBITDA is a non-GAAP metric. Net Earnings are adjusted for GAAP depreciation, amortization, interest and income taxes to arrive at EBITDA. See Footnote 2 for additional information.

2 Adjusted operating earnings, adjusted EBITDA and adjusted diluted earnings per share results are based on non-GAAP metrics. Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information and to a reconciliation of the non-GAAP measures to the comparable GAAP measure contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 25, 2022.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see EnerSys’ filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in EnerSys’ Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

ANNUAL MEETING INVITATION

June 23, 2022

Dear Fellow Stockholder:

Our 2022 Annual Meeting will be held virtually on Thursday, August 4, 2022, at 10:00 a.m. (Eastern Time). We have carefully contemplated the forum in which to conduct the annual meeting and determined that holding a virtual meeting creates an inclusive environment that affords all Stockholders the opportunity to attend and participate in the meeting. Stockholders will not be able to attend the Annual Meeting in person.

The Annual Meeting will be accessible only at www.proxydocs.com/ENS (the “Annual Meeting platform”). We encourage you to access the Annual Meeting platform prior to the start time and allow sufficient time to log into the virtual Annual Meeting and test your computer system. To be admitted to the Annual Meeting, you must register for the meeting no later than 9:59 a.m. (Eastern Time) on August 4, 2022, the registration deadline. You can do so by entering the control number found on the proxy card or voting instruction form that accompanied your previously distributed proxy materials when requested by the Annual Meeting platform. Upon registering for the Annual Meeting, you will receive an email with additional information related to the virtual meeting. You may vote during the Annual Meeting by following the instructions available on the Annual Meeting platform.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting virtually, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting virtually during your attendance at the Annual Meeting.

Thank you for your continued support and interest in EnerSys.

Sincerely,

Arthur T. Katsaros
Independent Non-Executive Chair of the Board

Notice of 2022 Annual Meeting of Stockholders

Date and Time:	Thursday, August 4, 2022, at 10:00 a.m. (Eastern Time)

Place:	www.proxydocs.com/ENS

Items to be voted:

∎    elect three (3) Class III director nominees named in this proxy statement;

∎    ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2023;

∎    an advisory vote to approve the compensation of EnerSys’ named executive officers; and

∎    conduct any other business properly brought before the meeting.

Record date:	Stockholders of record at the close of business on June 9, 2022, may vote at the meeting, and any adjournments or postponements thereof. A list of stockholders will be available at the Annual Meeting.

By Order of the Board of Directors

Joseph G. Lewis

Senior Vice President, General Counsel,

Chief Compliance Officer & Secretary

June 23, 2022

Your vote is important!

Stockholders of record can vote their shares by using the Internet or the telephone or by attending the meeting virtually and voting in accordance with the website’s instructions. Instructions for voting by using the Internet or the telephone are set forth in the Notice of Internet Availability that has been provided to you. Stockholders of record who received a paper copy of the proxy materials also may vote their shares by marking their votes on the proxy card provided, signing and dating it, and mailing it in the envelope provided, or by attending the meeting and voting virtually.

Important Notice Regarding the Availability

of Proxy Materials for the Annual Meeting to be Held on August 4, 2022

The Proxy Statement and Annual Report to Stockholders are available at www.enersys.com and at

www.proxydocs.com/ENS.

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PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ virtual annual meeting of stockholders to be held on Thursday, August 4, 2022, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement and the foregoing Notice on or about June 23, 2022.

Purpose of the Meeting

At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposals		Board Recommendation	Page Reference
1	To elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2025 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified	FOR	5
2	To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2023	FOR	24
3	An advisory vote to approve EnerSys’ named executive officer compensation	FOR	53

Voting and Revocation of Proxies

Stockholders of record have a choice of voting by way of traditional proxy card, by telephone or through the Internet.

By Mail

∎      Request a proxy card from us by following the instructions on your Notice of Internet Availability.

∎      When you receive your proxy card, mark your selections on the proxy card.

∎      Date and sign your name exactly as it appears on the proxy card.

∎      Mail the proxy card in the postage-paid envelope that’s provided to you with your proxy card.

If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees; “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm; and “FOR” the approval of executive compensation.

By Telephone	Call toll-free 1-866-284-6730 and follow the voice prompts.

Through Internet	Access the website www.proxypush.com/ens and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote during the virtual meeting. If you hold your shares in “street name” (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

∎	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

∎	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

∎	voting virtually at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Joseph G. Lewis, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.

Record Date

Only stockholders of record at the close of business on June 9, 2022 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 40,652,607 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum

The presence, virtually or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Tabulation of Votes

Our bylaws provide for majority voting procedures for the election of directors in an election where the number of director nominees does not exceed the number of directors to be elected (an “uncontested election”). In an uncontested election, to be elected, a director nominee must receive more “for” than “against” votes cast by the holders of shares of our common stock present virtually or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In an election where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of shares of our common stock present virtually or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. The election of directors at this Annual Meeting is an uncontested election. A nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of Proposal 1.

If an incumbent director receives more “against” than “for” votes, in accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee of our Board of Directors will consider such director’s contingent resignation and recommend to the Board of Directors the action to be taken. The Board of Directors will act on such recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date of the certification of the election results.

The ratification of the appointment of Ernst & Young LLP, as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2023, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to this matter, abstentions will have the same effect as voting against such proposal, and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of such proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present virtually or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve our named executive officer compensation. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Additionally, a broker non-vote will not constitute or be counted as “votes” cast for purposes of the advisory vote to approve our named executive officer compensation.

Although the advisory vote to approve our named executive officer compensation is non-binding, as provided by law, the Compensation Committee of our Board of Directors will review the result of the vote and take it into account in making a determination concerning executive compensation. For information regarding the Compensation Committee’s views in connection with the results of the 2021 non-binding advisory vote of stockholders to approve executive compensation, see the discussion beginning on page 28.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Attendance at the Annual Meeting

Virtual admittance to the Annual Meeting will be limited to stockholders as of close of business on the Record Date, their authorized representatives and guests of EnerSys. A list of stockholders will be available at the annual meeting. To be admitted to the Annual Meeting, you must register for the meeting no later than 9:59 a.m. (Eastern Time) on August 4, 2022, the registration deadline. You can do so by entering the control number found on the proxy card or voting instruction form that accompanied your previously distributed proxy materials when requested by the Annual Meeting platform. Upon registering for the Annual Meeting, you will receive an email with additional information related to the virtual meeting, including your unique links that will allow you to access the meeting and to submit questions in advance of the meeting. Additional instructions on how to access and navigate attendance at the Annual Meeting can be found on our website at investor.enersys.com.

Asking and/or Submitting Questions During the Annual Meeting

Our virtual Annual Meeting will allow stockholders to submit questions before the meeting, during the entirety of the registration period, and additionally again in real time live during the Annual Meeting. During the designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

We will answer as many stockholder-submitted questions as time permits, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references that are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Any questions that we are unable to address during the Annual Meeting will be answered following the meeting.

Requesting Technical Support for the Virtual Meeting Platform

We encourage you to access the Annual Meeting platform prior to the start time and allow ample time to log into the virtual Annual Meeting and test your computer system. If you have any questions, including with registration for attendance at the Annual Meeting, or need technical assistance, please call Mediant Communications Inc., which we refer to as “Mediant,” at (888) 464-5457. Mediant will have technicians ready to assist stockholders with any difficulties accessing the Annual Meeting. If you encounter any difficulties accessing or participating in the Annual Meeting following registration, please call the technical support number that will be listed in the Annual Meeting access email that pre-registered stockholders will receive approximately one hour prior to the start of the Annual Meeting.

Our Annual Meeting platform (www.proxydocs.com/ENS) and the Investor page of our website (investor.enersys.com) have both been updated accordingly with a set of detailed instructions regarding how to ask questions and obtain technical support. You can also e-mail the Company at investorrelations@enersys.com or call Investor Relations at (610) 236-4040 with any additional questions before the Annual Meeting.

Proposal No. 1	Election of the Class III Director Nominees of the Board of Directors

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Our Board of Directors set its size at nine members, divided into three classes. The classes are currently composed of the following directors:

∎	Ms. Chan and Messrs. Fludder and Tufano are Class I directors, whose terms will expire at the 2023 annual meeting of stockholders;

∎	Mr. Chung, Mr. Katsaros, and Gen. Magnus, USMC (Retired) are Class II director nominees, whose terms will expire, at the 2024 annual meeting of stockholders; and

∎	Messrs. Hoffen, Shaffer and Vargo are Class III directors, whose terms will expire, if elected, at the 2025 annual meeting of stockholders.

In accordance with our Corporate Governance Guidelines, no director who has reached the age of 75 may be nominated for re-election.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated each of Messrs. Hoffen, Shaffer and Vargo for election as Class III directors of EnerSys. Each director nominee currently serves as a director of EnerSys, and each has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2025 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept their nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class III nominee will be unable to serve as a director, if elected.

The Board of Directors recommends a vote “FOR” each director nominee

BOARD OF DIRECTORS

The following tables set forth certain information with respect to our directors and our director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Term will Expire(1)

Arthur T. Katsaros	74	Independent Non-Executive Chair	2024

Caroline Chan	59	Director	2023

Hwan-yoon F. Chung	48	Director	2024

Steven M. Fludder	62	Director	2023

Howard I. Hoffen	58	Director	2022

Gen. Robert Magnus, USMC (Retired)	75	Director	2024

David M. Shaffer	57	Director, President and Chief Executive Officer	2022

Paul J. Tufano	68	Director	2023

Ronald P. Vargo	68	Director	2022

(1)	Terms of office for continuing directors and director nominees are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

Our directors and director nominees collectively possess the expertise, leadership skills, and diversity of experiences and backgrounds to oversee the execution of the Company’s growth strategy and protect long-term stockholder value, which qualifications are summarized below. More detailed information about each director and director nominee can be found under their respective biography.

Name	Executive Leadership	Character / Integrity	Industry / Manufacturing	Scientific / Technology	Global / International	Accounting / Financial	Environmental

Arthur T. Katsaros

Caroline Chan

Hwan-yoon F. Chung

Steven Fludder

Howard I. Hoffen

Gen. Robert Magnus

David M. Shaffer

Paul J. Tufano

Ronald P. Vargo

ARTHUR T. KATSAROS	Age 74	Director Since 2005
Former Group Vice President - Development and Technology, Air Products and Chemicals Inc.
INDEPENDENT NON-EXECUTIVE CHAIR OF THE BOARD		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: None Other Public Boards: None		✓ Senior Management Leadership ✓ International Business ✓ Global Manufacturing ✓ Environmental

Career Highlights: Mr. Katsaros has been a Director of EnerSys since July 2005 and the Independent Non-Executive Chair of the Board of Directors since May 2016. Mr. Katsaros was the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. from 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products.

Board Experience: Mr. Katsaros serves as the Chairman of CDG Environmental, LLC, a manufacturer of supply systems for water treatment, a position he has held since 2009.

Skills and Qualifications: Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years’ experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development. His background and his experience as a member of our Board of Directors qualifies him to serve as Independent Non-Executive Chair of the Board. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute and a Master of Business Administration from Lehigh University. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business.

CAROLINE CHAN	Age 59	Director Since 2020
Vice President & General Manager, Intel Corporation
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation, Nominating & Corporate Governance, Technology Advisory Committee Other Public Boards: None		✓ Wireless / 5G Infrastructure ✓ Strategic Planning ✓ International Business

Career Highlights: Ms. Chan has been a Director of EnerSys since 2020. Since 2018, she has been the Vice President and General Manager of the Network Business Incubator Division at Intel Corporation, whose shares are listed on The NASDAQ Stock Market. Ms. Chan has held numerous other positions with Intel, such as Vice President and General Manager of the 5G Infrastructure Division (from 2017 through 2018), Sr. Director of the 5G Infrastructure Division (from 2016 to 2017), Director of Wireless Technology and Strategy (from 2010 to 2016), and Director of Strategy Business Development, Wireless Program Office (from 2009 through 2010).

Board Experience: Since 2017, Ms. Chan has served as a director of Telecom Infra Project, a non-profit membership organization focused on progress and developments in all facets of the telecom industry.

Skills and Qualifications: Ms. Chan’s strategic planning expertise, especially as it relates to 5G and wireless infrastructure and market development, makes her an invaluable contributor to the Board. Ms. Chan received her Bachelor of Science degree in Electrical and Computing Engineering from the University of Texas and her Master of Science degree in Electrical and Computing Engineering from the University of Massachusetts.

HWAN-YOON F. CHUNG	Age 48	Director Since 2006
Managing Director, DCP Capital
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit Other Public Boards: None		✓ Financial Expert ✓ Private Equity ✓ Environmental

Career Highlights: Mr. Chung has been a Director of EnerSys since February 2006. He is the Managing Director of DCP Capital, a private equity firm, since August 2017. From December 2015 to August 2017, he was the Senior Vice President—Corporate Finance of Hudson’s Bay Company, a department store operator. From November 2012 through December 2015, he was President and Chief Executive Officer of Allied Resource Company, a privately held investment company with interests in businesses that deploy proprietary industrial-scale technologies to recycle waste, reduce pollutants and other emissions. Prior thereto, Mr. Chung was a Principal of Metalmark Capital LLC, a private equity firm since its inception in 2004 until 2012.

Board Experience: Mr. Chung currently serves as a Director of several privately held businesses, including MFS Technology a flexible printed circuit board manufacturer, and Orgain, Inc., a nutritional foods company. Mr. Chung also served as a Director of Shape Technologies Group, a leading ultrahigh-pressure pump manufacturer, from 2019 to 2020, and PURAGLOBE, a leading used oil recycling technology company, from 2013 to 2017.

Skills and Qualifications: The financial acumen and environmental experience that Mr. Chung obtained through his private equity background were attributes important in qualifying him for service as a member of the Board of Directors, and a member and financial expert to the Audit Committee. Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania.

STEVEN M. FLUDDER	Age 62	Director Since 2020
Chief Executive Officer of LS Energy Solutions LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Nominating & Corporate Governance, Technology Advisory Committee Other Public Boards: None		✓ Smart Energy Storage ✓ Electric Grid Experience ✓ Environmental Business Initiatives

Career Highlights: Mr. Fludder has been a Director of EnerSys since 2020. Since October 2020, he is the President and Chief Executive Officer of LS Energy Solutions LLC, an energy storage and related technologies company. From 2017 to June 2020, he served as the Chief Executive Officer of NEC Energy Solutions, Inc., an electric power grid scale energy storage company wholly owned by NEC Corporation, a Japanese multinational information technology and electronics company whose shares are listed on the Tokyo Stock Exchange. From 2015 to 2017, Mr. Fludder was the Chief Executive Officer of alpha-En Corporation, a battery technology company publicly quoted on the OTC stock market. From 2010 to 2014, he was Senior Executive Vice President, Division General Manager and Samsung Group Officer, where he was head of worldwide sales and marketing for Samsung Engineering, a global engineering, procurement and construction (EPC) firm serving a broad range of energy industries, and President of Samsung Techwin Power Systems Division. Prior to Samsung, he had a 27-year career with General Electric in various roles, including having served as a Vice President and Corporate Officer where he led GE’s companywide environmental business initiative.

Board Experience: Mr. Fludder served as a director of Ocean Power Technologies Inc., a renewable energy company focused on remote offshore applications, whose shares are listed on The NASDAQ Stock Market, from May 2016 through December 2020.

Skills and Qualifications: Mr. Fludder’s expertise in smart energy storage and electrical grids, as well as his significant experience in environmental-focused business initiatives qualifies him to serve on the Board of Directors. He received a Bachelor of Science degree in Mechanical Engineering from Columbia University and a Bachelor of Science degree from Providence College. He earned a Master of Science degree in Mechanical Engineering from the Massachusetts Institute of Technology.

HOWARD I. HOFFEN	Age 58	Director Since 2004
Chairman, CEO and Managing Director, Metalmark Capital LLC
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Nominating & Corporate Governance Other Public Boards: None		✓ Audit & Financial ✓ Risk Management ✓ Strategic Planning

Career Highlights: Mr. Hoffen has been a Director of EnerSys since it became publicly traded in July 2004. He is currently the Chairman, Chief Executive Officer, and a Partner of Metalmark Capital LLC. Mr. Hoffen was a founding member of Metalmark in 2004 and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985.

Board Experience: From October 2019 to September 2021, Mr. Hoffen served as Chairman of Amplitude Healthcare Acquisition Corp., a biotechnology company in hematopoietic stem cell transplantation, whose shares are listed on The NASDAQ Stock Market. He served as a Director of Pacific Coast Energy Holdings LLC, the general partner of Pacific Coast Oil Trust, whose trust units are listed on The New York Stock Exchange from 2008 to September 2019, and as a Director of Jones Energy Inc., an independent oil and gas company whose shares are listed on The New York Stock Exchange, from 2009 to May 2017. He is also a Director of several private companies and serves on the Board of Visitors of The Fu Foundation School of Engineering and Applied Sciences at Columbia University.

Skills and Qualifications: Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. He received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

GEN. ROBERT MAGNUS, USMC (RETIRED)	Age 75	Director Since 2008
Retired Asst. Commandant of the United States Marine Corps
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Compensation, Nominating & Corporate Governance (Chair) Other Public Boards: None		✓ Financial Acumen ✓ Business & Military Experience ✓ Environmental Business Initiatives

Career Highlights: Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the U.S. Marine Corps from 2005 to 2008. He retired from the U.S. Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources.

Board Experience: Since 2020, Gen. Magnus has served as a Director of Marine Biology & Environmental Technologies, LLC, a sustainable marine and animal plant technology company. He previously served as the Chairman of the Board of Directors of Elbit Systems of America, LLC, a provider of defense, homeland security, commercial aviation and medical products and solutions, as well as aircraft maintenance, repair and overhaul services, from March 2011 through December 2020. He also served as a Director of All My Sons Moving and Storage, a provider of moving services, from 2018 through 2021, and as a Director of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica, a producer of advanced helicopters, from June 2009 to March 2016, and a Director of Fairway Group Holdings Corp, which is a provider of specialty grocery products and whose shares were listed on The NASDAQ Stock Market, from February 2014 until July 2016.

Skills and Qualifications: Gen. Magnus’ extensive financial management experience and responsibilities for peacetime and wartime programs and budgets for the U.S. Marine Corps, as well as his experience with environmental business, qualifies him for service as a member of our Board of Directors, member of the Compensation Committee, and Chair of the Nominating and Corporate Governance Committee. Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Master of Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included two Distinguished Service Medal awards, the Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal.

DAVID M. SHAFFER	Age 57	Director Since 2016
President & Chief Executive Officer, EnerSys
DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Technology Advisory Committee Other Public Boards: None		✓ Global Leadership Experience ✓ Manufacturing ✓ Sales

Career Highlights: Mr. Shaffer has been a Director of EnerSys and has served as our President and Chief Executive Officer since April 2016. Prior thereto, he served as President and Chief Operating Officer since November 2014. From January 2013 through October 2014 he served as our President-EMEA. From 2008 to 2013, Mr. Shaffer was our President-Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined the Company in 2005 and has worked in various roles of increasing responsibility in the industry since 1989.

Board Experience: Mr. Shaffer is a Director of several EnerSys subsidiaries and is presently not a member of any outside boards.

Skills and Qualifications: Mr. Shaffer received his Master of Business Administration degree from Marquette University and his Bachelor of Science degree in Mechanical Engineering from the University of Illinois. Mr. Shaffer’s educational, manufacturing and sales background combined with a broad range of leadership experience in various aspects of our business globally, are attributes that qualify him for service as a member of our Board of Directors.

PAUL J. TUFANO	Age 68	Director Since 2015
Former President & Chief Executive Officer, Benchmark Electronics, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit, Compensation (Chair) Other Public Boards: Teradyne, Inc.		✓ Financial Expert ✓ Senior Leadership Experience ✓ Manufacturing

Career Highlights: Mr. Tufano has been a Director of EnerSys since April 2015. From September 2016 until March 2019, he was President and Chief Executive Officer of Benchmark Electronics, Inc., a global provider of electronics contract manufacturing services and integrated engineering design and test services, whose shares are listed on The New York Stock Exchange. From February 2016 through March 2019, Mr. Tufano also served as a member of its Board of Directors. From December 2008 through September 2013, Mr. Tufano served as Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, whose shares were listed on The New York Stock Exchange and the Paris Stock Exchange. In January 2013, in addition to his Chief Financial Officer responsibilities, he was named Chief Operating Officer. Before joining Alcatel-Lucent, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer at Maxtor Corporation, a manufacturer of computer hard disks, from February 2003 to November 2004. Previously, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held management positions in finance and operations at International Business Machines Corporation (IBM), a technology and consulting company.

Board Experience: Mr. Tufano has been a Director of Teradyne, Inc., a supplier of automation equipment for test and industrial application whose shares are listed on The New York Stock Exchange, since March 2005, and was appointed as Chair of its Board of Directors in May 2021. He served on the Board of Directors of Benchmark Electronics, Inc., as discussed above.

Skills and Qualifications: Mr. Tufano’s experience qualifying him for service as a member of our Board of Directors includes expertise garnered from service as a former senior executive, including holding the positions, at times, of Chief Executive Officer or Chief Financial Officer, of several public manufacturing companies involving complex technologies. This experience qualifies him to serve as a member and a financial expert to the Audit Committee, and as Chairperson of the Compensation Committee. Mr. Tufano holds a Bachelor of Science degree in Economics from St. John’s University and a Master of Business Administration, Finance, Accounting and International Business degree from Columbia University.

RONALD P. VARGO	Age 68	Director Since 2017
Former Executive Vice President and Chief Financial Officer of ICF International, Inc.
INDEPENDENT DIRECTOR		DIRECTOR QUALIFICATION HIGHLIGHTS
EnerSys Committees: Audit (Chair), Compensation Other Public Boards: EPAM Systems, Inc.		✓ Financial Expert ✓ Technology & Engineering ✓ Leadership Experience

Career Highlights: Mr. Vargo has been a Director of EnerSys since August 2017. Mr. Vargo served as Executive Vice President and Chief Financial Officer of ICF International, Inc., a global consulting and technology services company whose shares are listed on The NASDAQ Stock Market, from April 2010 to May 2011. Prior to joining ICF, he served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”), a global technology services company, and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS as Vice President and Treasurer in 2004 and was promoted to Chief Financial Officer in 2006. Before joining EDS, he was employed from 1991 to 2003 by TRW, Inc., a global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive, space and defense markets. While at TRW, Mr. Vargo served in the positions of Vice President of Investor Relations and Treasurer and Vice President of Strategic Planning and Business Development. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc and the Standard Oil Company, which was acquired by BP.

Board Experience: Since 2012, Mr. Vargo has served as a Director of EPAM Systems, Inc., a global provider of product development and software engineering solutions, whose shares are listed on The New York Stock Exchange. From 2009 through its acquisition in April 2022, he served as a Director of Ferro Corporation, a leading supplier of technology based functional coatings and color solutions, whose shares were listed on The New York Stock Exchange.

Skills and Qualifications: Mr. Vargo’s financial acumen and broad leadership experiences in technology and engineering in global markets qualify him for service on the Board of Directors, and as the Chair and a financial expert of the Audit Committee, and member of the Compensation Committee. Mr. Vargo holds a Master of Business Administration degree in Finance and General Management from Stanford University and a Bachelor of Arts degree in Economics from Dartmouth College.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Shaffer, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no familial relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investors page of our website at www.enersys.com or at investor.enersys.com, and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

Since August 5, 2021, Messrs. Chung, Fludder, Tufano and Vargo (Chair) have served as members of our Audit Committee. Prior thereto from July 30, 2020, former director Ms. Connors, as well as directors Messrs. Chung, Fludder, Tufano and Vargo (Chair) served as members of our Audit Committee. For fiscal year 2022, the Board of Directors appointed each of Messrs. Chung, Fludder, Tufano, and Vargo as an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors determined that each member of the Audit Committee is an independent director under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards. Our Audit Committee held a total of four (4) meetings during the fiscal year ended March 31, 2022.

The Audit Committee is responsible for:

∎	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

∎	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting;

∎	overseeing the activities of our internal audit function;

∎	reviewing and discussing policies and procedures with respect to risk assessment and overall enterprise risk management; and

∎	reviewing, discussing and overseeing policies relating to our hedging, swaps and other derivative transactions.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investors page of our website at www.enersys.com or investor.enersys.com.

Compensation Committee

Since August 5, 2021, Ms. Chan, Gen. Magnus, Mr. Tufano (Chair) and Mr. Vargo, have served as members of the Compensation Committee. Prior thereto, from July 30, 2020, former Directors Ms. Connors, Mr. Lehman (Chair) and Mr. Marlo, as well as directors Mr. Tufano and Gen. Magnus had served as members of the Compensation Committee. This Committee held a total of four (4) meetings during the fiscal year ended March 31, 2022.

The Compensation Committee is responsible for:

∎	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

∎	reviewing and recommending to the Board the adoption of non-employee director compensation programs;

∎	administering our equity plans and other certain incentive compensation plans; and

∎	in partnership with the Nominating and Corporate Governance Committee, overseeing our diversity, equity and inclusion efforts.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our named executive officers. It engages its own independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2022, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

Since August 5, 2021, Ms. Chan, Mr. Fludder, Mr. Hoffen and Gen. Magnus (Chair) have served as members of the Nominating and Corporate Governance Committee. Prior thereto since July 30, 2020, Ms. Chan, former Director Ms. Connors (Chair), Mr. Fludder, Mr. Hoffen and Gen. Magnus had served as members of the Nominating and Corporate Governance Committee. The Committee held a total of four (4) meetings during the fiscal year ended March 31, 2022.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

∎	identifying, reviewing the qualifications of, and recruiting qualified candidates for Board membership;

∎	reviewing the continuation of each director being considered for re-election;

∎	considering the contingent resignations of directors who do not receive a majority vote in connection with their respective election and recommend to the Board of Directors the action to be taken;

∎	making recommendations to the Board concerning the structure, composition and function of the Board and its committees;

∎	executive succession planning;

∎	oversee the Company’s environmental, social and governance (ESG) and sustainability strategy, initiatives policies and progress; and

∎	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Technology Advisory Committee

In October 2020, the Board approved the formation of the EnerSys Technology Advisory Committee. The Technology Advisory Committee acts as an advisory committee composed of both members of the Board and management, concerning matters of technology, research and development in support of the overall business strategy of the Company. Directors Caroline Chan, Steven Fludder and David Shaffer each serve as a member of the Technology Advisory Committee, along with other members of management, which held a total of four (4) meetings during the fiscal year ended March 31, 2022.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board of Directors and refreshing it as appropriate. With this in mind, the nominating and Corporate Governance Committee continuously reviews potential candidates and recommends nominees to the Board of directors for approval.

The Board of Directors takes a thoughtful approach to its composition to maintain alignment with our evolving corporate strategy. We believe our board composition strikes a balanced approach to director tenure and allows the Board of Directors to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

∎	integrity and character;

∎	sound and independent judgment;

∎	breadth of experience;

∎	business acumen;

∎	leadership skills;

∎	scientific or technology expertise;

∎	familiarity with issues affecting global businesses in diverse industries; and

∎	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the Board’s needs, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy, however, diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

For fiscal year 2022, the Board of Directors maintained a leadership structure that continues to separate the Chair and Chief Executive Officer roles by appointing an Independent Non-Executive Chair of the Board. Given its governance structure, the Board of Directors determined that the optimal structure for the Company at this time is to leave the role of Lead Director vacant, in lieu of appointing both an Independent Non-Executive Chair of the Board and a Lead Director (as described below).

The Board had created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director and must be deemed independent by the Board of Directors. The Lead Director works with the Independent Non-Executive Chair to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Independent Non-Executive Chair of the Board. In the absence of the Independent Non-Executive Chair, the Lead Director also chairs executive sessions of the independent directors not attended by management. The Board has established procedures for determining which non-management director will serve as the Lead Director. The Lead Director is designated by the Board of Directors.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its independent committees (Audit, Compensation, and Nominating and Corporate Governance). EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management and its Risk Committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, markets, legal, regulatory, compliance and operations, including technology and cyber security risk, as well as the strategic and financial considerations associated with each.

Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking. Senior members of management from across business units and programmatic and functional disciplines within EnerSys make up a Risk Committee, which meets at least quarterly to identify significant risks to the Company, coordinate information sharing and mitigation efforts for all types of risks, sometimes working with outside advisors. We also have mandatory training of our workforce around our policies, including our Code of Business Conduct and Ethics. The Risk Committee periodically reports its results to the Audit Committee.

The Board exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular attendance at all committee meetings by all directors. Strategic, operational and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. At each quarterly meeting, or more often as necessary, our senior management team, along with the CEO, provide written and/or oral reports to the Board on the critical issues we face, and each officer reports on recent developments in their respective reporting area. These reports include a discussion of business risks as well as a discussion regarding enterprise risk. In addition, at each quarterly meeting, or more often as necessary, the Senior Vice President, General Counsel, Chief Compliance Officer and Secretary (“CLO”) updates the Board on material legal and regulatory matters. The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees. The Audit Committee meets regularly with our CFO, independent registered public accounting firm, internal auditor, CLO, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks. The Audit Committee meets regularly in private sessions with the independent registered public accounting firm, the internal auditor, the CLO, as well as a private session of committee members only, to facilitate a full and candid discussion of risk and other issues.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices and ensuring executive compensation is aligned with performance The Compensation Committee is also charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans, reviewing and retaining compensation advisers, and considering the results of the non-binding advisory say-on-pay vote and determine what adjustments, if any, are necessary or appropriate for the Company to make to its compensation policies and practices in light of the results of such vote. The Compensation Committee meets regularly with the CLO as well as in separate sessions with the Company’s external compensation consultant to facilitate a full and candid discussion of executive performance and compensation.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, director independence, our corporate governance profile and ratings and ESG-related strategies, initiatives and policies. The Committee also is actively engaged in overseeing risks associated with succession planning for the Board and management.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investors page of our website at investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

To ensure that demands on a director’s time will not detract from their ability to serve on our Board of Directors, our Corporate Governance Guidelines provide that non-management directors may not serve on more than four (4) public company boards, inclusive of our Board, and the Chief Executive Officer may not serve on more than two (2) public boards, inclusive of our Board. All members of our Board and the Chief Executive Officer are compliant with these guidelines.

Our Corporate Governance Guidelines also provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2022, the Board of Directors met a total of four (4) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. Eight (8) members of the Board of Directors attended the 2021 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Independent Non-Executive Chair of the Board of Directors” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Independent Non-Executive Chairman of the Board of Directors or Non-Management Directors by going to investor.enersys.com, under the link for Governance and Documents and Charters. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee by going to investor.enersys.com, under the link for Governance and Documents and Charters.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors, employees and contractors of EnerSys. The Code of Business Conduct and Ethics is available on the Investors page of our website at www.enersys.com or investor.enersys.com or in print upon request. See “Corporate Governance–Access to Corporate Governance Documents.” Any amendment to, or waiver from, the Code of Business Conduct and Ethics for such officers will be disclosed on the Investors page of our website at www.enersys.com or investor.enersys.com.

ESG Oversight & Initiatives

EnerSys is committed to being a responsible corporate citizen by working to decrease the environmental impact of our business activities throughout our operations, enhancing workplace safety and the health and well-being of our employees, offering our employees opportunities to grow and develop their careers, and working to increase the diversity of our workforce and supporting inclusive workplaces.

Our policies and practices aim to protect, conserve, and sustain the world’s natural resources, as well as to protect our customers and the communities in which we live and operate. We believe that the power systems and energy management sector has a key role to play in finding innovative solutions to address these global issues.

The Board of Directors and our CEO administer our ESG Program by which EnerSys communicates and monitors our overall ESG strategy. The Board of Directors has revised the charter of the Nominating and Corporate Governance Committee to specifically include as one of its responsibilities assisting the Board in fulfilling its oversight responsibilities relating to the Company’s policies and practices regarding ESG matters that are significant to the Company. Our other Board committees also have oversight responsibility for ESG topics under their purview. The Senior Vice President, General Counsel and Chief Compliance Officer of the Company reports to the Audit Committee of the Board of Directors on both legal, ethics and compliance matters, and environmental, health and safety matters, at each Audit Committee meeting. The Compensation Committee and the Nominating and Corporate Governance Committee have oversight of management succession, talent development and diversity and inclusion efforts. The Audit Committee and the full Board are also directly engaged with ESG risk areas through our comprehensive enterprise risk management program.

EnerSys has been integrating ESG considerations into our everyday operations and future business strategies, including with respect to sustainability, conflict minerals, environmental responsibility and engagement, employee and supplier diversity, anti-slavery and human trafficking, battery recycling programs and environment and sustainability issues with respect to the production and life cycle of our products. Our ESG Steering Committee consists of senior management and subject matter experts and meets quarterly, and we also maintain a sustainability team, who leads our significant efforts with respect to climate change management, product sustainability and sustainability topics in operations and supply chain management. The team also provides input and relevant expertise to our dedicated teams focused on workforce health and safety, diversity, equity, inclusion, and community engagement. We also offer a complete battery recycling program to assist our customers in preserving our environment and comply with recycling and waste disposal regulations. These various policies are available on our website at www.enersys.com.

On April 21, 2022, we published our inaugural, comprehensive 2021 Sustainability Report. The 2021 Sustainability Report details our progress and performance on key ESG issues and formalizes our commitment to building a sustainable future. Calendar year 2021 was pivotal for EnerSys as a sustainability industrial technology company. In a year of unprecedented challenges and unique opportunities, EnerSys prioritized internal initiatives to improve the sustainability of its operations, build a diverse and inclusive company culture and support the health and well-being of its employees and communities. EnerSys recognizes disclosure as a crucial step in ensuring accountability and maintaining a positive corporate reputation. The publication of its first full-length Sustainability Report is a significant milestone toward executing on these ongoing efforts and disclosure initiatives.

EnerSys took several notable actions like joining the United Nations Global Compact – solidifying its commitment to the organization’s ten sustainability principles – and the U.S. Department of Energy’s Better Plants Program, through which the Company committed to reducing its energy intensity by 25% over the next 10 years (from a calendar year 2020 baseline). EnerSys also signed onto the United Nations CEO Water Mandate initiative toward reducing global water stress.

The 2021 Sustainability Report highlights how EnerSys’ batteries, chargers and monitoring services help its customers achieve their carbon reduction and renewable energy goals. It demonstrates how EnerSys products and services offer the reliability and power capacity needed to propel the global economy through the transition toward clean energy, electric vehicles and Net Zero carbon emissions. We will continue work to understand the potential impacts that climate change has on our business and to integrate sustainability principles throughout all business units and leadership roles.

The 2021 Sustainability Report also places a spotlight on the company’s commitment to local and broader communities through various charitable giving partners.

Human Capital Management

EnerSys is committed to developing a comprehensive, cohesive, and positive employee experience. We consider talent acquisition, development, engagement, and retention a key driver of our business success. Our Board of Directors, through the Compensation Committee and the Nominating and Corporate Governance Committee, retains oversight of our human capital management process, including demographics, talent development, employee retention, material aspects of employee compensation, as well as diversity and inclusion, recruitment, and compensation efforts. The Nominating and Corporate Governance Committee reports on human capital matters at each regularly scheduled Board of Directors meeting. The most significant human capital measures, objectives and initiatives include the following:

∎

Equity, Inclusion and Belonging: We strive to create a work environment that emphasizes respect, fairness and dignity and that does not tolerate discrimination or harassment. Individuals are evaluated based on merit, without concern for race, color, religion, national origin, citizenship, marital status, gender (including pregnancy), gender identity, gender expression, sexual orientation, age, disability, veteran status, or other characteristics protected by law. We are committed to providing equal opportunities to every member of our workforce. In addition to following all applicable local laws and regulations, our executive steering committee remains fully engaged. In fiscal 2022 we joined, among other things, the CEO Action for Diversity & Inclusion, and funded additional staffing to further support efforts to advance diversity, equity and inclusion in the workplace.

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Health, Safety, and Wellness: Our fundamental responsibility as an employer is to provide a safe and healthy workplace for all our employees. This undertaking is explained further in our Safety and Health Policy. Our health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions and regulations, specific hazards and unique working environments of our manufacturing and production facilities, service centers and headquarter operations. Above all else, we are dedicated to the safety and well-being of our employees. As the COVID-19 pandemic unfolded in 2020, we quickly shifted to a remote work environment where possible and provided employees with the resources necessary to effectively perform their job responsibilities. Additionally, we implemented changes to our manufacturing and distribution operations to include the use of personal protective equipment, intensive cleaning measures, and social distancing.

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Philanthropy and Volunteerism: EnerSys is strongly committed to being an outstanding corporate citizen on a global basis in all the countries and communities where we do business. This commitment is reflected in a strong ethic for charitable contributions, endorsement of community activities, encouraging employees to give freely of their own time to serve on boards or committees in many organizations and supporting educational programs in schools and colleges. We created several committees to assist the company in its philanthropic endeavors that support all communities in which we work. Additionally, we regularly sponsor volunteer events and fundraising campaigns, to encourage our employees to give back to our communities.

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Training and Career Management: Employees receive regular development feedback through quarterly 1:1 reviews with their manager, which encourages open dialogues to identify and cultivate skills and opportunities. We encourage our leaders to facilitate effective conversations and measure the effectiveness of these conversations by regularly surveying our employees. In addition to training and development opportunities, all new employees are required to participate in seminars to introduce them to the EnerSys business, our strategy, our culture and philosophies. We encourage all our employees to engage in ongoing training, professional development and educational advancement programs. Through our established EnerSys Academy, we provide employees worldwide with resources to expand their knowledge on a broad scope of relevant topics to promote their growth and development.

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Compensation and Benefits: To attract, retain and recognize talent, we aim to ensure merit-based, compensation practices and strive to provide competitive compensation and benefit packages to our workforce. We provide employee wages that are consistent with employee positions, skill levels, experience, knowledge and geographic location. We align our executives’ and eligible employees’ annual bonus opportunity and long-term equity compensation with our stockholders’ interests by linking realizable pay with company financial and stock performance. In 2021 we completed an initial pay equity study to evaluate our global pay practices across the organization. This annual study is well under way for 2022. In response to the COVID-19 pandemic, we provided resources for well-being and work life flexibility for our employees to take care of themselves and their families.

NON-EMPLOYEE DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We did not separately compensate Mr. Shaffer for his service on the Board of Directors for fiscal year 2022.

For fiscal year 2022, our Compensation Committee retained the services of FW Cook, as an independent compensation consultant to the Compensation Committee, to provide competitive data and make recommendations on the compensation of our named executive officers as we describe beginning on page 28, as well as to assist the Compensation Committee in evaluating the compensation of our non-employee directors. The Compensation Committee considers this information, including the applicable peer group data, and ultimately recommends any changes to the non-employee director compensation program to our Board for its approval. In assessing non-employee director compensation, we utilize the same peer group that is used for executive compensation and is described in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 28. The Compensation Committee reviews the non-employee director compensation program annually.

Cash Compensation

The cash elements of the non-employee director compensation program for fiscal year 2022, which the Compensation Committee recommended, and the Board approved, effective immediately following the 2021 annual meeting of stockholders, were as follows:

∎	Annual retainer—$85,000 per year

∎	Committee meetings—$1,500 each

∎	Independent Non-Executive Chair—additional $150,000 per year (paid 50% in deferred stock units and 50% in cash)

∎	Audit Committee Chair—additional $15,000 per year

∎	Compensation Committee Chair—additional $15,000 per year

∎	Nominating and Corporate Governance Committee Chair—additional $15,000 per year

Equity Compensation

For fiscal year 2022, each non-employee director received an award of deferred stock units, with a grant date fair market value of $142,500. Deferred stock units are immediately vested on the date of grant and are payable in shares of our common stock six months after termination of service as a director unless payout is otherwise deferred by a director at the time of grant.

We make all equity awards to non-employee directors under our stockholder-approved equity incentive plan, which we describe on page 35, and in accordance with our policy on granting equity awards, which we described on page 37. As required under their respective award agreements, we credit directors with any dividend equivalents attributable to such equity awards.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board.

Participants may elect to allocate the deferred fees (i) into an investment account, under which investment options are the same as those available to our employees under our 401(k) retirement plan, or (ii) into a stock unit account, under which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon our change in control. All stock units are payable in shares of our common stock.

Under the Director Plan, our non-employee directors may also defer receipt of all or a portion of shares payable due to vesting of restricted stock units granted pursuant to the matching contribution discussed above. At a director’s election, the shares otherwise payable, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

The Director Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual Board cash retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee evaluates stock ownership on an annual basis. We expect each director to attain the investment level no later than five years from the date the director first becomes a non-employee director. Each individual serving as a non-employee director during fiscal year 2022 has achieved or is on target to achieve the investment level established by the stock ownership guidelines.

Hedging and Pledging Prohibition

As with our employees, we do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2022

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2022. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, nonqualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2022.

Name	Fees Earned in Cash		Stock Awards(1)(2)	Total
Caroline Chan	$99,811		$142,525	$242,336
Hwan-yoon F. Chung	$89,311		$142,525	$231,836
Nelda Connors(4)	$36,587		$0	$36,587
Steven M. Fludder	$101,311	(3)	$147,822	$249,133
Howard I. Hoffen	$89,311	(3)	$147,178	$236,489
Arthur T. Katsaros	$158,311	(3)	$251,025	$409,336
Gen. Robert Magnus, (USMC) Retired	$105,242		$142,525	$247,767
Paul J. Tufano	$110,311	(3)	$157,537	$267,848
Ronald P. Vargo	$110,311	(3)	$163,523	$273,834

(1)	On March 31, 2022, Messrs. Fludder, Hoffen, Katsaros, Tufano and Vargo each held unvested stock units, including accumulated dividend equivalents with respect to such units, under the Director Plan.

Name	Unvested Stock Units Under the Director Plan
Steven M. Fludder	74
Howard I. Hoffen	65
Arthur T. Katsaros	237
Paul J. Tufano	106
Ronald P. Vargo	165

(2)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the deferred stock units that we awarded to each non-employee director in fiscal year 2022 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2022, included in our Annual Report on Form 10-K, which we filed on May 25, 2022.

(3)

Messrs. Fludder, Hoffen, Katsaros, Tufano and Vargo each deferred all or a portion of these amounts into a stock unit deferral account, pursuant to the terms of the Director Plan. They received matching contributions, subject to dividend equivalents, with respect to such stock units. Under the terms of the Director Plan, the restricted stock units comprising the matching contribution vest quarterly over one year from the date of the deferral, and any unvested amounts are cancelled upon termination of service as a director. All stock units are payable in shares of our common stock.

Name	Underlying Stock Units Added to Director Plan	Matching Contribution Added to Director Plan
Steven M. Fludder	370	74
Howard I. Hoffen	327	65
Arthur T. Katsaros	1,982	397
Paul J. Tufano	899	178
Ronald P. Vargo	1,219	244

(4)	Term expired at the 2021 Annual Meeting of Stockholders.

Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2022. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Ronald P. Vargo (Chair), Hwan-yoon F. Chung, Steven M. Fludder and Paul J. Tufano. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance–Committees of our Board of Directors–Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States and to express an opinion on the audit of internal control over financial reporting.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2022, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certification.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee also reviewed and discussed together with management and the independent auditor the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2022, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2021, and March 31, 2022, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

Description of Fees	Year Ended
	March 31, 2022	March 31, 2021
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002, and comfort letters	$3,908,200	$4,218,200
Audit-Related Fees, including fees associated with target mergers and acquisitions, and general accounting research and consultations	$0	$0
Tax Fees, including fees associated with income tax compliance, advice and planning	$1,687	$8,200
All Other Fees	$970	$2,000
Total	$3,910,857	$4,228,400

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2022, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2021 and 2022.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2023

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2023. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Ronald P. Vargo, Chair

Hwan-yoon F. Chung

Steven M. Fludder

Paul J. Tufano

EXECUTIVE OFFICERS

Biographies of our executive officers, other than Mr. Shaffer, whose biography is included under “Board of Directors, are listed below.

Andrea J. Funk, age 52, Executive Vice President & Chief Financial Officer. Ms. Funk has served as our Executive Vice President & Chief Financial officer since April 1, 2022. She joined EnerSys in December 2018 as Vice President Finance, Americas. Prior thereto, from 2013 to 2018, she served as the Chief Executive Officer for Cambridge Lee Industries LLC, and as its Chief Financial Officer and Treasurer from 2011 to 2013. Ms. Funk has served in positions of increasing responsibility at Carpenter Technology, Arrow International, Rhone-Poulenc Rorer, Bell Atlantic Corporation and Ernst & Young. Since July 2017, she has served on the Board of Directors of Crown Holdings Inc., a packaging company whose shares are traded on The New York Stock Exchange, and is a member of its Audit and Compensation Committees. Ms. Funk holds a Master of Business Administration degree from The Wharton School of Business and a Bachelor of Science degree in accounting from Villanova University and was a certified public accountant.

Shawn M. O’Connell, age 49, President, Motive Power Global. Mr. O’Connell has served as our President, Motive Power Global since July 2020. Prior thereto, from April 2019 through July 2020, he served as our President, Motive Power, our Vice President–Reserve Power Sales and Service for the Americas from February 2017, and Vice President of EnerSys Advanced Systems from December 2015 to January 2017. Mr. O’Connell joined EnerSys in 2011, serving in various sales and marketing capacities in several areas of our business. Mr. O’Connell received his Master of Business Administration degree in International Business from the University of Redlands, CA and his Bachelor of Arts degree in English Literature from the California State University, San Bernardino. Mr. O’Connell is a veteran of the U.S. Army’s 82nd Airborne Division (Paratroopers) where he served as a Signals Intelligence Analyst, Spanish Linguist, and held a Top-Secret security clearance.

Joern Tinnemeyer, age 49, Mr. Tinnemeyer has served as Senior Vice President and Chief Technology Officer since October 2017. He joined EnerSys in August 2016 as its Vice President and Chief Technology Officer. Mr. Tinnemeyer is responsible for global engineering, global quality, and technology development. His primary focus of expertise includes energy storage systems, system design optimization, safety topologies and control theory. He has worked on some of the most advanced lithium battery packs for major automotive OEMs. He currently also serves as Chairman of NaatBatt, North America’s foremost organization to foster advanced energy storage systems. Mr. Tinnemeyer studied applied mathematics and electrical engineering at the University of Toronto and holds a MSc in Astronautics and Space Engineering.

Andrew M. Zogby, age 62, President, Energy Systems Global. Mr. Zogby has served as President, Energy Systems Global since July 2020. Prior thereto, from April 2019, he served as President, Energy Systems–Americas. He joined EnerSys upon completion of the acquisition of Alpha Technologies in December 2018. Mr. Zogby served as President of Alpha Technologies since 2008 and brings over 30 years of experience in global broadband, telecommunications and renewable energy industries. He has held corporate leadership positions with several leading technology firms. Mr. Zogby received his Bachelor of Science degree in Industrial and Labor Relations from LeMoyne College, Syracuse, New York, and his Master of Business Administration degree from Duke University’s Fuqua School of Business. He is active in the US Chamber of Commerce, and serves on the Chamber’s Energy, Clean Air & Natural Resources Committee and the C_TEC, Chamber Technology Engagement Center Committee. Committee.

Our named executive officers for fiscal year 2022 were Messrs. Shaffer, O’Connell, Tinnemeyer and Zogby, and Michael J. Schmidtlein, former Executive Vice President & Chief Financial Officer, who retired on March 31, 2022.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis includes a description of the compensation provided in fiscal year 2022 to our named executive officers. The discussion below contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures include “EBITDA,” “adjusted operating earnings,” “adjusted EBITDA” and “adjusted diluted earnings per share.” Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached as Exhibit A to this proxy statement for additional information and, except as otherwise described below, to a reconciliation of the non-GAAP measures to the comparable GAAP measures contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 25, 2022.

Business Overview

EnerSys is the global leader in stored energy solutions for industrial applications. We manufacture and distribute energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Energy Systems which combine enclosures, power conversion, power distribution and energy storage are used in the telecommunication and broadband, utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive Power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, large over the road trucks, premium automotive and medical. We also provide aftermarket and customer support services to over 10,000 customers in more than 100 countries through a network of distributors, independent representatives and our internal sales force around the world.

Our strategy is to continue to develop innovative energy solutions and expand into new markets though increased investment in research and development (R&D) and possibly through acquisitions. Our R&D is focused on integrated technology solutions for energy storage, power electronics, and software services. Our R&D processes are based on an efficient design methodology that enables us to leverage our core technology platforms across our served end-markets resulting in lower costs and a faster time to market with new product innovations. Our recent acquisitions have allowed us to expand our product and service offerings, providing new opportunities in existing markets such as telecommunications networks, broadband cable, industrial power and utilities, data centers, material handling, aerospace and defense, trucking and premium aftermarket transportation, along with opening new markets in renewable energy and fast charge and storage (FC&S).

Fiscal Year 2022 Performance

Fiscal 2022 full year revenue of $3.4 billion was up ~13% year-over-year driven by robust demand. We ended the year with record backlog of $1.3 billion, up ~92%, from fiscal year 2021. Our full year fiscal 2022 operating income was $206 million compared to $216 million in 2021, our EBITDA was $308 million and 9.2% of net sales, compared to $303 million and 10.2% of net sales in 2021, and our diluted earnings per share was $3.36 compared to $3.32 in 2021. On an adjusted basis our full year fiscal 2022 operating income was $264 million compared to $284 million in 2021, our EBITDA was $340 million and 10.1% of net sales compared to $345 million and 11.6% of net sales in 2021, and our diluted earnings per share was $4.47 compared to $4.49 in 2021.

While our earnings results were down versus the prior year, it is important to highlight that these results include the absorption of nearly $150 million in annual cost increases, of which we have recaptured approximately two-thirds through price increases during the year. The approximately $50 million of lagging price recapture, or an estimated $1.00 per adjusted diluted share, overshadowed our improvements from volume and productivity gains.

We exited fiscal year 2022 with a healthy balance sheet. At March 31, 2022, we had approximately $400 million of cash on hand, and our credit agreement leverage ratio was at 2.5x EBITDA. The year-over-year increase in our leverage ratio is due to our opportunistic share repurchases, as well as our strategic decision to build $200 million of inventory to mitigate supply chain disruptions. This decision resulted in negative operating cash outflow for the year of ($66) million compared to $358 million of operating cash inflow in fiscal year 2021. It is important to note that our investment in primary working capital has historically been a significant cash generator during recessionary periods, providing a very effective natural hedge against the risk of a downturn on our balance sheet.

While our fiscal 2022 financial results do not fully reflect the underlying earnings power of our business, we are confident in our ability to achieve our strategic plan and are well positioned for accelerated earnings growth as macro conditions normalize.

From an ESG standpoint, we accelerated our progress by expanding our sustainability team and performing both pay and diversity assessments. This progress was validated as we earned a bronze star in our Eco-Vadis rating. While achievement of these initiatives is significant, we also recognize our ESG efforts will require long-term dedication and investment, which our team is committed to delivering.

In July 2021, we published an initial Sustainability Update to highlight our policy initiatives and progress. Since then, we have made tremendous strides to gather the data and additional information needed to create our first full-length 2021 Sustainability Report, which was published on April 21, 2022.

Our customers and partners are stepping up their sustainability commitments and voicing their expectations to see their suppliers do the same. These expectations stem from the increasing pressure from customers, investors, employees, regulators and other stakeholders, as well as the recognition that companies have an obligation to operate responsibly. We know our products and services help our customers meet their sustainability goals, and we want to ensure that our own operations align with these goals as well. Our efforts include accurately disclosing our impacts, implementing ongoing measures to mitigate them and positioning EnerSys as a sustainability partner for all with whom we do business. We understand that robust sustainability disclosure is a crucial step in ensuring accountability and maintaining and reinforcing our corporate reputation. The 2021 Sustainability Report showcases our past and current progress and provides insight into our baseline sustainability performance, the progress we have achieved, our goals for the future and the steps we plan to take to achieve them.

Fiscal Year 2022 Compensation Actions

Our executive compensation program is structured to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We design the program to link executive compensation to our financial performance and use equity compensation to closely align the interests of management with those of our stockholders. The Compensation Committee evaluates our overall performance in making decisions on the executive compensation program.

Incentive Plan Payouts were Below Target

Our incentive plan results for fiscal year 2022 is summarized below, and aligned with our performance described above:

Incentive Plan	Incentive Plan Metrics	Results
Fiscal Year 2022 Management Incentive Plan (MIP)	60% Operating Earnings 20% Free Cash Flow 20% Non-Financial Transformational Quantitative Goals	Payout = 97% of Target
Performance Shares (Fiscal Year 2020-2022 performance period)	50% Cumulative EPS Goal from fiscal year 2020-2022 50% Relative Total Shareholder Return (TSR) versus the S&P Small Cap 600 Industrial Index for the 3-year period ending on August 12, 2022

Payout for EPS Achievement = 0%

Payout for the relative TSR component will be determined on August 12, 2022, after the date of this proxy; estimated payout tracking through the end of fiscal year 2022 is 86% of target.

Program Structure Unchanged

We made no major changes to our incentive plans for fiscal year 2022.

The Fiscal Year 2022 MIP, like in fiscal year 2021, measured operating earnings, free cash flow, and non-financial quantitative transformational goals, which are milestones that align with the achievement of our 5-year strategic plan. The plan aligns with our focus on expense control, profitability, cash generation and preservation, and continued investment in our new product lines. However, at the time that the goals were set, the Committee did consider the ongoing impact of the COVID-19 pandemic on our business and the businesses of our vendors and customers.

The long-term incentive program was designed to support the strategic objectives of the Company over a multi-year period and considers the ongoing uncertainty in the current economic environment.

Half of the long-term value was provided in the form of premium-priced stock options, to ensure that a meaningful portion of the program was at-risk and performance-based. We selected premium- priced options with a 10-year term (versus our prior performance shares with a three-year performance period) to better align and incentivize management with the execution and achievement of the Company’s business strategy and financial model.

The remaining portion of the long-term program was in the form of restricted stock units (RSUs) in order to increase the retentive value of the overall program and provide further shareholder alignment. This continues to be a critical component of the overall program given significant retention challenges in the current labor market, and since the retention power of the overall program had diminished in recent years due to below target payouts under the MIP and long-term incentive plans.

Summary of Other Major Program Elements

Other significant elements of our compensation program that reinforce stockholder alignment, our pay-for-performance objectives, and demonstrate the Compensation Committee’s commitment to strong governance practices include:

∎

an independent Compensation Committee makes the compensation decisions for our named executive officers and the Committee engages an independent compensation consultant to assist in making such decisions;

∎	we require that a majority of pay be at-risk, 85% of fiscal year 2022 target total pay was at-risk for our Chief Executive Officer (73% on average for our other named executive officers);

∎

we require that a majority of pay be tied to long-term performance, 67% of fiscal year 2022 target total pay was granted in the form of long-term incentives for our Chief Executive Officer (53% on average for other named executive officers);

∎	we maintain robust stock ownership guidelines for executives;

∎	we prohibit hedging and pledging of our stock;

∎	we have a clawback policy designed to recoup excess compensation paid to executive officers in the event of an accounting restatement;

∎	we have adopted a mandatory holding requirement after vesting for certain equity awards granted to our executive officers;

∎	equity grant administration procedures are in place to ensure that awards comply with legal, regulatory, and accounting requirements;

∎	the Compensation Committee conducts an annual risk assessment of our compensation program to confirm that the program does not encourage excessive risk-taking;

∎

our equity awards generally require a double trigger in order for vesting to be accelerated in the event of a change in control (i.e., a qualifying termination of employment plus the occurrence of a change in control);

∎	our executive severance arrangements do not provide for excise tax gross ups; and

∎	we do not provide excessive perquisite or benefit programs, nor do we offer supplemental retirement plans.

Results of 2021 Advisory Vote on Executive Compensation–Say-on-Pay

At our annual meeting of stockholders held on August 5, 2021, approximately 97% of votes cast by stockholders approved the advisory resolution on our executive compensation. The Compensation Committee considered this a high approval rate by the stockholders in establishing the compensation programs for fiscal year 2022 and will continue to consider the outcome of future non-binding advisory stockholder votes on executive compensation in its determinations regarding executive compensation.

At our 2022 Annual Meeting, stockholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 3 beginning on page 53.

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

∎

Compensation should align the interests of employees, particularly executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock. While our key employees receive a mix of both annual and long-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

∎

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results in addition to individual geographic or product line results.

∎

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect company-wide results.

∎

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

∎

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay by contributing to the achievement of our strategic and operational goals.

∎

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, FW Cook. The Compensation Committee considers a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

∎

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including, but not limited to, sales growth, profitability, balance sheet management, and TSR. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of, and conditions to, payments under our MIP and the payout of our equity awards is based on the value of our common stock.

∎

Assessment of Individual Performance. Individual performance affects the compensation of all our employees, including the named executive officers. In addition, the Compensation Committee has adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are collected and summarized by FW Cook, and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

∎

Benchmarking. The Compensation Committee benchmarked our compensation programs for fiscal year 2022 with a peer group consisting of the following companies, which are broadly similar with respect to industry and size, as measured by revenue (peers range from $1.3 billion to $4.5 billion, with a median of $2.8 billion) and 12-month average market capitalization (peers range from $1.9 billion to $7.6 billion, with a median of $3.8 billion). At the time of the study, EnerSys’ revenues were $3 billion, and 12-month average market capitalization was $2.8 billion. Our peer group for fiscal year 2022 was comprised of the following companies, which was the same group as for fiscal year 2021, except that AVX Corporation was removed due to being acquired:

A.O. Smith Corporation	Hubbell Incorporated
Acuity Brands, Inc.	Kennametal Inc.
Barnes Group Inc.	Lincoln Electric Holdings Inc.
Belden Inc.	Regal-Beloit Corporation
Carlisle Companies Incorporated	Rexnord Corporation
Colfax Corporation	Timken Company
Crane Co	Valmont Industries, Inc.
Donaldson Company, Inc.	Watts Water Technologies, Inc.
Flowserve Corporation	Woodward, Inc.

In addition, the Compensation Committee conducted its annual review of the peer group for fiscal year 2023 benchmarking, considering financial size, industry, and the condition of each company in the group. Based on such review, the Compensation Committee did not recommend any changes to the peer group for the fiscal year 2023 pay analyses, noting that Rexnord Corporation is now Zum Water Solutions.

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels and the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. Market data is one of several factors that is used to evaluate compensation levels. Other factors may include individual and company performance, experience in the role, responsibility level, and internal equity. Target total direct compensation for fiscal year 2022 was positioned at the median for the named executive officers overall.

The Compensation Committee believes that this competitive positioning for incentive compensation is appropriate in light of our rigorous goal setting approach under the annual incentive plan and our desire to place a greater emphasis on at-risk pay that is earned over a multi-year period to support long-term stockholder value creation. The Compensation Committee also believes this compensation structure is aligned with our executive compensation philosophy.

Components of Executive Compensation

Base Salary

Base salary is the fixed element of our named executive officers’ cash compensation. The Compensation Committee generally considers whether each named executive officer’s base salary should be increased based on individual performance, as well as whether the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

The Compensation Committee annually sets the base salaries of our named executive officers with assistance from the Compensation Committee’s independent compensation consultant and solicits recommendations from the CEO for our named executive officers, other than the CEO.

For fiscal year 2022, the Compensation Committee considered the aforementioned factors and current responsibilities, performance, success and achievements of the business, and determined that the following base salary adjustments were appropriate.

The base salaries of each of the named executive officers for fiscal years 2021 and 2022 are shown in the chart below in U.S. Dollars as of the end of the fiscal year.

Name	2022	2021	% Change
David M. Shaffer	$1,000,000	$970,080	3.0%
Michael J. Schmidtlein	$562,277	$545,900	3.0%
Shawn M. O’Connell	$476,080	$440,000	8.2%
Joern Tinnemeyer	$400,061	$351,000	13.9%
Andrew M. Zogby	$476,091	$462,000	3.0%

Management Incentive Plan

Under our MIP, our executives and key management personnel, including the named executive officers, may receive an annual cash bonus upon satisfaction of annual financial and strategic goals, which the Compensation Committee establishes at the beginning of each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has threshold, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary. In establishing the goals, the Committee gives significant consideration to our prior year’s performance. Satisfactory individual performance is a condition to payment, and, at the end of each fiscal year, the Committee can, at its discretion, adjust an individual’s payout under the MIP based on such individual’s performance.

Each year, the Committee also reviews overall financial performance and adjusts for items that are not reflective of normal operating performance for that year. These adjustments are items that the Committee believes are fair to both participants and stockholders, encourage appropriate actions that foster the long-term health of the business, and are consistent with the objectives underlying our predetermined performance goals. The adjustments identified by the Committee at the beginning of fiscal year 2022 included expenses related to merger and acquisition activity, unbudgeted pandemic-related supply chain impacts, the impact of restructuring programs, goodwill and intangible asset charges, the impact of tax or accounting changes, unplanned legal settlements, and the effects of foreign currency fluctuations. Regarding the supply chain adjustment, the Committee included the COVID-19 related impact of global shortages and component supply disruptions of electronic chips, other electronic components, resins and other materials on these goals. The Committee also reserves the right to make adjustments with respect to other extraordinary, non-recurring items if there is valid business rationale, however, no such discretionary adjustments were made for the fiscal year 2022 MIP.

Fiscal Year 2022 MIP Targets and Payout

For fiscal year 2022, the Compensation Committee selected adjusted operating income, free cash flow, and several non-financial quantitative transformational objectives that were directly aligned with the achievement of our five-year strategic plan. Operating income and free cash flow focused on improving both our core operating earnings and balance sheet strength, respectively. The non-financial component was designed to focus management on the critical strategic goals that support new product development and our transformational business strategy. Overall, the Committee believes that the mix of performance metrics supported the objectives of the business established for fiscal year 2022, which were expense control, profitability, cash generation and preservation, and continued investment in our new product lines.

The Compensation Committee established the following framework for awards in fiscal year 2022:

∎

Bonus Targets. For our named executive officers, the threshold, target, and maximum bonus opportunities for fiscal year 2022 were 15%, 100%, and 200% of target, respectively, which were the same as used in fiscal year 2021.

∎

Company Performance Measures. For all participants in the MIP, including our named executive officers, the Compensation Committee established fiscal year 2022 performance measures, comprised of a mix of financial and non-financial quantitative transformational (NFQT) goals as follows:

	Metric	Philosophy / Methodology

Financial	Operating Earnings	Focus on growth, expense control, and ultimately, profitability.
	Free Cash Flow	Focus on cash generation and strengthening the balance sheet.

Specialty (NFQT)	New Thin Plate Pure Lead (TPPL) Variants for Transportation Markets	4 new TPPL variants: 1 new Group 31 (Heavy Duty Truck market) with customer sales by fiscal year end; 3 new battery sizes for Powersport market, samples to meet performance specification, and production equipment on order by end of fiscal year.
	International Automotive Task Force (IATF) Certification	Obtain IATF certification of Quality Management System in Arras production facility by fiscal year end.

Energy Systems (NFQT)	Launch New Additions to the 5G Power System Portfolio	Release technology trial samples of the 48v lithium battery for telecom applications and the TouchSafe small cell line powering system.
	Launch Residential Energy Storage 48v lithium battery	Helios 48v lithium battery development and commercial release.

Motive Power (NFQT)	FY’22 Lithium Cost Reduction	Reduce fiscal year 2022 budget base cost by 20% on an average sized representative sample battery.
	Next Generation Charger Launch	Design and launch the next generation of chargers in Q4 F’22.

Advanced Development Programs (NFQT)	Lithium Supply	Ensure high quality competitively priced lithium cell supply chain.
	BESS/DC Fast Charge	Revenue accretive BESS/DC Fast Charge business plan.

For fiscal year 2022, the total payout as a percentage of target was 97%, as shown in the chart and discussed below.

			Performance Goal Range			Performance
Performance Metrics	Weighting		Minimum	Target	Maximum	Payout Full Year % of Goal (1)
Operating Earnings (In Thousands)	60%	Goal Payout %	$299,000 15%	$324,000 100%	$349,000 200%	$318,243 (2) 80%
Free Cash Flow (In Thousands)	20%	Goal Payout %	$115,000 15%	$135,000 100%	$155,000 200%	$134,000 (3) 96%
NFQT Goals	20%	# Goals Achieved Payout %	2 15%	6 100%	8 200%	7 150%
			Overall Payout % of Goals	97%

(1)

The Committee believes the analysis of financial measures reflecting non-GAAP adjustments provides important supplemental information in evaluating the operating results as distinct from results that include items that are not indicative of ongoing operating results and overall business performance. This analysis and adjustments are items that were consistent with the objectives underlying our predetermined performance goals and identified by the Committee at the beginning of fiscal year 2022.

(2)

For fiscal year 2022, adjustments to operating earnings included inventory relating to exit activities of $2,600; restructuring and other exit charges of $18,800; impairment of indefinite-lived intangibles of $1,200; loss on asset held for sale of $3,000; Amortization of identified intangible assets from recent acquisitions of $25,400; stock based compensation of senior executive of $2,300; COVID supply chain recovery adjustments, including $32,300 for constraints in chip supply and $20,400 for other material supply constraints and abnormal inflation net of pricing recapture and accelerated market recovery; $1,900 for research and development costs to enter the fast charge and storage market; $1,700 related to FIN 48 Contra Indemnification Release in connection with the Alpha acquisition, $1,800 related to Alpha integration; and $600 related to SiteTel warranties attributable to the preacquisition of NorthStar.

(3)

For fiscal year 2022, adjustments to free cash flow included $1,600 for tax adjusted research and development costs to enter the fast charge and storage market and COVID supply chain recovery adjustments, including $43,400 for tax adjusted operating earnings impacts on material constraints and abnormal inflation net of pricing recapture and accelerated market recovery, $50,000 for Accounts Receivable impacts of inflation and supply chain, ($35,000) for Accounts Payable impacts of inflation and supply chain, $72,000 for inventory impacts of abnormal inflation, $48,000 for inventory impacts of strategic investments made to mitigate supply chain headwinds, and $63,000 for inventory impacts of supply chain including extended intercompany freight times and customer delays.

The adjusted operating income performance goal for fiscal year 2022 was established at a level that was higher than actual performance in fiscal year 2021, which was a rigorous goal given the ongoing challenges and volatility with sourcing supply, labor, and inflation attributable to the pandemic and related global market recoveries and continued sporadic shutdowns. The free cash flow goal was established at a level that was lower than actual performance in fiscal year 2021, due primarily to the necessary re-investment in primary working capital and capital spending as a result of ongoing recovery from the pandemic.

The 2022 MIP payouts were made in May 2022, with the Committee taking into account the impact of adjustments that they identified at the beginning of fiscal year 2022 and as discussed above. We set forth the amounts due to each named executive officer for fiscal year 2022 performance under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards as long-term incentive compensation to our named executive officers under the 2017 Equity Incentive Plan. For fiscal year 2022, the Committee reviewed the long-term incentive program, and determined that the mix used in fiscal year 2021 was appropriate and aligned with the Company’s business strategy. An overview of the program is as follows:

Long-Term Grant Type	Weighting	Description

Premium-Priced Stock Options	50%	● Exercise price set at a 10% premium to the fair market value on the grant date ● Vesting in annual increments over three years ● 10-year exercise term

Time-Vested RSUs	50%	● Vesting in annual increments over four years

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time.

The nonqualified stock options that the Compensation Committee approved for fiscal year 2022 each have a 10-year term and vest one-third each year over three years. The options, which we granted at our common stock’s closing price on the date of grant, plus a 10% premium, encourage participants to focus on long-term performance and growth.

Time-vested RSUs support the retention of our executives and also align employee incentives with stockholders since the value of RSUs is dependent on our stock price. RSUs vest in 25% annual increments over four years and have a longer vesting period than the stock options and PSUs because their main purpose is for retention.

On July 29, 2021, the Compensation Committee approved the fiscal year 2022 equity awards, which we granted on August 16, 2021. The fiscal year 2022 equity awards to each of the named executive officers were as follows:

Name	Number of Premium-Priced Stock Options(1)	Number of Restricted Stock Units(2)	Total Value(3)

David M. Shaffer	82,015	25,406	$4,665,000

Michael J. Schmidtlein	24,164	7,485	$1,374,450

Shawn M. O’Connell	15,950	4,941	$907,219

Joern Tinnemeyer	9,851	3,051	$560,313

Andrew M. Zogby	15,823	4,901	$900,000

(1)

The exercise price of each premium stock option is $100.99, which is the closing price on August 16, 2021, the day of grant, plus a 10% premium. The value of each premium stock option was $28.44. We determined the total value of each premium-priced stock option using a Black-Scholes valuation model.

(2)	The value of each restricted stock unit was $91.81, the closing price on August 16, 2021, the date of grant.

(3)

The total value is the sum of the value of the premium-priced stock options and restricted stock units determined as of August 16, 2021, the grant date. Final award values may vary slightly due to fractional shares and rounding.

Deferred Compensation Plan

We maintain the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of their cash bonus. Under the Deferred Compensation Plan, as amended, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon our change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts into restricted stock units awarded under our 2017 Equity Incentive Plan. If a participant elects to defer into restricted stock units we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the restricted stock unit deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon (i) our change in control where the consideration paid is cash, or (ii) upon their death, disability, voluntary termination for “good reason,” or involuntary termination of employment without cause, provided that such event occurs within two years of any type of change in control. All restricted stock units are payable in shares of our common stock.

The Deferred Compensation Plan is a nonqualified deferred compensation plan. As such, the rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment and Related Agreements

We maintain severance agreements with each of Messrs. O’Connell and Shaffer, which provide for severance benefits upon a qualifying termination of employment in connection with a change in control. We assumed an employment agreement with Mr. Zogby, in connection with our acquisition of Alpha Technologies Inc. (which we refer to as “Alpha”).

We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements and our equity awards under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, life insurance, access to an employee assistance program to support the wellbeing of our employees, and a discount program for our products. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k) retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits. We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car and spousal travel benefits to business functions, and airline membership dues.

The Compensation Committee has determined that each of these benefits has a valid business purpose. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Clawback Policy

We maintain a clawback policy applicable to each of our executive officers subject to Section 16 of the Securities Exchange of 1934, including each of our named executive officers. Pursuant to this policy, in the event of any restatement of our financial statements, our Board of Directors, or an appropriate committee designated by our Board of Directors, may require reimbursement or forfeiture of any excess payment from any cash or equity-based compensation awarded to or realized by, such executive officer following the adoption of, and subject to, this policy in the event that (i) our financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of such bonus, incentive or equity compensation previously earned by such officer is restated, and (iii) our Board of Directors, or an appropriate committee of the Board, determines, in its discretion, that a lower amount of bonus, incentive or equity compensation would have been paid to such officer based upon the restated financial results.

Policy on Granting Equity Awards

We have a written equity award policy that provides the authority and the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the named executive officer level.

Our policy requires that the exercise price of stock options be no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the annual meeting that our stock trading window is open and that is not otherwise within our stock trading blackout policy. These procedures provide assurance that grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging and Pledging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

Stock Ownership Guidelines and Holding Requirement

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors. We intend that the guidelines align the interests of our executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We expect each individual to achieve such investment levels five years from the date a specified ownership level commences. If an executive is promoted and as a result has a higher guideline, an additional three years would be provided to reach such higher level. If the guidelines are not met within the required time frame, the Compensation Committee, at its discretion, may require an executive to hold 100% of the after-tax profit shares acquired through the compensation program until the guideline is met. The Compensation Committee evaluates the ownership levels on an annual basis. All of our named executive officers have achieved, or are on target to achieve, their respective investment level set forth in the guidelines. Since fiscal year 2017 the named executive officers are further subject to a holding requirement after vesting on the Performance Share Units. Such holding requirement after vesting is mandatory and in accordance with the terms of the underlying grants agreement.

We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.”

Review of Compensation Policies and Practices in Relation to Risk

During fiscal year 2022, the Compensation Committee, with the assistance of FW Cook, conducted a review of our compensation policies and practices to ensure that they do not motivate imprudent risk taking. Included in the review were all of our cash and equity-based incentive plans, including those below the executive level, as well as other compensation- related policies and practices including stock ownership guidelines, mandatory equity holding requirement, insider trading prohibitions, clawback policies, and independent oversight by the Compensation Committee.

We evaluated these compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model and they were designed to encourage behaviors aligned with the long-term interests of our stockholders. Thus, we considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. We also considered the mix of compensation, such as the balance between fixed and variable pay, cash and equity, performance goals on a corporate, business unit, and individual level, financial and non-financial metrics, and determinations based upon formulas and discretion. Based on this assessment, we have concluded that we have a balanced pay and performance program and do not promote excessive risk taking.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallows a tax deduction to public companies for compensation paid in excess of $1 million to certain current and former executive officers of the Company. Historically, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met.

As in prior years, the Compensation Committee will continue to take into account tax and accounting implications (including with respect to the lack of deductibility under Section 162(m)) when making compensation decisions but reserves its right to make compensation decisions based on other factors as well, which it determines in our best interests. Further, taking into account the elimination of the exception for performance-based compensation, the Compensation Committee may determine to make changes or amendments to its existing compensation programs in order to revise elements that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plan, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 28 to 39. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, for filing with the Securities and Exchange Commission.

Compensation Committee

Paul J. Tufano, Chair

Caroline Chan

Gen. Robert Magnus

Ronald P. Vargo

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2020, 2021, and 2022, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.” We did not pay any discretionary bonuses, nor did we maintain any defined benefit pension arrangements and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2020, 2021, or 2022; accordingly, we have omitted the “Bonus” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns from the table.

Name Principal Position	Year	Salary		Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation			Total
David M. Shaffer	2022		$1,000,000		$2,332,500		$2,332,500		$1,150,333		$36,833	(3)		$6,852,166

President & Chief Executive Officer	2021		$970,080		$2,100,000		$2,100,000		$1,807,307		$41,913			$7,019,300
	2020		$940,000		$3,150,000		$1,050,000		$0		$80,131			$5,220,131
Michael J. Schmidtlein (8)	2022		$562,277		$687,225		$687,225		$377,380		$32,816	(4)		$2,346,923

Former Executive Vice President & Chief Financial Officer	2021 2020	$ $	545,900 530,000	$ $	660,000 990,000	$ $	660,000 330,000	$ $	593,937 0	$ $	32,342 30,873		$ $	2,492,179 1,880,873

Shawn O’Connell	2022		$476,080		$453,610		$453,610		$315,782		$19,904	(5)		$1,718,986

President, Motive Power Global	2021		$440,000		$450,000		$450,000		$465,436		$14,398			$1,819,834
	2020		$365,000		$600,000		$200,000		$49,348		$67,258			$1,281,606
Joern Tinnemeyer	2022		$400,061		$280,157		$280,157		$262,164		$29,759	(6)		$1,252,298

Sr. Vice President & Chief Technology Officer	2021 2020	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0		$ $	0 0

Andrew M. Zogby	2022		$476,091		$450,000		$450,000		$365,139		$25,363	(7)		$1,766,593

President, Energy Systems Global	2021 2020	$ $	462,000 440,000	$ $	450,000 600,000	$ $	450,000 200,000	$ $	577,495 0	$ $	18,843 16,355		$ $	1,958,338 1,256,355

(1)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See the “Stock-Based Compensation” Note to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2020, March 31, 2021, and March 31, 2022, for the assumptions made in calculating these amounts. See the “Grant of Plan-Based Awards Table for Fiscal Year 2022” for maximum payout of awards.

(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”

(3)

For Mr. Shaffer, this amount consists of our 401(k) plan matching contributions in the amount of $17,425; personal use of company-provided automobile in the amount of $18,533; and spouse/family travel expenses in the amount of $875.

(4)	For Mr. Schmidtlein, this amount consists of our 401(k) plan matching contributions in the amount of $12,528 and personal use of company-provided automobile in the amount of $20,288.

(5)

For Mr. O’Connell, this amount consists of our 401(k) plan matching contributions in the amount of $17,357; personal use of company-provided automobile in the amount of $2,048; and airline membership dues.

(6)	For Mr. Tinnemeyer, this amount consists of our 401(k) plan matching contributions in the amount of $14,343; and personal use of company-provided automobile in the amount of $15,416.

(7)

For Mr. Zogby, this amount consists of our 401(k) plan matching contributions in the amount of $17,444; personal use of company-provided automobile in the amount of $6,962; and club and airline membership dues.

(8)	Mr. Schmidtlein retired from EnerSys as of March 31, 2022.

Employment Agreements

Severance Letter Agreement with Mr. Shaffer

Effective June 7, 2013, as amended effective June 7, 2017, we entered into a severance letter agreement with Mr. Shaffer, which provides for severance benefits upon the executive’s termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Each severance letter agreement also provides that Mr. Shaffer may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Shaffer to provide certain payments to Mr. Shaffer upon his termination of employment in connection with our change in control.

Severance Letter Agreement with Mr. O’Connell

We entered into a severance letter agreement with Mr. O’Connell on April 1, 2019, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. O’Connell’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. O’Connell to provide certain payments to him upon his termination of employment in connection with a change in control.

Employment Agreement with Mr. Zogby

Alpha entered into an employment agreement with Mr. Zogby as of October 6, 2008, in connection with his position as Alpha’s President and Chief Operating Officer. This agreement was renewed effective January 1, 2013 and was amended effective June 27, 2017. We assumed Mr. Zogby’s amended agreement in connection with our acquisition of Alpha. The term of Mr. Zogby’s amended agreement expires on December 31, 2022. Under his amended agreement, Mr. Zogby is entitled to:

∎	a base salary of $440,000;

∎	a performance bonus of $350,000, based on pre-established objectives and goals; and

∎	participate in our health, accident, and disability insurance benefits as we generally provide to our executives and pension and retirement benefits as we generally provide to our employees.

Mr. Zogby may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2022

		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(2)			Estimated Future Payouts Under Equity Incentive Plan (#)(3)			All Other Stock Awards: Number of shares of stock	All Other Option Awards: Number of securities underlying	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Action Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	or units (#)(4)	options (#)(5)	Options ($/Sh)	Awards ($)(6)
David M. Shaffer			$180,000	$1,200,000	$2,400,000
	8/16/2021	7/29/2021				0	0	0	—	82,015	$100.99	$28.44
	8/16/2021	7/29/2021							25,406	—	—	$91.81
Michael J. Schmidtlein			$ 59,039	$393,594	$787,188
	8/16/2021	7/29/2021				0	0	0	—	24,164	$100.99	$28.44
	8/16/2021	7/29/2021							7,485	—	—	$91.81
Shawn M. O’Connell			$ 49,988	$333,256	$666,512
	8/16/2021	7/29/2021				0	0	0	—	15,950	$100.99	$28.44
	8/16/2021	7/29/2021							4,941	—	—	$91.81
Joern Tinnemeyer			$ 42,006	$280,043	$560,085
	8/16/2021	7/29/2021				0	0	0	—	9,851	$100.99	$28.44
	8/16/2021	7/29/2021							3,051	—	—	$91.81
Andrew M. Zogby			$ 57,131	$380,873	$761,746
	8/16/2021	7/29/2021				0	0	0	—	15,823	$100.99	$28.44
	8/16/2021	7/29/2021							4,901			$91.81

(1)	We made all equity awards to the named executive officers in fiscal year 2022 in accordance with our policy on granting equity awards, which we describe on page 37.

(2)

The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable for fiscal year 2022 under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Summary Compensation Table for a discussion of the amounts actually earned under the MIP.

(3)

Reflects the target and maximum number of performance share units that are payable as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”

(4)	Reflects the number of restricted stock units awarded as long-term incentive compensation. We describe this award in the section entitled “Long-Term Incentive Compensation.”

(5)	Reflects the number of stock options awarded as long-term incentive compensation. We describe these awards in the section entitled “Long-Term Incentive Compensation.”

(6)

We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See Note 17. Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, for the assumptions made in calculating these amounts.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2022

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2022 fiscal year. The amounts include additional shares attributable to accumulated dividend equivalents with respect to unvested equity awards, when applicable to such award.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Option Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David M. Shaffer	6,456	0		0	$69.85	5/12/2024
	15,662	0		0	$68.40	5/12/2025
	40,256	0		0	$83.14	5/09/2027
	47,015	0		0	$75.17	8/13/2028
	22,846	22,846	(1)	0	$57.75	8/12/2029
	31,631	63,263	(2)	0	$82.93	8/17/2030
	0	82,015	(3)	0	$100.99	8/16/2031
										38,648	(4)	$2,700,585	(5)
							3,449	(6)	$257,191
							9,336	(7)	$696,149
							21,210	(8)	$1,581,642
							25,852	(9)	$1,907,646
Michael J. Schmidtlein	8,368	0		0	$69.85	5/12/2024
	15,662	0		0	$68.40	5/12/2025
	13,625	0		0	$83.14	5/09/2027
	15,515	0		0	$75.17	8/13/2028
	7,180	7,180	(1)	0	$57.75	8/12/2029
	9,941	19,883	(2)	0	$82.93	8/17/2030
	0	24,164	(3)	0	$100.99	8/16/2031
										12,146	(4)	$848,722	(5)
							1,138	(6)	$84,828
							2,934	(7)	$218,776
							6,665	(8)	$497,031
							7,537	(9)	$562,022
Shawn M. O’Connell	3,613	0		0	$83.14	5/09/2027
	1,371	0		0	$75.17	8/13/2028
	4,351	4,352	(1)	0	$57.75	8/12/2029
	6,778	13,556	(2)	0	$82.93	8/17/2030
	0	15,950	(3)	0	$100.99	8/16/2031
										7,362	(4)	$514,419	(5)
							604	(10)	$45,005
							1,778	(7)	$132,552
							4,545	(8)	$338,950
							4,975	(9)	$371,002
Joern Tinnemeyer	4,129	0		0	$83.14	5/09/2027
	5,877	0		0	$75.17	8/13/2028
	5,983	2,992	(1)	0	$57.75	8/12/2029
	2,264	4,529	(2)	0	$82.93	8/17/2030
	0	9,851	(3)	0	$100.99	8/16/2031
										2,530	(4)	$176,806	(5)
							862	(10)	$64,259
							2,445	(7)	$182,326
							3,889	(8)	$289,966
							3,072	(9)	$229,089

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Option Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Andrew M. Zogby	0	4,352	(1)	0	$57.75	8/12/2029
	6,778	12,556	(2)	0	$82.93	8/17/2030
	0	15,823	(3)	0	$100.99	8/16/2031
										7,362	(4)	$514,419	(5)
							2,124	(11)	$158,349
							1,778	(7)	$132,552
							4,545	(8)	$338,950
							4,935	(9)	$367,999

(1)	One-third vested on each of August 12, 2020, and August 12, 2021. One-third is scheduled to vest on August 12, 2022.

(2)	One-third vested on August 17, 2021. One-third is scheduled to vest on each of August 17, 2022, and August 17, 2023.

(3)	One-third is scheduled to vest on each of August 16, 2022, August,16, 2023, and August 16, 2024.

(4)	100% are scheduled to vest on August 12, 2022. Includes additional shares attributable to accumulated dividend equivalents with respect to unvested performance share units.

(5)

Reflects performance share units granted on August 12, 2019, value for TSR PSUs based on relative TSR performance calculated using the average of the closing share prices of our common stock during the 60-day periods immediately preceding the date of grant and March 31, 2022, value for EPS PSUs based on target value, and the resulting shares valued based upon the closing price of our common stock of $74.57 on March 31, 2022, the last trading day of the fiscal year.

(6)	One-fourth vested on each of August 13, 2019, August 13, 2020, and August 13, 2021. One-fourth is scheduled to vest on August 13, 2022.

(7)	One-fourth vested on August 12, 2020, and August 12, 2021. One-fourth is scheduled to vest on each of August 12, 2022, and August 12, 2023.

(8)	One-fourth vested on August 17, 2021. One-fourth is scheduled to vest on each of August 17, 2022, August 17, 2023, and August 17, 2024.

(9)	One-fourth is scheduled to vest on each of August 16, 2022, August 16, 2023, August 16, 2024, and August 16, 2025.

(10)	One-fourth vested on each of May 15, 2019, May 15, 2020, and May 15, 2021. One-fourth is scheduled to vest on May 15, 2022.

(11)	One-fourth vested on each of December 7, 2019, December 7, 2020, and December 7, 2021. One-fourth is schedule to vest on December 7, 2022.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2022

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2022.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)

David M. Shaffer	0	$0	33,256	$3,085,377

Michael J. Schmidtlein	0	$0	10,941	$1,014,483

Shawn M. O’Connell	0	$0	4,216	$392,765

Joern Tinnemeyer	0	$0	4,769	$445,804

Andrew M. Zogby	4,351	$0	4,500	$388,477

(1)

Vesting of TSR performance share units originally granted August 13, 2018, resulted in a payout factor of 1.04. Vesting of EPS performance share units originally granted on August 13, 2018, resulted in a payout factor of 0.62.

(2)

Values are calculated as the product of (a) the number of shares of our common stock underlying the restricted stock units and the market share units, as applicable, that vested and (b) the closing price of our common stock on the last trading day prior to the date of vesting. For vesting that occurred on May 9, 2021, the applicable closing price was $91.15. For vesting that occurred on May 15, 2021, the applicable closing price was $91.45. For vesting that occurred on August 12, 2021, the applicable closing price was $99.30. For shares that vested on August 13, 2021, the applicable closing price was $94.13. For vesting that occurred on August 17, 2021, the applicable closing price was $91.81. For vesting that occurred on December 7, 2021, the applicable closing price was $77.00.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As we describe above, each of Messrs. O’Connell and Shaffer have entered into severance agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon termination of employee and a change in control. Mr. Zogby is subject to a historical employment agreement that provides for certain payments upon termination of his employment and a change in control. We describe these payments below.

Messrs. O’Connell and Shaffer

If we were to terminate the employment of Messrs. O’Connell or Shaffer without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the six-month period prior to a change in control (and the termination was in connection with the change in control) or during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

∎

a lump sum cash payment equal to the sum of the executive’s base salary then in effect, and his annual cash bonus at the target level then in effect for Mr. O’Connell (for Mr. Shaffer, the payment is two times this amount);

∎

for a period of one year for Mr. O’Connell, and two years for Mr. Shaffer, payment of cost of coverage in excess of the amount the executive would pay, as an active employee, for continued participation in our medical, dental, and vision programs, but such payments will end when the executive becomes eligible to participate in comparable programs of a subsequent employer;

∎	full acceleration of vesting of outstanding equity awards; and

∎	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to Messrs. O’Connell and Shaffer, any of the following:

∎	breach of fiduciary duty or duty of loyalty to us;

∎	willful act of material dishonesty with respect to any material matter involving us;

∎	theft or material misuse of our property;

∎	failure to conform in any material respect to our code of conduct;

∎	excessive absenteeism;

∎	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

∎	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

∎	willful failure to timely report information having a material adverse effect on our business operations to the board or the executive’s direct supervisor; or

∎	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to Messrs. O’Connell and Shaffer, any of the following:

∎	a 10% or more decrease in the executive’s base salary, other than a company-wide reduction in senior management pay;

∎	a material diminution of the executive’s position, duties, or responsibilities;

∎	any permanent reassignment of such executive to a location greater than 50 miles from the location of his primary office, unless such new location is closer to his primary residence; or

∎	a material breach of our obligations under the agreement.

Each of Messrs. O’Connell and Shaffer’s severance letter agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

In the event of the death or termination for disability of a named executive officer, all outstanding unvested equity awards of such named executive officer become vested.

Mr. Zogby

Under Mr. Zogby’s amended employment agreement, if we were to terminate his employment without cause, as defined below, we are required to provide Mr. Zogby with a lump-sum cash payment equal to 100% of his base salary then in effect.

“Cause” means, with respect to Mr. Zogby, termination for gross negligence or willful misconduct in connection with the performance of his services.

In addition, if we were to fail to offer to renew Mr. Zogby’s agreement at the end of its term upon substantially the same terms and conditions as his original agreement, we are required to provide Mr. Zogby with a lump sum cash payment equal to 100% of his base salary then in effect.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2022. These amounts do not include benefits earned or vested as of March 31, 2022, or benefits provided under insurance or regular programs available to our salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

							Involuntary Termination Not For Cause/Voluntary Termination For Good Reason(1)
		Change in Control(5)	Termination for Disability		Death		Absent Change in Control	In Connection with a Change in Control
David M. Shaffer	Severance	$0		$0		$0	$0	$5,614,614
	Welfare benefits continuation(2)	$0		$0		$0	$0	$29,275
	Value of accelerated stock options(3)	$384,270		$1,368,842		$1,368,842	$0	$1,368,842
	Value of accelerated restricted stock units(3)	$4,462,791		$4,462,791		$4,462,791	$0	$4,462,791
	Value of accelerated performance share units(4)	$2,700,585		$2,700,585		$2,700,585	$0	$2,700,585
	Potential Excise Tax Cut-Back	$0	$	N/A	$	N/A	N/A	$0

	Total	$7,547,646		$8,532,218		$8,532,218	$0	$14,176,107
Michael J. Schmidtlein(6)	Severance	$0		$0		$0	$0	$1,156,214
	Welfare benefits continuation(2)	$0		$0		$0	$0	$13,788
	Value of accelerated stock options(3)	$120,768		$423,711		$423,711	$0	$423,711
	Value of accelerated restricted stock units(3)	$1,362,692		$1,362,692		$1,362,692	$0	$1,362,692
	Value of accelerated performance share units(4)	$848,723		$848,722		$848,722	$0	$848,722
	Potential Excise Tax Cut-Back	$0		N/A		N/A	N/A	$0

	Total	$2,332,183		$2,635,125		$2,635,125	$0	$3,805,127
Shawn M. O’Connell	Severance	$0		$0		$0	$0	$941,516
	Welfare benefits continuation(2)	$0		$0		$0	$0	$21,897
	Value of accelerated stock options(3)	$73,201		$254,287		$254,287	$0	$254,287
	Value of accelerated restricted stock units(3)	$887,532		$887,532		$887,532	$0	$887,532
	Value of accelerated performance share units(4)	$514,419		$514,419		$514,419	$0	$514,419
	Potential Excise Tax Cut-Back	$0	$	N/A	$	N/A	$0	$0

	Total	$1,475,152		$1,656,238		$1,656,238	$0	$2,619,651
Joern Tinnemeyer	Value of accelerated stock options(3)	$50,325		$137,595		$137,595	$0	$137,595
	Value of accelerated restricted stock units(3)	$765,685		$765,685		$765,685	$0	$765,684
	Value of accelerated performance share units(4)	$176,806		$176,806		$176,806	$0	$176,806

	Total	$992,816		$1,080,086		$1,080,086	$0	$1,080,085
Andrew M. Zogby	Severance	$0		0		0	$459,100	$459,100
	Value of accelerated stock options(3)	$73,701		$276,819		$276,819	$0	$276,819
	Value of accelerated restricted stock units(3)	$997,896		$997,896		$997,896	$0	$997,896
	Value of accelerated performance share units(4)	$514,419		$514,419		$514,419	$0	$514,419

	Total	$1,586,016		$1,789,134		$1,789,134	$459,110	$2,248,234

(1)	For the severance payment calculation, and the time and form of such payment, “Employment Agreements.”

(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits.

(3)	Value based on the closing price of our common stock on March 31, 2022, the last trading day of the fiscal year, of $74.57.

(4)

Reflects Performance Share Units valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 60-day periods immediately preceding the date of grant and March 31, 2022, and the resulting shares valued based upon the closing price of our common stock of $74.57 on March 31, 2022. Performance share units value based on earnings per share targets are assumed paid at target.

(5)

Represents solely a change in control where the stockholders receive cash consideration. No amounts are payable or vested solely upon a change in control where the stockholders receive other than cash consideration.

(6)	Mr. Schmidtlein retired from EnerSys as of March 31, 2022.

2022 CEO PAY RATIO

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David M. Shaffer, our President and Chief Executive Officer (our “CEO”).

For fiscal year 2022:

∎   the median of the annual total compensation of all our employees (other than our CEO) was $60,376; and

∎   the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 40, was $6,852,166.

Based on this information for fiscal year 2022, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 114:1.

Methodology

We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

∎	As of March 31, 2022, our global workforce used for determining the pay ratio was estimated to be 4,839 employees in the U.S and 5,518 internationally.

∎

SEC rules also permit the exclusion of a de minimis number of non-U.S. employees. The exclusions include all employees located in the following countries: Greece (2), Philippines (7), Chile (6), Morocco (3), United Arab Emirates (7), Norway (1), Japan (6), Kazakhstan (3), Ukraine (8), Finland (9), Hungary (10), Turkey (10), Bulgaria (9), Slovakia (19), Austria (20), Sweden (30), The Netherlands (28), Belgium (40), Russian Federation (42), India (42), Switzerland (44), Spain (47), Italy (55), and Singapore (55). In total, we excluded 503 international employees, or approximately 4.85% of our total workforce, from the identification of the median employee as permitted by SEC rules. After exclusions, our global workforce for purposes of calculating the pay ratio was estimated to be 9,854 employees (4,839 in the U.S. and 5,015 internationally). This population consisted of our full- time, part-time, and temporary employees employed with us as of the determination date.

∎

To identify the “median employee” from our employee population, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for the 12-month period beginning April 1, 2021, and ending March 31, 2022. For gross wages, we generally used the total amount of compensation the employees were paid before taxes, deductions, insurance premiums, and other payroll withholdings. We did not use any statistical sampling techniques.

∎

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for fiscal year 2022 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $60,376.

∎	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table on page 40.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote. The Audit Committee will review all relevant information available to it about the potential related person transaction and in its sole discretion, may impose such conditions as it seems appropriate on the Company or the Related Person in connection with the approval of the Related Person Transaction.

Advanced Battery Concepts, LLC

In October 2016, we entered into a non-exclusive license and royalty agreement with Advanced Battery Concepts, LLC (“ABC”) pursuant to which the parties are collaborating to commercialize a battery product using ABC’s proprietary bi-polar lead-acid battery technology. ABC is a U.S. based battery technology development company that has developed and designed a manufacturing process for lead-acid batteries. Mr. Shaffer’s brother is ABC’s chief executive officer. Based upon public reports, we believe that two other competitors have entered into similar licensing arrangements with ABC. Consistent with our Code of Business Conduct and Ethics and our Related Person Transactions Policy, (a) Mr. Shaffer has not been involved in discussions related to the business terms or the status of the relationship between EnerSys and ABC, and (b) the Board reviewed and approved EnerSys negotiating and ultimately entering into this relationship. During fiscal year 2022, we paid ABC approximately $500,000 as part of this agreement.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions by insurance policies obtained by EnerSys. The aggregate premium for these policies for the fiscal year ended March 31, 2022, specifically for directors and officers, as individuals, was $727,000.

Indemnity and Expense Agreement

Pursuant to a stock subscription agreement dated March 22, 2002 with certain institutional funds (collectively, the “Morgan Stanley Funds”) managed by Metalmark Capital LLC, we have agreed that, to the fullest extent permitted by law, none of such Morgan Stanley Funds as stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons. We believe that all statements were timely filed in fiscal year 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and named executive officers as a group as of June 9, 2022, the Record Date.

Name	Number of Shares(1)	Percent(1)

BlackRock, Inc.(2)	4,686,544	11.5%

The Vanguard Group(3)	4,147,093	10.2%

Caroline Chan(4)	5,813	*

Hwan-yoon F. Chung(5)	33,791	*

Steven M. Fludder(6)	6,201	*

Howard I. Hoffen(7)	39,007	*

Arthur T. Katsaros(8)	84,109	*

Gen. Robert Magnus, USMC (Retired)(9)	6,201	*

Shawn M. O’Connell(10)	23,034	*

Michael J. Schmidtlein(11)	152,532	*

David M. Shaffer(12)	290,117	*

Joern Tinnemeyer(13)	25,601	*

Paul J. Tufano(14)	31,578	*

Ronald P. Vargo(15)	22,842	*

Andrew M. Zogby(16)	12,315

All current directors and named executive officers as a group (13 persons)(17)	733,141	1.78%

*	Does not exceed 1% of the class based on 40,652,607 shares of common stock outstanding as of June 9, 2022.

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 9, 2022. The numbers of shares reflected in this table have been rounded to the nearest whole number.

(2)

Includes BlackRock Life Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, Blackrock Investment (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. Information about BlackRock, Inc. is derived from its Schedule 13G/A filed with the SEC on January 28, 2022. The principal business office address is 55 East 52nd Street, New York, NY 10055.

(3)	Information about The Vanguard Group is derived from its Schedule 13G/A filed with the SEC on March 9, 2022. The principal business office address is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Ms. Chan does not exercise shared voting or investment power over any shares. The number and percentage of shares include 5,813.4668 deferred stock units, for which Ms. Chan does not have voting and investment power.

(5)

Mr. Chung does not exercise shared voting or investment power over any shares. The number and percentage of shares include 33,790.9108 deferred stock units, for which Mr. Chung does not have voting and investment power. Mr. Chung disclaims beneficial ownership of 4,872.5947 such shares.

(6)

Mr. Fludder does not exercise shared voting or investment power over any shares. The number and percentage of shares include 5,813.466 deferred stock units, for which Mr. Fludder does not have voting and investment power, and 388 vested restricted stock units owned by Mr. Fludder, which are deferred under the Director Plan, for which Mr. Fludder does not have voting or investment power but exclude 56 unvested restricted stock units owned by Mr. Fludder deferred under the Director Plan.

(7)

Mr. Hoffen is a Partner of Metalmark and does not exercise shared voting or investment power over any shares. The number and percentage of shares include 38,663.5056 deferred stock units, for which Mr. Hoffen does not have voting and investment power, 343 vested restricted stock units, which are deferred under the Director Plan for which Mr. Hoffen does not have voting or investment power but exclude 49 unvested restricted stock units deferred under the Director Plan, all of which are beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.

(8)

Mr. Katsaros holds sole voting and investment power over 1,097 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 40,568.7079 deferred stock units, for which Mr. Katsaros does not have voting and investment power, and 42,443.1161 vested restricted stock units owned by Mr. Katsaros, which are deferred under the Director Plan, for which Mr. Katsaros does not have voting or investment power but exclude 162.4007 unvested restricted stock units owned by Mr. Katsaros deferred under the Director Plan.

(9)

Gen. Magnus does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Gen. Magnus include 33,790.9108 deferred stock units, for which Gen. Magnus does not have voting and investment power, and 5,500.5403 vested restricted stock units owned by Gen. Magnus, which are deferred under the Director Plan, for which Gen. Magnus does not have voting or investment power.

(10)

Mr. O’Connell holds shared voting or investment power over 5,988 shares. The number and percentage of shares beneficially owned by Mr. O’Connell include 932.6159 vested performance share units, 16,113 shares subject to vested stock options, but exclude 7,361.8121 unvested performance share units, 11,298.1708 unvested restricted stock units and 33,858 shares subject to unvested stock options.

(11)

Mr. Schmidtlein holds shared voting or investment power over 75,201 shares. The number and percentage of shares beneficially owned by Mr. Schmidtlein include 7,040.4568 shares subject to vested performance share units, 70,291 shares subject to vested stock options, but exclude 12,146.1171 unvested performance share units, 18,273.5353 unvested restricted stock units and 51,277 shares subject to unvested stock options.

(12)

Mr. Shaffer holds shared voting or investment power over 104,915 shares. The number and percentage of shares beneficially owned by Mr. Shaffer include 21,335.6634 shares subject to vested performance share units, 163,866 shares subject to vested stock options, but exclude 36,648.2300 unvested performance share units,59,576.5941 unvested restricted stock units and 168,124 shares subject to unvested stock options.

(13)

Mr. Tinnemeyer holds shared voting or investment power over 6,015 shares. The number and percentage of shares beneficially owned by Mr. Tinnemeyer include 1,333.0535 shares subject to vested performance share units, 18,253 shares subject to vested stock options, but exclude 2,530.2699 unvested performance share units, 9,405.6794 unvested restricted stock units and 17,372 shares subject to unvested stock options.

(14)

Mr. Tufano does not exercise shared voting and investment power over any shares. The number and percentage of shares beneficially owned by Mr. Tufano include 21,462.0189 deferred stock units, for which Mr. Tufano does not have voting and investment power, and 10,115.4903 vested restricted stock units owned by Mr. Tufano, which are deferred under the Director Plan, for which Mr. Tufano does not have voting or investment power but exclude 74.1832 unvested restricted stock units owned by Mr. Tufano deferred under the Director Plan.

(15)

Mr. Vargo does not exercise shared voting and investment power of any shares. The number and percentage of shares beneficially owned by Mr. Vargo include 15,384.9231 deferred stock units, for which Mr. Vargo does not have voting and investment power, and 7,457.1866 vested restricted stock units owned by Mr. Vargo, which are deferred under the Director Plan, for which Mr. Vargo does not have voting or investment power but exclude 89.2794 unvested restricted stock units owned by Mr. Vargo deferred under the Director Plan.

(16)

Mr. Zogby holds shared voting or investment power over 5,537 shares. The number and percentage of shares beneficially owned by Mr. Zogby include 0 shares subject to vested performance share units, _6,778 shares subject to vested stock options, but exclude 7,361.8121 unvested performance share units, 13,381.3877 unvested restricted stock units and 33,731 shares subject to unvested stock options.

(17)

Such persons hold shared or sole voting or investment power over 198,753 shares. The number and percentage of shares beneficially owned by such persons include 30,641.7896 shares subject to vested performance share units, 275,301 shares subject to vested stock options, 66,247.333 vested restricted stock units, and 189,474.4440 deferred stock units for which such persons do not have voting and investment power, but exclude 112,366.2306 unvested restricted stock units, 68,048.2413 unvested performance share units, and 304,312 shares subject to unvested stock options.

Proposal No. 3	Advisory Vote to Approve Named Executive Officer Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As we describe in the Compensation Discussion and Analysis beginning on page 28, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

∎	Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create of stockholder value.

∎

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to performance and long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

∎	We maintain an appropriate balance between base salary and short-and long-term incentive opportunities offered to the named executive officers.

∎	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

∎

We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of executive compensation

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2023 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Joseph G. Lewis, Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary, no later than February 23, 2023.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2023 Annual Meeting of Stockholders, this period will begin on April 6, 2023, and end on May 6, 2023.

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2023 Annual Meeting of Stockholders, this period will begin on April 6, 2023, and end on May 6, 2023.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Notice of Internet Availability will be sent to those stockholders who share a single household and who have consented to receive a single copy of such annual meeting materials. This practice, known as “householding,” is designed to reduce expenses and conserve natural resources. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Notice of Internet Availability or Proxy Statement and Annual Report in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to Investor Relations at EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail through the Investors and Governance link at www.enersys.com. If you are receiving multiple copies of our Notice of Internet Availability, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Notices of Internet Availability electronically following the instructions provided if you vote by Internet or by telephone, or by marking the appropriate box on your proxy form if one has been requested. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2022

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2022, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2022, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2022, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. Lewis Senior Vice President, General Counsel, Chief Compliance Officer & Secretary

APPENDIX A

EnerSys 2022 Annual Report on Form 10-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2022 or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from to

Commission file number: 001-32253

ENERSYS

(Exact name of registrant as specified in its charter)

Delaware	23-3058564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2366 Bernville Road

Reading, Pennsylvania 19605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 610-208-1991

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ENS	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    ☒  Yes    ☐  No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    ☐  Yes    ☒  No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes    ☐  No

Indicate by check mark whether the registrant has submitted electronically, every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    ☐ Yes    ☒  No

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C 7262(b)) by the registered public accounting firm that prepared or issued its audit report.    ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates at October 3, 2021: $3,243,228,271 (1) (based upon its closing transaction price on the New York Stock Exchange on October 3, 2021).

(1)For	this purpose only, “non-affiliates” excludes directors and executive officers.

Common stock outstanding at May 20, 2022:                  40,652,607 Shares of Common Stock

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive Proxy Statement for its Annual Meeting of Stockholders to be held on or about August 4, 2022 are incorporated by reference in Part III of this Annual Report.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of EnerSys. EnerSys and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in EnerSys’ filings with the Securities and Exchange Commission (“SEC”) and its reports to stockholders. Generally, the inclusion of the words “anticipate,” “believe,” “expect,” “future,” “intend,” “estimate,” “will,” “plans,” or the negative of such terms and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based on management’s then-current beliefs and assumptions regarding future events and operating performance and on information currently available to management, and are applicable only as of the dates of such statements.

Forward-looking statements involve risks, uncertainties and assumptions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in this Annual Report on Form 10-K and other unforeseen risks. You should not put undue reliance on any forward-looking statements. These statements speak only as of the date of this Annual Report on Form 10-K, even if subsequently made available by us on our website or otherwise, and we undertake no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this Annual Report on Form 10-K.

Our actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons, including the following factors:

•	economic, financial and other impacts of the COVID-19 pandemic, including global supply chain disruptions;
•	general cyclical patterns of the industries in which our customers operate;
•

global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, changes in the rates of investment or economic growth in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our global supply chains and strategies;

•	the extent to which we cannot control our fixed and variable costs;
•	the raw materials in our products may experience significant fluctuations in market price and availability;
•	certain raw materials constitute hazardous materials that may give rise to costly environmental and safety claims;
•	legislation regarding the restriction of the use of energy or certain hazardous substances in our products;
•

risks involved in our operations such as supply chain issues, disruption of markets, changes in import and export laws, environmental regulations, currency restrictions and local currency exchange rate fluctuations;

•	our ability to raise our selling prices to our customers when our product costs increase;
•	the extent to which we are able to efficiently utilize our global manufacturing facilities and optimize our capacity;
•

changes in macroeconomic and market conditions and market volatility, including inflation, interest rates, the value of securities and other financial assets, transportation costs, costs and availability of electronic components, lead, plastic resins, steel, copper and other commodities used by us, and the impact of such changes and volatility on our financial position and business;

•	competitiveness of the battery markets and other energy solutions for industrial applications throughout the world;
•	our timely development of competitive new products and product enhancements in a changing environment and the acceptance of such products and product enhancements by customers;
•	our ability to adequately protect our proprietary intellectual property, technology and brand names;
•	litigation and regulatory proceedings to which we might be subject;
•	our expectations concerning indemnification obligations;
•	changes in our market share in the business segments where we operate;
•	our ability to implement our cost reduction initiatives successfully and improve our profitability;
•	quality problems associated with our products;
•	our ability to implement business strategies, including our acquisition strategy, manufacturing expansion and restructuring plans;
•	our acquisition strategy may not be successful in locating advantageous targets;

•

our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and our ability to realize related revenue synergies, strategic gains, and cost savings may be significantly harder to achieve, if at all, or may take longer to achieve;

•

potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames;

•	our debt and debt service requirements which may restrict our operational and financial flexibility, as well as imposing unfavorable interest and financing costs;
•	our ability to maintain our existing credit facilities or obtain satisfactory new credit facilities;
•	adverse changes in our short and long-term debt levels under our credit facilities;
•	our exposure to fluctuations in interest rates on our variable-rate debt;
•	risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and the effectiveness of hedging strategies;
•	our ability to attract and retain qualified management and personnel;
•	our ability to maintain good relations with labor unions;
•	credit risk associated with our customers, including risk of insolvency and bankruptcy;
•	our ability to successfully recover in the event of a disaster affecting our infrastructure, supply chain, or our facilities;
•	delays or cancellations in shipments;
•

occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, pandemics, vaccine mandates, outbreaks of hostilities or terrorist acts, or the effects of climate change, and our ability to deal effectively with damages or disruptions caused by the foregoing; and

•	the operation, capacity and security of our information systems and infrastructure.

This list of factors that may affect future performance is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

EnerSys

Annual Report on Form 10-K

For the Fiscal Year Ended March 31, 2022

PART I

ITEM 1.        BUSINESS

Overview

EnerSys (the “Company,” “we,” or “us”) is a world leader in stored energy solutions for industrial applications. We also manufacture and distribute energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Energy Systems which combine enclosures, power conversion, power distribution and energy storage are used in the telecommunication and broadband, utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive Power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, large over the road trucks, premium automotive and medical. We also provide aftermarket and customer support services to over 10,000 customers in more than 100 countries through a network of distributors, independent representatives and our internal sales force around the world.

During the first quarter of fiscal 2021, the Company’s chief operating decision maker, or CODM (the Company’s Chief Executive Officer), changed the manner in which he reviews financial information for purposes of assessing business performance and allocating resources, by focusing on the lines of business on a global basis, rather than on geographic basis. As a result of this change, the Company re-evaluated the identification of its operating segments and reportable segments. The operating segments were identified as Energy Systems, Motive Power and Specialty. The Company’s operating segments also represent its reportable segments under ASC 280, Segment Reporting. Therefore, the Company had changed its segment presentation from three reportable segments based on geographic basis to three reportable segments based on line of business. All prior comparative periods presented have been recast to reflect these changes.

The Company’s three reportable segments, based on lines of business, are as follows:

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Energy Systems—uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems, as well as telecommunications systems, switchgear and electrical control systems used in industrial facilities and electric utilities, large-scale energy storage and energy pipelines. Energy Systems also includes highly integrated power solutions and services to broadband, telecom, renewable and industrial customers, as well as thermally managed cabinets and enclosures for electronic equipment and batteries.

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Motive Power—power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications as well as mining equipment, diesel locomotive starting and other rail equipment; and

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Specialty—premium starting, lighting and ignition applications in transportation, energy solutions for satellites, military aircraft, submarines, ships and other tactical vehicles as well as medical and security systems.

See Note 23 to the Consolidated Financial Statements for information on segment reporting.

Fiscal Year Reporting

In this Annual Report on Form 10-K, when we refer to our fiscal years, we state “fiscal” and the year, as in “fiscal 2022”, which refers to our fiscal year ended March 31, 2022. The Company reports interim financial information for 13-week periods, except for the first quarter, which always begins on April 1, and the fourth quarter, which always ends on March 31. The four quarters in fiscal 2022 ended on July 4, 2021, October 3, 2021, January 2, 2022, and March 31, 2022, respectively. The four quarters in fiscal 2021 ended on July 5, 2020, October 4, 2020, January 3, 2021, and March 31, 2021, respectively.

History

EnerSys and its predecessor companies have been manufacturers of industrial batteries for over 125 years. Morgan Stanley Capital Partners teamed with the management of Yuasa, Inc. in late 2000 to acquire from Yuasa Corporation (Japan) its reserve power and motive power battery businesses in North and South America. We were incorporated in October 2000 for the purpose of completing the Yuasa, Inc. acquisition. On January 1, 2001, we changed our name from Yuasa, Inc. to EnerSys to reflect our focus on the energy systems nature of our businesses.

In 2004, EnerSys completed its initial public offering (the “IPO”) and the Company’s common stock commenced trading on the New York Stock Exchange, under the trading symbol “ENS”.

Key Developments

There have been several key stages in the development of our business, which explain to a significant degree our results of operations over the past several years.

In March 2002, we acquired the reserve power and motive power business of the Energy Storage Group of Invensys plc. (“ESGI”). Our successful integration of ESGI provided global scale in both the reserve and motive power markets. The ESGI acquisition also provided us with a further opportunity to reduce costs and improve operating efficiency.

Between fiscal years 2003 through 2020, we made thirty-four acquisitions around the globe. There were no acquisitions in fiscal 2022 and 2021 but we completed the acquisition of NorthStar, headquartered in Stockholm, Sweden in fiscal 2020 and of Alpha in fiscal 2019.

Our Customers

We serve over 10,000 customers in over 100 countries, on a direct basis or through our distributors. We are not overly dependent on any particular end market. Our customer base is highly diverse, and no single customer accounts for more than 10% of our revenues.

Our Energy Systems customers consist of both global and regional customers. These customers are in diverse markets including telecom, UPS, electric utilities, security systems, emergency lighting, services to broadband, renewable and industrial customers, as well as thermally managed cabinets and enclosures for electronic equipment and batteries.

Our Motive Power products are sold to a large, diversified customer base. These customers include material handling equipment dealers, forklift and heavy truck original equipment manufacturers (“OEMs”) and end users of such equipment. End users include manufacturers, distributors, warehouse operators, retailers, airports, mine operators and railroads.

Our Specialty products are utilized in transportation, aerospace and defense and medical markets. The products are sold globally to OEMs, distribution partners, vehicle fleets and directly to government entities such as the United States of America, Germany and the United Kingdom.

Distribution and Services

We distribute, sell and service our products throughout the world, principally through company-owned sales and service facilities, as well as through independent manufacturers’ representatives. Our company-owned network allows us to offer high-quality service, including preventative maintenance programs and customer support. Our warehouses and service locations enable us to respond quickly to customers in the markets we serve. We believe that the extensive industry experience of our sales organization results in strong long-term customer relationships.

Manufacturing and Raw Materials

We manufacture and assemble our products at manufacturing facilities located in the Americas, EMEA and Asia. With a view toward projected demand, we strive to optimize and balance capacity at our battery manufacturing facilities globally, while simultaneously minimizing our product cost. By taking a global view of our manufacturing requirements and capacity, we believe we are better able to anticipate potential capacity bottlenecks and equipment and capital funding needs.

The primary raw materials used to manufacture our products include lead, plastics, steel and copper. We purchase lead from a number of leading suppliers throughout the world. Because lead is traded on the world’s commodity markets and its price fluctuates daily, we periodically enter into hedging arrangements for a portion of our projected requirements to reduce the volatility of our costs.

Competition

The industrial energy storage market is highly competitive both among competitors who manufacture and sell industrial batteries and other energy storage systems and solutions and among customers who purchase industrial energy solutions. Our competitors range from development stage companies to large domestic and international corporations. Certain of our competitors produce energy storage products utilizing technologies or chemistries different from our own. We compete primarily on the basis of reputation, product quality, reliability of service, delivery and price. We believe that our products and services are competitively priced.

Energy Systems

We compete principally with East Penn Manufacturing, Exide Technologies (Stryten), Fiamm, SAFT, New Power, C&D Technologies Inc., Vertiv, ABB, Amphenol, Eltek (a Delta Group company), as well as Chinese producers.

Motive Power

Our primary global competitors in traditional lead-acid include East Penn Manufacturing, Exide Technologies (Stryten), Hoppecke, Eternity, Midac, Sunlight and TAB, as well as a number of domestic Chinese manufacturers.

Additionally, while lithium-ion battery technology in the motive power space has traditionally been relegated to smaller material handling applications, we have seen the entrance of a number of companies into larger battery types, acting as lithium cell packagers or integrators of cells sourced primarily from Asia. The integrators include forklift original equipment manufacturers either directly or through partnership with other entities.

Specialty

We compete globally within the Transportation, Aerospace and Defense markets and specialized lithium technologies used in these critical applications. Our thin plate pure lead (TPPL) technology is a significant player in the applications using absorbed glass materials (AGM). Our major competitors in AGM technology are Clarios, East Penn Manufacturing, Exide Technologies (Stryten), Fiamm, Banner and Atlas. In the Aerospace and Defense specialized markets our main competitors are Eagle Picher and SAFT.

Warranties

Warranties for our products vary geographically and by product type and are competitive with other suppliers of these types of products. Generally, our Energy Systems product warranties range from one to twenty years, our Motive Power product warranties range from one to five years and from one to four years for Specialty transportation batteries. The length of our warranties is varied to reflect regional characteristics and competitive influences. In some cases, our warranty period may include a pro rata period, which is typically based around the design life of the product and the application served. Our warranties generally cover defects in workmanship and materials and are limited to specific usage parameters.

Intellectual Property

We have numerous patents and patent licenses in the United States and other jurisdictions but do not consider any one patent to be material to our business. From time to time, we apply for patents on new inventions and designs, but we believe that the growth of our business will depend primarily upon the quality of our products and our relationships with our customers, rather than the extent of our patent protection.

We believe we are the leader in TPPL. We believe that a significant capital investment would be required by any party desiring to produce products using TPPL technology for our markets.

We own or possess exclusive and non-exclusive licenses and other rights to use a number of trademarks in various jurisdictions. We have obtained registrations for many of these trademarks in the United States and other jurisdictions. Our various trademark registrations currently have durations of approximately 10 to 20 years, varying by mark and jurisdiction of registration and may be renewable. We endeavor to keep all of our material registrations current. We believe that many such rights and licenses are important to our business by helping to develop strong brand-name recognition in the marketplace.

Seasonality

Our business generally does not experience significant quarterly fluctuations in net sales as a result of weather or other trends that can be directly linked to seasonality patterns, although transportation and power electronics can experience seasonality in colder months. Despite that, historically our fourth quarter is our best quarter with higher revenues and generally more working days while our second quarter is the weakest due to the summer holiday season in Western Europe and North America.

Product and Process Development

Our product and process development efforts are focused on the creation of new stored energy products, and integrated power systems and controls. We allocate our resources to the following key areas:

•	the design and development of new products;
•	optimizing and expanding our existing product offering;
•	waste and scrap reduction;
•	production efficiency and utilization;
•	capacity expansion without additional facilities; and
•	quality attribute maximization.

Employees

At March 31, 2022, we had approximately 11,400 employees. Of these employees, approximately 26% were covered by collective bargaining agreements. Employees covered by collective bargaining agreements that expire in the next twelve months were approximately 7% of the total workforce. The average term of these agreements is 2 years, with the longest term being 3.5 years. We consider our employee relations to be good. We did not experience any significant labor unrest or disruption of production during fiscal 2022.

Information about Our Executive Officers

As of May 25, 2022, our executive officers are:

David M. Shaffer, age 57, President and Chief Executive Officer. Mr. Shaffer has been a director of EnerSys and has served as our President and Chief Executive Officer since April 2016. Prior thereto, he served as President and Chief Operating Officer since November 2014. From January 2013 through October 2014, he served as our President-EMEA. From 2008 to 2013, Mr. Shaffer was our President-Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined EnerSys in 2005 and has worked in various roles of increasing responsibility in the industry since 1989. Mr. Shaffer received his Masters of Business Administration degree from Marquette University and his Bachelor of Science degree in Mechanical Engineering from the University of Illinois.

Andrea J. Funk, age 52, Executive Vice President and Chief Financial Officer. Ms. Funk joined EnerSys in December 2018 and served as Vice President Finance, Americas. She was promoted to Executive Vice President & Chief Financial Officer effective April 1, 2022. Ms. Funk holds a Master of Business Administration degree from The Wharton School of Business, and a Bachelor of Science degree in accounting from Villanova University and was a certified public accountant. Previously, Ms. Funk served as Chief Financial Officer and then Chief Executive Officer of Cambridge Lee Industries LLC from 2010-2018. Prior, she served in positions of increasing responsibility at Carpenter Technology, Arrow International, Rhone-Poulenc Rorer, Bell Atlantic Corporation and Ernst & Young. Since July 2017, Ms. Funk has served on the Board of Directors of Crown Holdings Inc., whose shares are traded on the New York Stock Exchange, and is a member of their Audit and Compensation Committees.

Joern Tinnemeyer, age 49, Chief Technology Officer and Senior Vice President. Mr. Tinnemeyer has served as Senior Vice President and Chief Technology Officer since October 2017. He joined EnerSys in August 2016 as its Vice President and Chief Technology Officer. Mr. Tinnemeyer is responsible for global engineering, global quality, and technology development. His primary focus of expertise includes energy storage systems, system design optimization, safety topologies and control theory. He has worked on some of the most advanced lithium battery packs for major automotive OEMs. He currently also serves as Chairman of NaatBatt, North America’s foremost organization to foster advanced energy storage systems. Mr. Tinnemeyer studied applied mathematics and electrical engineering at the University of Toronto and holds a MSc in Astronautics and Space Engineering.

Shawn M. O’Connell, age 49, President, Motive Power. Mr. O’Connell has served as our President, Motive Power Global since July 2020. Prior thereto, from April 2019 through July 2020, he served as our President, Motive Power, our Vice President–Reserve Power Sales and Service for the Americas from February 2017, and Vice President of EnerSys Advanced Systems from December 2015 to January 2017. Mr. O’Connell joined EnerSys in 2011, serving in various sales and marketing capacities in several areas of our business. Mr. O’Connell received his Master of Business Administration degree in International Business from the University of Redlands, CA and his Bachelor of Arts degree in English Literature from the California State University, San Bernardino. Mr. O’Connell is a veteran of the U.S. Army’s 82nd Airborne Division (Paratroopers) where he served as a Signals Intelligence Analyst, Spanish Linguist, and held a Top-Secret security clearance.

Andrew M. Zogby, age 62, President, Energy Systems. Mr. Zogby has served as President, Energy Systems Global since July 2020. Prior thereto, from April 2019, he served as President, Energy Systems–Americas. He joined EnerSys upon completion of the acquisition of Alpha Technologies in December 2018. Mr. Zogby served as President of Alpha Technologies since 2008 and brings over 30 years of experience in global broadband, telecommunications and renewable energy industries. He has held corporate leadership positions with several leading technology firms. Mr. Zogby received his Bachelor of Science degree in Industrial and Labor Relations from LeMoyne College, Syracuse, New York, and his Master of Business Administration degree from Duke University’s Fuqua School of Business. He is active in the US Chamber of Commerce, and serves on the C_TEC, Chamber Technology Engagement Center Committee.

Environmental Matters and Climate Change Impacts

We are committed to the protection of the environment and train our employees to perform their duties accordingly. In the manufacture of our products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials, especially lead and acid. As a result, we are subject to extensive and evolving environmental, health and safety laws and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. In addition, we are required to comply with the regulation issued from the European Union called Registration, Evaluation, Authorization and Restriction of Chemicals or “REACH”. Under the regulation, companies which manufacture or import more than one ton of a covered chemical substance per year are required to register it in a central database administered by the European Chemicals Agency. The registration process requires the submission of information to demonstrate the safety of chemicals as used and could result in significant costs or delay the manufacture or sale of our products in the European Union. Additionally, industry associations and their member companies, including EnerSys, have scheduled meetings with the European Union member countries to advocate for their support of an exemption for lead compounds. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws and regulations, or to obtain or comply with required environmental permits, could result in fines, criminal charges or other sanctions by regulators. From time to time, we have had instances of alleged or actual noncompliance that have resulted in the imposition of fines, penalties and required corrective actions. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including current or former employees, can bring personal injury or other claims against us due to the presence of, or their exposure to, hazardous substances used, stored, transported or disposed of by us or contained in our products.

Environmental and safety certifications

Seventeen of our facilities in the Americas, EMEA and Asia are certified to ISO 14001 standards. ISO 14001 is a globally recognized, voluntary program that focuses on the implementation, maintenance and continual improvement of an environmental management system and the improvement of environmental performance. Seven facilities in EMEA and Asia are certified to ISO 45001 standards. The ISO 45001 is a globally recognized occupational health and safety management systems standard.

Climate change impacts

The potential impact of climate change on our operations is uncertain. The changing climate may result in weather patterns, increases in the frequency or severity of storms, increased temperatures and rising sea levels. As discussed elsewhere in this Annual Report on Form 10-K (Annual Report), including in Item 1A. Risk Factors, our operating results are significantly influenced by weather, and major changes in historical weather patterns could have a notable impact on our future operating results. For example, if climate change results in drier weather and more accommodating temperatures over a greater period of time, we may be able to increase our productivity, which could positively impact our revenues and gross margins. Conversely, if climate change results in a greater amount of rainfall, snow, ice or other less accommodating weather conditions, we could experience reduced productivity, which could negatively impact our revenues and gross margins. Further, while an increase in severe weather events, such as hurricanes, tropical storms, blizzards and ice storms, can create a greater amount of emergency restoration service work, it often also can result in delays or other negative consequences for our manufacturing operations, or challenges to the consistent delivery of materials from our supply chain or of our products to distributors, which could negatively impact our financial results. Climate change may also affect the conditions in which we operate, and in some cases, expose us to potentially increased liabilities associated with those environmental conditions. Concerns about climate change could also result in potential new regulations, regulatory actions or requirements to fund energy efficiency activities, any of which could result in increased costs associated with our operations. We are aware of the proposed rule on climate disclosure released by the SEC in March of this year. While we are following the progression of the rule, we are pleased to note that we are preparing to meet many of its conditions in advance. We released our inaugural, comprehensive

Sustainability Report, which was aligned with GRI and SASB standards. Included in this report, we announced key, measurable ESG goals and objectives aimed at advancing progress in sustainability, reducing our environmental footprint and creating an inclusive and empowering workplace for all employees. We also expect to issue our inaugural TCFD report during fiscal 2023. As part of our growing sustainability commitment, we announced during fiscal 2022 that we joined the United Nations Global Compact, Alliance to Save Energy, the U.S. Department of Energy’s Better Plants Program (through which we committed to reducing our energy intensity by 25% over the next 10 years (from a calendar year 2020 baseline)), the United Nations CEO Water Mandate and the CEO Action for Diversity & Inclusion. We intend to continue to conduct a climate risk analysis in the coming year and have completed an analysis of our Scope 1 and 2 emissions.

We strive to operate our facilities in a manner that protects the environment and the health and safety of our employees, customers and communities. We have implemented company-wide environmental, health and safety policies and practices, which includes monitoring, training and communication of these policies.

Quality Systems

We utilize a global strategy for quality management systems, policies and procedures, the basis of which is the ISO 9001:2015 standard, a worldwide recognized quality standard. We believe in the principles of this standard and reinforce the same by requiring mandatory compliance for all manufacturing, sales and service locations globally that are registered to the ISO 9001 standard. We also focus on specific plant certifications such as AS9100 (Aerospace), ISO13485:2016 (Medical Devices), ISO/TS 22163:2017 (Rail), TL9000 (Telecom), IATF16949:2018 (Automotive). We have also acquired our first Lithium-Ion product certification in accordance with ISO 26262 (Product Safety).

This strategy enables us to provide consistent quality products and services to meet our customers’ needs.

Human Capital Management

EnerSys is committed to developing a comprehensive, cohesive and positive employee experience. We consider talent acquisition, development, engagement and retention a key driver of our business success.

Our Board of Directors, through the Compensation Committee and the Nominating and Corporate Governance Committee, retains oversight of our human capital management process, including demographics, talent development, employee retention, material aspects of employee compensation, as well as diversity and inclusion and recruitment efforts. The Nominating and Corporate Governance Committee reports on human capital matters at each regularly scheduled Board of Directors meeting. The most significant human capital measures, objectives and initiatives include the following:

Equity, Inclusion and Belonging: We strive to create a work environment that emphasizes respect, fairness and dignity and that does not tolerate discrimination or harassment. Individuals are evaluated based on merit, without concern for race, color, religion, national origin, citizenship, marital status, gender (including pregnancy), gender identity, gender expression, sexual orientation, age, disability, veteran status, or other characteristics protected by law. We are committed to providing equal opportunities to every member of our workforce. In addition to following all applicable local laws and regulations, for fiscal year 2022, we have also formed an executive steering committee, joined, among other things, the CEO Action for Diversity and Inclusion, and funded additional staffing to further support these efforts.

Health, Safety, and Wellness: Our fundamental responsibility as an employer is to provide a safe and healthy workplace for all our employees. This undertaking is explained further in our Safety and Health Policy.

Our health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions and regulations, specific hazards and unique working environments of our manufacturing and production facilities, service centers and headquarter operations. Above all else, we are dedicated to the safety and well-being of our employees. As the COVID-19 pandemic unfolded in 2020, we quickly shifted to a remote work environment where possible, and provided employees with the resources necessary to effectively perform their job responsibilities. Additionally, we implemented changes to our manufacturing and distribution operations to include the use of personal protective equipment, intensive cleaning measures, and social distancing.

Philanthropy and Volunteerism: EnerSys is strongly committed to being an outstanding corporate citizen on a global basis in all the countries and communities where we do business. This commitment is reflected in a strong ethic for charitable contributions, endorsement of community activities, encouraging employees to give freely of their own time to serve on boards or committees in many organizations and supporting educational programs in schools and colleges.

We created several committees to assist the company in its philanthropic endeavors that support all communities in which we work. Additionally, we regularly sponsor volunteer events and fundraising campaigns, to encourage our employees to give back to our communities, a commitment that we further support by offering employees paid time off for charitable volunteering.

Training and Career Management: Employees receive regular development feedback through quarterly 1:1 reviews with their manager, which encourages open dialogues to identify and cultivate skills and opportunities. We encourage our leaders to facilitate effective conversations and measure the effectiveness of these conversations by regularly surveying our employees. In addition to training and development opportunities, all new employees are required to participate in seminars to introduce them to the EnerSys business, our strategy, our culture and philosophies. We encourage all our employees to engage in ongoing training, professional development and educational advancement programs. Through our established EnerSys Academy, we provide employees worldwide with resources to expand their knowledge on a broad scope of relevant topics to promote their growth and development.

Compensation and Benefits: To attract, retain and recognize talent, we aim to ensure merit-based, compensation practices and strive to provide competitive compensation and benefit packages to our workforce. We provide employee wages that are consistent with employee positions, skill levels, experience, knowledge and geographic location. We align our executives’ and eligible employees’ annual bonus opportunity and long-term equity compensation with our stockholders’ interests by linking realizable pay with company financial and stock performance. We completed an initial pay equity study in fiscal year 2021 to further evaluate our global pay practices across the organization. In response to the COVID-19 pandemic, we provided resources for well-being and work life flexibility for our employees to take care of themselves and their families.

Environmental, Social and Governance

At EnerSys, we understand that an effective business strategy must also be one that evaluates and addresses environmental and social risk factors as well as opportunities to leverage sustainable operations and ethical behavior as a means of driving business value. To that end, we have been integrating the fundamental values of environmental, social, and governance (“ESG”) into our everyday operations and future business strategies. Our sustainability team leads our efforts with respect to climate change management, product sustainability, operations, supply chain management, workforce health and safety, diversity, equity, inclusion, and community engagement.

We further believe that the power systems and energy management sector have a key role to play in finding innovative solutions to address global climate change. Our climate change policy underscores our goal to carry out all business activities in a sustainable manner. Our environmental policies and practices aim to protect, conserve, and sustain the world’s natural resources, as well as to protect our customers and the communities in which we live and operate. As one example of this, we offer a complete battery recycling program to assist our customers in preserving our environment and comply with recycling and waste disposal regulations.

Relationships between EnerSys and our suppliers must be based on mutual respect and integrity. Our purchasing and quality teams strive to maintain the highest standards and principles of business ethics, courtesy and competence in dealings and transactions with suppliers. Our code of supplier conduct reflects our commitment to the values of honesty, integrity, respect, and responsibility. We expect our suppliers will share and embrace our values, as well as our commitment to regulatory compliance.

We have formed an ESG steering committee, which includes members of senior management and funded additional staffing to further support the ongoing development of our ESG program. In addition, we clarified that our Board of Directors oversees our programs related to matters of corporate responsibility and sustainability performance, including climate change, through the Nominating and Corporate Governance Committee. We also announced in April 2022 that we joined the United Nations Global Compact, Alliance to Save Energy, the U.S. Department of Energy’s Better Plants Program (through which we committed to reducing our energy intensity by 25% over the next 10 years (from a calendar year 2020 baseline)), the United Nations CEO Water Mandate. These actions demonstrate the strength and commitment to sustainability throughout the organization worldwide.

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov.

Our Internet address is http://www.enersys.com. We make available free of charge on http://www.enersys.com our annual, quarterly and current reports, and amendments to those reports, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.

ITEM 1A.        RISK FACTORS

The following risks and uncertainties, as well as others described in this Annual Report on Form 10-K, could materially and adversely affect our business, our results of operations and financial condition and could cause actual results to differ materially from our expectations and projections. Stockholders are cautioned that these and other factors, including those beyond our control, may affect future performance and cause actual results to differ from those which may, from time to time, be anticipated. There may be additional risks that are not presently material or known. See “Cautionary Note Regarding Forward-Looking Statements.” All forward-looking statements made by us or on our behalf are qualified by the risks described below.

We operate in an extremely competitive industry and are subject to pricing pressures.

We compete with a number of major international manufacturers and distributors, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industry and consolidation among industrial battery purchasers, we have been subjected to significant pricing pressures. We anticipate continued competitive pricing pressure as foreign producers are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major Americas and European markets. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with OEMs and other customers. In addition, certain of our competitors own lead smelting facilities which, during periods of lead cost increases or price volatility, may provide a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs. We cannot assure you that we will be able to continue to control our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

Our results of operations may be negatively impacted by public health epidemics or outbreaks, including the novel coronavirus (“COVID-19”).

Public health epidemics or outbreaks could adversely impact our business. In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China, infections have been reported globally and causing disruption to many economies. The extent to which the coronavirus continues to impact our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new variants and new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, as well as the distribution and effectiveness of COVID-19 vaccines, among others. In particular, the continued spread of the coronavirus globally could adversely impact our operations, including among others, our manufacturing and supply chain, sales and marketing and could have an adverse impact on our business and our financial results. Additionally, countries may impose prolonged quarantines and travel restrictions, which may significantly impact the ability of our employees to get to their places of work to produce products, may make it such that we are unable to obtain sufficient components or raw materials and component parts on a timely basis or at a cost-effective price or may significantly hamper our products from moving through the supply chain.

Our global operations expose us to risks associated with public health crises and epidemics/pandemics, such as COVID-19. We rely on our production facilities, as well as third-party suppliers and manufacturers, in the United States, Australia, Canada, France, Germany, Italy, the People’s Republic of China (“PRC”), the United Kingdom and other countries significantly impacted by COVID-19. This outbreak has resulted in the extended shutdown of certain businesses in many of these countries, which has resulted and may continue to result in disruptions or delays to our supply chain. Any disruption in these businesses will likely impact our sales and operating results. COVID-19 has had, and may continue to have, an adverse impact on our operations, supply chains and distribution systems and increase our expenses, including as a result of impacts associated with preventive and precautionary measures that we, other businesses and governments are taking. Due to these impacts and measures, we have experienced, and may continue to experience, significant and unpredictable reductions in demand for certain of our products. The degree and duration of disruptions to business activity are unknown at this time. The rapid spread of a contagious illness such as a novel coronavirus, or fear of such an event, can have a material adverse effect on the demand for our products and services and therefore have a material adverse effect on our business and results of operations.

A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our products.

The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on our business, financial condition and results of operations. The extent of the impact will depend on future developments, including actions taken to contain COVID-19, and if these impacts persist or exacerbate over an extended period of time.

The uncertainty in global economic conditions could negatively affect the Company’s operating results.

Our operating results are directly affected by the general global economic conditions of the industries in which our major customer groups operate. Our business segments are highly dependent on the economic and market conditions in each of the geographic areas in which we operate. Our products are heavily dependent on the end markets that we serve and our operating results will vary by location, depending on the economic environment in these markets. Sales of our motive power products, for example, depend significantly on demand for new electric industrial forklift trucks, which in turn depends on end-user demand for additional motive capacity in their distribution and manufacturing facilities. The uncertainty in global economic conditions varies by geographic location and can result in substantial volatility in global credit markets, particularly in the United States, where we service the vast majority of our debt. Moreover, Federal Reserve policy, including with respect to rising interest rates and the decision to end its quantitative easing policy, may also result in market volatility and/or a return to unfavorable economic conditions. These conditions affect our business by reducing prices that our customers may be able or willing to pay for our products or by reducing the demand for our products, which could in turn negatively impact our sales and earnings generation and result in a material adverse effect on our business, cash flow, results of operations and financial position.

Government reviews, inquiries, investigations, and actions could harm our business or reputation.

As we operate in various locations around the world, our operations in certain countries are subject to significant governmental scrutiny and may be adversely impacted by the results of such scrutiny. The regulatory environment with regard to our business is evolving, and officials often exercise broad discretion in deciding how to interpret and apply applicable regulations. From time to time, we receive formal and informal inquiries from various government regulatory authorities, as well as self-regulatory organizations, about our business and compliance with local laws, regulations or standards.

Any determination that our operations or activities, or the activities of our employees, are not in compliance with existing laws, regulations or standards could result in the imposition of substantial fines, interruptions of business, loss of supplier, vendor, customer or other third-party relationships, termination of necessary licenses and permits, or similar results, all of which could potentially harm our business and/or reputation. Even if an inquiry does not result in these types of determinations, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business, and it potentially could create negative publicity which could harm our business and/or reputation.

Reliance on third party relationships and derivative agreements could adversely affect the Company’s business.

We depend on third parties, including suppliers, distributors, lead toll operators, freight forwarders, insurance brokers, commodity brokers, major financial institutions and other third party service providers, for key aspects of our business, including the provision of derivative contracts to manage risks of (a) commodity cost volatility, (b) foreign currency exposures and (c) interest rate volatility. Failure of these third parties to meet their contractual, regulatory and other obligations to the Company, or the development of factors that materially disrupt our relationships with these third parties, could expose us to the risks of business disruption, higher commodity and interest costs, unfavorable foreign currency rates and higher expenses, which could have a material adverse effect on our business.

Our operating results could be adversely affected by changes in the cost and availability of raw materials.

Lead is our most significant raw material and is used along with significant amounts of plastics, steel, copper and other materials in our manufacturing processes. We estimate that raw material costs account for over half of our cost of goods sold. The costs of these raw materials, particularly lead, are volatile and beyond our control. Additionally, availability of the raw materials used to manufacture our products may be limited at times resulting in higher prices and/or the need to find alternative suppliers. Furthermore, the cost of raw materials may also be influenced by transportation costs. Volatile raw material costs can significantly affect our operating results and make period-to-period comparisons difficult. We cannot assure you that we will be able to either hedge the costs or secure the availability of our raw material requirements at a reasonable level or, even with respect to our agreements that adjust pricing to a market-based index for lead, pass on to our customers the increased costs of our raw materials without affecting demand or that limited availability of materials will not impact our production capabilities. Our inability to raise the price of our products in response to increases in prices of raw materials or to maintain a proper supply of raw materials could have an adverse effect on our revenue, operating profit and net income.

Increases in costs, disruption of supply or shortage of any of our battery components, such as electronic and mechanical parts, or raw materials used in the production of such parts could harm our business.

From time to time, we may experience increases in the cost or a sustained interruption in the supply or shortage of our components. For example, a global shortage and component supply disruptions of electronic and other battery components is currently being reported, and the full impact to us is yet unknown. Other examples of shortages and component supply disruptions could include the supply of electronic components and raw materials (such as resins and other raw metal materials) that go into the production of our products. Any such cost increase or supply interruption could materially and negatively impact our business, prospects, financial condition and operating results. The prices for our components fluctuate depending on market conditions and global demand and could adversely affect our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for battery cells. These risks include, but are not limited to:

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supply shortages caused by the inability or unwillingness of our suppliers and their competitors to build or operate component production facilities to supply the numbers of battery components required to support the rapid growth of the electric vehicle industry and other industries in which we operate as demand for such components increases;

•	disruption in the supply of electronic circuits due to quality issues or insufficient raw materials;
•	a decrease in the number of manufacturers of battery components; and
•	an increase in the cost of raw materials.

We are dependent on the continued supply of battery components for our products. To date we have a limited number of fully qualified suppliers, and have limited flexibility in changing suppliers, though we are actively engaged in activities to qualify additional suppliers. Any disruption in the supply of battery components could temporarily disrupt production of our products until a different supplier is fully qualified.

The cost of our battery products depends in part upon the prices and availability of raw materials such as lithium, nickel, cobalt and/or other metals. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased global production of electric vehicles and energy storage products. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges. Any reduced availability of these raw materials or substantial increases in the prices for such materials may increase the cost of our components and consequently, the cost of our products. There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which in turn could damage our brand, business, prospects, financial condition and operating results.

Our operations expose us to litigation, tax, environmental and other legal compliance risks.

We are subject to a variety of litigation, tax, environmental, health and safety and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, government contracts, taxes, health and safety liabilities, environmental matters and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices. We or one of our business units could be charged with wrongdoing as a result of such matters. If convicted or found liable, we could be subject to significant fines, penalties, repayments or other damages (in certain cases, treble damages). As a global business, we are subject to complex laws and regulations in the U.S. and other countries in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.

In the area of taxes, changes in tax laws and regulations, as well as changes in related interpretations and other tax guidance could materially impact our tax receivables and liabilities and our deferred tax assets and tax liabilities. Additionally, in the ordinary course of business, we are subject to examinations by various authorities, including tax authorities. In addition to ongoing examinations, there could be additional investigations launched in the future by governmental authorities in various jurisdictions and existing investigations could be expanded. The global and diverse nature of our operations means that these risks will continue to exist and additional legal proceedings and contingencies will arise from time to time. Our results may be affected by the outcome of legal proceedings and other contingencies that cannot be predicted with certainty.

In the manufacture of our products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials, especially lead and acid. As a result, we are subject to extensive and changing environmental, health and safety laws and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; remediation of polluted ground or water; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. In light of the efforts to slow the spread of COVID-19 by many governments, we have also become subject to a number of restrictions on the operation of our business. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws or regulations, or to obtain or comply with required environmental permits, could result in fines, criminal charges or other sanctions by regulators. From time to time we have had instances of alleged or actual noncompliance that have resulted in the imposition of fines, penalties and required corrective actions. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our products.

Certain environmental laws assess liability on owners or operators of real property for the cost of investigation, removal or remediation of hazardous substances at their current or former properties or at properties at which they have disposed of hazardous substances. These laws may also assess costs to repair damage to natural resources. We may be responsible for remediating damage to our properties caused by former owners. Soil and groundwater contamination has occurred at some of our current and former properties and may occur or be discovered at other properties in the future. We are currently investigating and monitoring soil and groundwater contamination at several of our properties, in most cases as required by regulatory permitting processes. We may be required to conduct these operations at other properties in the future. In addition, we have been, and in the future, may be liable to contribute to the cleanup of locations owned or operated by other persons to which we or our predecessor companies have sent wastes for disposal, pursuant to federal and other environmental laws. Under these laws, the owner or operator of contaminated properties and companies that generated, disposed of or arranged for the disposal of wastes sent to a contaminated disposal facility can be held jointly and severally liable for the investigation and cleanup of such properties, regardless of fault. Additionally, our products may become subject to fees and taxes in order to fund cleanup of such properties, including those operated or used by other lead-battery industry participants.

Changes in environmental and climate laws or regulations could lead to new or additional investment in production designs and could increase environmental compliance expenditures. For example, the European Union has enacted greenhouse gas emissions legislation, and continues to expand the scope of such legislation. The United States Environmental Protection Agency has promulgated regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the United States have enacted, or are considering, limitations on greenhouse gas emissions.

Changes in climate change concerns, or in the regulation of such concerns, including greenhouse gas emissions, could subject us to additional costs and restrictions, including increased energy and raw materials costs. Additionally, we cannot assure you that we have been or at all times will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits, or that we will not be exposed to material environmental, health or safety litigation.

Also, the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. The FCPA applies to companies, individual directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for actions taken by strategic or local partners or representatives. The FCPA also imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments. Certain of our customer relationships outside of the U.S. are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. Despite meaningful measures that we undertake to facilitate lawful conduct, which include training and internal control policies, these measures may not always prevent reckless or criminal acts by our employees or agents. As a result, we could be subject to criminal and civil penalties, disgorgement, further changes or enhancements to our procedures, policies and controls, personnel changes or other remedial actions. Violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and result in a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

There is also a regulation to improve the transparency and accountability concerning the supply of minerals coming from the conflict zones in and around the Democratic Republic of Congo. U.S. legislation included disclosure requirements regarding the use of conflict minerals mined from the Democratic Republic of Congo and adjoining countries and procedures regarding a manufacturer’s efforts to prevent the sourcing of such conflict minerals. In addition, the European Union adopted an EU-wide conflict minerals rule under which most EU importers of tin, tungsten, tantalum, gold and their ores will have to conduct due diligence to ensure the minerals do not originate from conflict zones and do not fund armed conflicts. Large manufacturers also will have to disclose how they plan to monitor their sources to comply with the rules. Compliance with the regulation began January 1, 2021. The implementation of these requirements could affect the sourcing and availability of minerals used in the manufacture of our products. As a result, there may only be a limited pool of suppliers who provide conflict-free metals, and we cannot assure you that we will be able to obtain products in sufficient quantities or at competitive prices. Future regulations may become more stringent or costly and our compliance costs and potential liabilities could increase, which may harm our business.

We are exposed to exchange rate and inflation risks, and our net earnings and financial condition may suffer due to currency translations.

We invoice our foreign sales and service transactions in local and foreign currencies and translate net sales using actual exchange rates during the period. We translate our non-U.S. assets and liabilities into U.S. dollars using current exchange rates as of the balance sheet dates. Because a significant portion of our revenues and expenses are denominated in foreign currencies, changes in exchange rates between the U.S. dollar and foreign currencies including the effects of inflation, primarily the euro, British pound, Polish zloty, Chinese renminbi, Mexican peso and Swiss franc may adversely affect our revenue, cost of goods sold and operating margins. For example, foreign currency depreciation against the U.S. dollar will reduce the value of our foreign revenues and operating earnings as well as reduce our net investment in foreign subsidiaries. Approximately 40% of net sales were generated outside of the United States in fiscal 2022. In addition, we have balance sheet foreign currency positions that benefit from a stronger U. S. dollar and weak euro and may impact other income /expense and equity on the balance sheet.

Most of the risk of fluctuating foreign currencies is in our European operations, which comprised approximately one-third of our net sales during the last three fiscal years. The euro is the dominant currency in our EMEA operations. In the event that one or more European countries were to replace the euro with another currency, our sales into such countries, or into Europe generally, would likely be adversely affected until stable exchange rates are established.

The translation impact from currency fluctuations on net sales and operating earnings in our Americas and Asia operations are not as significant as our European operations, as a substantial majority of these net sales and operating earnings in the Americas are in U.S. dollars and Asia is a smaller sales region.

If foreign currencies depreciate against the U.S. dollar, it would make it more expensive for our non-U.S. subsidiaries to purchase certain of our raw material commodities that are priced globally in U.S. dollars, while the related revenue will decrease when translated to U.S. dollars. Significant movements in foreign exchange rates can have a material impact on our results of operations and financial condition. We periodically engage in hedging of our foreign currency exposures, but cannot assure you that we can successfully hedge all of our foreign currency exposures or do so at a reasonable cost.

We quantify and monitor our global foreign currency exposures. Our largest foreign currency exposure is from the purchase and conversion of U.S. dollar-based lead costs into local currencies in Europe. Additionally, we have currency exposures from intercompany financing and intercompany and third party trade transactions. On a selective basis, we enter into foreign currency forward contracts and purchase option contracts to reduce the impact from the volatility of currency movements; however, we cannot be certain that foreign currency fluctuations will not impact our operations in the future.

If we are unable to effectively hedge against currency fluctuations, our operating costs and revenues in our non-U.S. operations may be adversely affected, which would have an adverse effect on our operating profit and net income.

We have experienced and may continue to experience, difficulties implementing our new global enterprise resource planning system.

We are engaged in a multi-year implementation of a new global enterprise resource planning system (“ERP”). The ERP is designed to efficiently maintain our financial records and provide information important to the operation of our business to our management team. The ERP will continue to require significant investment of human and financial resources. In implementing the ERP, we had experienced significant production and shipping delays, increased costs and other difficulties. Any significant disruption or deficiency in the design and implementation of the ERP could adversely affect our ability to process orders, ship product, send invoices and track payments, fulfill contractual obligations or otherwise operate our business. While we have invested significant resources in planning, project management and training, additional and significant implementation issues may arise. In addition, our efforts to centralize various business processes and functions within our organization in connection with our ERP implementation may disrupt our operations and negatively impact our business, results of operations and financial condition.

The failure to successfully implement efficiency and cost reduction initiatives, including restructuring activities, could materially adversely affect our business and results of operations, and we may not realize some or all of the anticipated benefits of those initiatives.

From time to time we have implemented efficiency and cost reduction initiatives intended to improve our profitability and to respond to changes impacting our business and industry. These initiatives include relocating manufacturing to lower cost regions, working with our material suppliers to lower costs, product design and manufacturing improvements, personnel reductions and voluntary retirement programs, and strategically planning capital expenditures and development activities. In the past we have recorded net restructuring charges to cover costs associated with our cost reduction initiatives involving restructuring. These costs have been primarily composed of employee separation costs, including severance payments, and asset impairments or losses from disposal. We also undertake restructuring activities and programs to improve our cost structure in connection with our business acquisitions, which can result in significant charges, including charges for severance payments to terminated employees and asset impairment charges.

We cannot assure you that our efficiency and cost reduction initiatives will be successfully or timely implemented, or that they will materially and positively impact our profitability. Because our initiatives involve changes to many aspects of our business, the associated cost reductions could adversely impact productivity and sales to an extent we have not anticipated. In addition, our ability to complete our efficiency and cost-savings initiatives and achieve the anticipated benefits within the expected time frame is subject to estimates and assumptions and may vary materially from our expectations, including as a result of factors that are beyond our control. Furthermore, our efforts to improve the efficiencies of our business operations and improve growth may not be successful. Even if we fully execute and implement these activities and they generate the anticipated cost savings, there may be other unforeseeable and unintended consequences that could materially adversely impact our profitability and business, including unintended employee attrition or harm to our competitive position. To the extent that we do not achieve the profitability enhancement or other benefits of our efficiency and cost reduction initiatives that we anticipate, our results of operations may be materially adversely affected.

Our international operations may be adversely affected by actions taken by foreign governments or other forces or events over which we may have no control.

We currently have significant manufacturing and/or distribution facilities outside of the United States, in Argentina, Australia, Belgium, Brazil, Canada, the Czech Republic, France, Germany, India, Italy, Malaysia, Mexico, the PRC, Poland, Spain, Switzerland and the United Kingdom. Our global operations are dependent upon products manufactured, purchased and sold in the U.S. and internationally, including in countries with political and economic instability or uncertainty. This includes, for example, the uncertainty related to the United Kingdom’s withdrawal from the European Union (commonly known as “Brexit”) the current conflict between Russia and Ukraine, ongoing terrorist activity, the adoption and expansion of trade restrictions, including the occurrence or escalation of a “trade war,” or other governmental action related to tariffs or trade agreements or policies among the governments of the United States, the PRC and other countries and other global events. The global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflict between Russia and Ukraine, or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by affected countries and others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Recent effects of the conflict between Russia and Ukraine includes writing off $4.0 million in net assets located in Russia during the fourth quarter of fiscal 2022, and we do not expect to be able to repatriate any monies located in Russia. Furthermore, Brexit could cause disruptions to, and create uncertainty surrounding our business, including affecting our relationships with our existing and future customers, suppliers and associates, which could have an adverse effect on our business, financial results and operations. Recent effects of Brexit include changes in customs regulations, shortages of truck drivers in the U.K., and administrative burdens placed on transportation companies, which have led to challenges and delays in moving inventory across U.K./EU borders, and higher importation, freight and distribution costs. If such trends continue, we may experience further cost increases.

Some countries have greater political and economic volatility and greater vulnerability to infrastructure and labor disruptions than others. Our business could be negatively impacted by adverse fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important geographic points of exit and entry for our products. Operating in different regions and countries exposes us to a number of risks, including:

•	multiple and potentially conflicting laws, regulations and policies that are subject to change;

•	imposition of currency restrictions, restrictions on repatriation of earnings or other restraints imposition of burdensome import duties, tariffs or quotas;
•	changes in trade agreements;
•	imposition of new or additional trade and economic sanctions laws imposed by the U.S. or foreign governments;
•	war or terrorist acts; and
•	political and economic instability or civil unrest that may severely disrupt economic activity in affected countries.

The occurrence of one or more of these events may negatively impact our business, results of operations and financial condition.

Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

Many new energy storage technologies have been introduced over the past several years. For certain important and growing markets, including markets served by our Motive Power and Energy Storage business segments, lithium-based battery technologies have a large and growing market share. Our ability to achieve significant and sustained penetration of key developing markets, including markets served by our Motive Power and Energy Storage business segments, will depend upon our success in developing or acquiring these and other technologies and related raw materials and components, either independently, through joint ventures or through acquisitions. If we fail to develop or acquire, and manufacture and sell, products that satisfy our customers’ demands, or we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, then market acceptance of our products could be reduced and our business could be adversely affected. We cannot assure you that our portfolio of primarily lead-acid products will remain competitive with products based on new technologies.

We may not be able to adequately protect our proprietary intellectual property and technology.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Certain of these technologies, especially TPPL technology, are important to our business and are not protected by patents. Despite our efforts to protect our proprietary intellectual property and technology and other confidential information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property and proprietary technologies. If we are unable to protect our intellectual property and technology, we may lose any technological advantage we currently enjoy and may be required to take an impairment charge with respect to the carrying value of such intellectual property or goodwill established in connection with the acquisition thereof. In either case, our operating results and net income may be adversely affected.

Relocation of our customers’ operations could adversely affect our business.

The trend by a number of our North American and Western European customers to move manufacturing operations and expand their businesses in faster growing and low labor-cost markets may have an adverse impact on our business. As our customers in traditional manufacturing-based industries seek to move their manufacturing operations to these locations, there is a risk that these customers will source their energy storage products from competitors located in those territories and will cease or reduce the purchase of products from our manufacturing plants. We cannot assure you that we will be able to compete effectively with manufacturing operations of energy storage products in those territories, whether by establishing or expanding our manufacturing operations in those lower-cost territories or acquiring existing manufacturers.

Quality problems with our products could harm our reputation and erode our competitive position.

The success of our business will depend upon the quality of our products and our relationships with customers. In the event that our products fail to meet our customers’ standards, our reputation could be harmed, which would adversely affect our marketing and sales efforts. We cannot assure you that our customers will not experience quality problems with our products.

We offer our products under a variety of brand names, the protection of which is important to our reputation for quality in the consumer marketplace.

We rely upon a combination of trademark, licensing and contractual covenants to establish and protect the brand names of our products. We have registered many of our trademarks in the U.S. Patent and Trademark Office and in other countries. In many market segments, our reputation is closely related to our brand names. Monitoring unauthorized use of our brand names is difficult, and we cannot be certain that the steps we have taken will prevent their unauthorized use, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the U.S. We cannot assure you that our brand names will not be misappropriated or utilized without our consent or that such actions will not have a material adverse effect on our reputation and on our results of operations.

We may fail to implement our plans to make acquisitions or successfully integrate them into our operations.

As part of our business strategy, we have grown, and plan to continue growing, by acquiring other product lines, technologies or facilities that complement or expand our existing business. There is significant competition for acquisition targets in the stored energy industry. We may not be able to identify suitable acquisition candidates or negotiate attractive terms. In addition, we may have difficulty obtaining the financing necessary to complete transactions we pursue. In that regard, our credit facilities restrict the amount of additional indebtedness that we may incur to finance acquisitions and place other restrictions on our ability to make acquisitions. Exceeding any of these restrictions would require the consent of our lenders. Even if acquisition candidates are identified, we cannot be sure that our diligence will surface all material issues that may be present, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of such acquisition candidate and its business and outside of their respective control will not arise later. If any such material issues arise, they may materially and adversely impact the on-going business of EnerSys and our stockholders’ investment. We may be unable to successfully integrate any assets, liabilities, customers, systems and management personnel we acquire into our operations and we may not be able to realize related revenue synergies and cost savings within expected time frames. For example, the ability of EnerSys to realize the anticipated benefits of the acquisition will depend, to a large extent, on our ability to combine our businesses in a manner that facilitates growth opportunities and realizes anticipated synergies, and achieves the projected stand-alone cost savings and revenue growth trends identified by each company. It is expected that we will benefit from operational and general and administrative cost synergies resulting from the warehouse and transportation integration, direct procurement savings on overlapping materials, purchasing scale on indirect spend categories and optimization of duplicate positions and processes. We may also enjoy revenue synergies, driven by a strong portfolio of brands with exposure to higher growth segments and the ability to leverage our collective distribution strength. In order to achieve these expected benefits, we must successfully combine the businesses in a manner that permits these cost savings and synergies to be realized and must achieve the anticipated savings and synergies without adversely affecting current revenues and investments in future growth. If we experience difficulties with the integration process or are not able to successfully achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected. Our failure to execute our acquisition strategy could have a material adverse effect on our business. We cannot assure you that our acquisition strategy will be successful or that we will be able to successfully integrate acquisitions we do make.

Any acquisitions that we complete may dilute stockholder ownership interests in EnerSys, may have adverse effects on our financial condition and results of operations and may cause unanticipated liabilities.

Future acquisitions may involve the issuance of our equity securities as payment, in part or in full, for the businesses or assets acquired. Any future issuances of equity securities would dilute stockholder ownership interests. In addition, future acquisitions might not increase, and may even decrease, our earnings or earnings per share and the benefits derived by us from an acquisition might not outweigh or might not exceed the dilutive effect of the acquisition. We also may incur additional debt or suffer adverse tax and accounting consequences in connection with any future acquisitions.

If our electronic data is compromised, our business could be significantly harmed.

We and our business partners maintain significant amounts of data electronically in locations around the world. This data relates to all aspects of our business, including current and future products and services under development, and also contains certain customer, supplier, partner and employee data. We maintain systems and processes designed to protect this data, but notwithstanding such protective measures, there is a risk of intrusion, cyberattacks, tampering, theft, misplaced or lost data, programming and/or human errors that could compromise the integrity and privacy of this data, improper use of our systems, software solutions or networks, unauthorized access, use, disclosure, modification or destruction of information, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness, and results of operations. In addition, we provide confidential and proprietary information to our third-party business partners in certain cases where doing so is necessary to conduct our business. While we obtain assurances from those parties that they have systems and processes in place to protect such data, and where applicable, that they will take steps to assure the protections of such data by third parties, nonetheless those partners may also be subject to data intrusion or otherwise compromise the protection of such data. Any compromise of the confidential data of our customers, suppliers, partners, employees or ourselves, or failure to prevent or mitigate the loss of or damage to this data through breach of our information technology systems or other means could substantially disrupt our operations, harm our customers, employees and other business partners, damage our reputation, violate applicable laws and regulations, subject us to potentially significant costs and liabilities and result in a loss of business that could be material.

We operate a number of critical computer systems throughout our business that can fail for a variety of reasons. If such a failure were to occur, we may not be able to sufficiently recover from the failure in time to avoid the loss of data or any adverse impact on certain of our operations that are dependent on such systems. This could result in lost sales and the inefficient operation of our facilities for the duration of such a failure.

We may not be able to maintain adequate credit facilities.

Our ability to continue our ongoing business operations and fund future growth depends on our ability to maintain adequate credit facilities and to comply with the financial and other covenants in such credit facilities or to secure alternative sources of financing. However, such credit facilities or alternate financing may not be available or, if available, may not be on terms favorable to us. If we do not have adequate access to credit, we may be unable to refinance our existing borrowings and credit facilities when they mature and to fund future acquisitions, and this may reduce our flexibility in responding to changing industry conditions.

Our indebtedness could adversely affect our financial condition and results of operations.

As of March 31, 2022, we had $1,299 million of total consolidated debt (including finance leases). This level of debt could:

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increase our vulnerability to adverse general economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings bear, and will continue to bear, interest at floating rates;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, which would reduce the availability of our cash to fund working capital, capital expenditures or other general corporate purposes, including acquisitions;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;
•	restrict our ability to introduce new products or technologies or exploit business opportunities;
•	place us at a disadvantage compared with competitors that have proportionately less debt;
•	limit our ability to borrow additional funds in the future, if we need them, due to financial and restrictive covenants in our debt agreements; and
•	have a material adverse effect on us if we fail to comply with the financial and restrictive covenants in our debt agreements.

There can be no assurance that we will continue to declare cash dividends at all or in any particular amounts.

During fiscal 2022, we announced the declaration of a quarterly cash dividend of $0.175 per share of common stock for quarters ended July 4, 2021, October 3, 2021, January 2, 2022 and March 31, 2022. On May 20, 2022, we announced a fiscal 2023 first quarter cash dividend of $0.175 per share of common stock. Future payment of a regular quarterly cash dividend on our common shares will be subject to, among other things, our results of operations, cash balances and future cash requirements, financial condition, statutory requirements of Delaware law, compliance with the terms of existing and future indebtedness and credit facilities, and other factors that the Board of Directors may deem relevant. Our dividend payments may change from time to time, and we cannot provide assurance that we will continue to declare dividends at all or in any particular amounts. A reduction in or elimination of our dividend payments could have a negative effect on our share price.

We cannot guarantee that our share repurchase programs will be fully consummated or that they will enhance long-term stockholder value. Share repurchases could also increase the volatility of the trading price of our stock and could diminish our cash reserves.

Our Board of Directors has authorized two share repurchase programs, one authorizing the repurchase of up to $150 million of our common stock, of which authority, as of May 25, 2022, approximately $163 million remains available and another authorizing the repurchase of up to such number of shares as shall equal the dilutive effects of any equity-based award granted during such fiscal year and the number of shares exercised through stock option awards during such fiscal year. Although our Board of Directors has authorized these share repurchase programs, the programs do not obligate us to repurchase any specific dollar amount or to acquire any specific number of shares. We cannot guarantee that the programs will be fully consummated or that they will enhance long-term stockholder value. The programs could affect the trading price of our stock and increase volatility, and any announcement of a termination of these programs may result in a decrease in the trading price of our stock. In addition, these programs could diminish our cash reserves.

We depend on our senior management team and other key employees, and significant attrition within our management team or unsuccessful succession planning could adversely affect our business.

Our success depends in part on our ability to attract, retain and motivate senior management and other key employees. Achieving this objective may be difficult due to many factors, including fluctuations in global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation programs. Competition for qualified personnel can be very intense. We must continue to recruit, retain and motivate senior management and other key employees sufficient to maintain our current business and support our future projects. We are vulnerable to attrition among our current senior management team and other key employees. A loss of any such personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations. In addition, if we are unsuccessful in our succession planning efforts, the continuity of our business and results of operations could be adversely affected.

We may have exposure to greater than anticipated tax liabilities.

Our income tax obligations are based in part on our corporate operating structure and intercompany arrangements, including the manner in which we operate our business, develop, value, manage, protect, and use our intellectual property and the valuations of our intercompany transactions. We may also be subject to additional indirect or non-income taxes. The tax laws applicable to our business, including the laws of the United States and other jurisdictions, are subject to interpretation and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue from multi-national companies, like us. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and harm our financial position, results of operations, and cash flows. Although we believe that our provision for income taxes is reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. In addition, our future income tax rates could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles.

Changes in tax laws or tax rulings could materially affect our financial position, results of operations, and cash flows.

The income and non-income tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially affect our financial position, results of operations, and cash flows. These enactments and future possible guidance from the applicable taxing authorities may have a material impact on the Company’s operating results. In addition, many countries in Europe, as well as a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in many countries where we do business or require us to change the manner in which we operate our business. The Company closely monitors these proposals as they arise in the countries where it operates. Changes to the statutory tax rate may occur at any time, and any related expense or benefit recorded may be material to the fiscal quarter and year in which the law change is enacted. The European Commission has conducted investigations in multiple countries focusing on whether local country tax rulings or tax legislation provides preferential tax treatment that violates European Union state aid rules and concluded that certain countries, have provided illegal state aid in certain cases. These investigations may result in changes to the tax treatment of our foreign operations. Due to the large and expanding scale of our international business activities, many of these types of changes to the taxation of our activities could increase our worldwide effective tax rate and harm our financial position, results of operations, and cash flows.

In connection with the Organization for Economic Cooperation and Development Base Erosion and Profit Shifting (BEPS) project, companies are required to disclose more information to tax authorities on operations around the world, which may lead to greater audit scrutiny of profits earned in other countries. The Company regularly assesses the likely outcomes of its tax audits and disputes to determine the appropriateness of its tax reserves. However, any tax authority could take a position on tax treatment that is contrary to the Company’s expectations, which could result in tax liabilities in excess of reserves.

Our software and related services are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business.

The software and related services that we offer are highly technical and complex. Our services or any other products that we may introduce in the future may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We have a practice of regularly updating our products and some errors in our products may be discovered only after a product has been used by users, and may in some cases be detected only under certain circumstances or after extended use. Any errors, bugs or other vulnerabilities discovered in our code or backend after release could damage our reputation, drive away users, allow third parties to manipulate or exploit our software, lower revenue and expose us to claims for damages, any of which could seriously harm our business. Additionally, errors, bugs, or other vulnerabilities may, either directly or if exploited by third parties, affect our ability to make accurate royalty payments.

We also could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and our business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

A failure to keep pace with developments in technology could impair our operations or competitive position.

Our business continues to demand the use of sophisticated systems and technology. These systems and technologies must be refined, updated and replaced with more advanced systems on a regular basis in order for us to meet our customers’ demands and expectations. If we are unable to do so on a timely basis or within reasonable cost parameters, or if we are unable to appropriately and timely train our employees to operate any of these new systems, our business could suffer. We also may not achieve the benefits that we anticipate from any new system or technology, such as fuel abatement technologies, and a failure to do so could result in higher than anticipated costs or could impair our operating results.

ITEM 1B.        UNRESOLVED STAFF COMMENTS

None.

ITEM  2.        PROPERTIES

The Company’s worldwide headquarters is located in Reading, Pennsylvania, U.S.A. Headquarters for our Americas and EMEA operations are located in Reading, Pennsylvania, U.S.A., and Zug, Switzerland, respectively. The Company owns approximately 80% of its manufacturing facilities and distribution centers worldwide. The following sets forth the Company’s principal owned or leased facilities:

Americas: Sylmar, California; Longmont, Colorado; Tampa, Florida; Suwanee, Georgia; Hays, Kansas; Richmond, Kentucky; Springfield and Warrensburg, Missouri; Horsham, Pennsylvania; Sumter, South Carolina; Ooltewah, Tennessee; Spokane and Bellingham, Washington in the United States. Burnaby, Canada; Monterrey and Tijuana, Mexico; Buenos Aires, Argentina and São Paulo, Brazil.

EMEA: Hostomice, Czech Republic; Arras, France; Bielsko-Biala, Poland; Stockholm, Sweden; Newport and Culham, United Kingdom.

Asia: Chongqing and Yangzhou, the PRC.

We consider our plants and facilities, whether owned or leased, to be in satisfactory condition and adequate to meet the needs of our current businesses and projected growth. Information as to material lease commitments is included in Note 3—Leases to the Consolidated Financial Statements.

ITEM 3.        LEGAL PROCEEDINGS

From time to time, we are involved in litigation incidental to the conduct of our business. See Litigation and Other Legal Matters in Note 19—Commitments, Contingencies and Litigation to the Consolidated Financial Statements, which is incorporated herein by reference.

ITEM 4.        MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

The Company’s common stock has been listed on the New York Stock Exchange under the symbol “ENS” since it began trading on July 30, 2004. Prior to that time, there had been no public market for our common stock.

Holders of Record

As of May 20, 2022, there were approximately 536 record holders of common stock of the Company. Because many of these shares are held by brokers and other institutions on behalf of stockholders, the Company is unable to estimate the total number of stockholders represented by these record holders.

Recent Sales of Unregistered Securities

During the fourth quarter of fiscal 2022, we did not issue any unregistered securities.

Dividends

During fiscal 2022, the Company’s quarterly dividend was $0.175 per share. The Company declared aggregate regular cash dividends of $0.70 per share in each of the years ended March 31, 2022, March 31, 2021 and 2020.

The Company anticipates that it will continue to pay quarterly cash dividends in the future. However, the payment and amount of future dividends remain within the discretion of the Board and will depend upon the Company’s future earnings, financial condition, capital requirements, restrictions under existing or future credit facilities or debt and other factors. See “There can be no assurance that we will continue to declare cash dividends at all or in any particular amounts.” Under Item 1A. Risk Factors for additional information.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

The following table summarizes the number of shares of common stock we purchased from participants in our equity incentive plans, as well as repurchases of common stock authorized by the Board of Directors. As provided by the Company’s equity incentive plans, (a) vested options outstanding may be exercised through surrender to the Company of option shares or vested options outstanding under the Company’s equity incentive plans to satisfy the applicable aggregate exercise price (and any withholding tax) required to be paid upon such exercise and (b) the withholding tax requirements related to the vesting and settlement of equity awards may be satisfied by the surrender of shares of the Company’s common stock.

Purchases of Equity Securities

Period	(a) Total number of shares (or units) purchased	(b) Average price paid per share (or unit)	(c) Total number of shares (or units) purchased as part of publicly announced plans or programs	(d) Maximum number (or approximate dollar value) of shares (or units) that may be purchased under the plans or programs(1)(2)(3)
January 3—January 30, 2022	151,781	$74.33	151,781	$64,003,961
January 31—February 27, 2022	263,439	73.93	263,439	44,528,066
February 28—March 31, 2022	158,545	69.89	159,633	183,452,128

Total	573,765	$72.91	574,853

(1)

The Company’s Board of Directors has authorized the Company to repurchase up to such number of shares as shall equal the dilutive effects of any equity based award granted during such fiscal year under the 2017 Equity Incentive Plan and the number of shares exercised through stock option awards during such fiscal year. This program has been completed for fiscal 2022.

(2)

On November 8, 2017, the Company announced the establishment of a $100 million stock repurchase authorization, with no expiration date, which was utilized. This authorization was in addition to the existing stock repurchase programs and has been completed for fiscal 2022.

(3)

On November 10, 2021, the Company announced the establishment of a $100 million stock repurchase authorization, with no expiration date. This authorization was in addition to the existing stock repurchase programs and has been completed for fiscal 2022.

(4)

On March 9, 2022, the Company announced the establishment of a $150 million stock repurchase authorization, with no expiration date. This authorization is in addition to the existing stock repurchase programs. Between April 1, 2022 and May 25, 2022, the Company repurchased 318,789 shares for $20 million, and has a remaining authorization of $163 million.

STOCK PERFORMANCE GRAPH

The following graph compares the changes in cumulative total returns on EnerSys’ common stock with the changes in cumulative total returns of the New York Stock Exchange Composite Index, a broad equity market index, and the total return on a selected peer group index. The peer group selected is based on the standard industrial classification codes (“SIC Codes”) established by the U.S. government. The index chosen was “Miscellaneous Electrical Equipment and Suppliers” and comprises all publicly traded companies having the same three-digit SIC Code (369) as EnerSys.

Comparison Of Five Year Cumulative Total Return*

For Year Ended March 31, 2022

Among EnerSys, the NYSE Composite Index, and SIC Code 369

*$100 invested on March 31, 2017 in stock or index, including reinvestment of dividends.

ITEM 6.	[RESERVED]

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended March 31, 2022 and 2021, should be read in conjunction with our audited Consolidated Financial Statements and the notes to those statements included in Item 8. Financial Statements and Supplementary Data, of this Annual Report on Form 10-K. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, opinions, expectations, anticipations and intentions and beliefs. Actual results and the timing of events could differ materially from those anticipated in those forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements,” “Business” and “Risk Factors,” sections elsewhere in this Annual Report on Form 10-K. In the following discussion and analysis of results of operations and financial condition, certain financial measures may be considered “non-GAAP financial measures” under the SEC rules. These rules require supplemental explanation and reconciliation, which is provided in this Annual Report on Form 10-K.

EnerSys’ management uses the non-GAAP measures, EBITDA and adjusted EBITDA, in its computation of compliance with loan covenants and adjusted EBITDA in evaluating its financial performance. These measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP for interest, taxes, depreciation and amortization, and certain charges or credits as permitted by our credit agreements, that were recorded during the periods presented.

EnerSys’ management uses the non-GAAP measures, “free cash flows”, “primary working capital” and “primary working capital percentage” along with capital expenditures, in its evaluation of business segment cash flow and financial position performance. Primary working capital is trade accounts receivable, plus inventories, minus trade accounts payable and the resulting net amount is divided by the trailing three-month net sales (annualized) to derive a primary working capital percentage. Free cash flows are cash flows from operating activities less capital expenditures.

These non-GAAP disclosures have limitations as analytical tools, should not be viewed as a substitute for cash flow or operating earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to operating earnings determined in accordance with GAAP.

Overview

EnerSys (the “Company,” “we,” or “us”) is a world leader in stored energy solutions for industrial applications. We also manufacture and distribute energy systems solutions and motive power batteries, specialty batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Energy Systems which combine enclosures, power conversion, power distribution and energy storage are used in the telecommunication and broadband, utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions. Motive Power batteries and chargers are utilized in electric forklift trucks and other industrial electric powered vehicles. Specialty batteries are used in aerospace and defense applications, large over the road trucks, premium automotive and medical. We also provide aftermarket and customer support services to over 10,000 customers in more than 100 countries through a network of distributors, independent representatives and our internal sales force around the world.

During the first quarter of fiscal 2021, the Company’s chief operating decision maker, or CODM (the Company’s Chief Executive Officer), changed the manner in which he reviews financial information for purposes of assessing business performance and allocating resources, by focusing on the lines of business on a global basis, rather than on geographic basis. As a result of this change, the Company re-evaluated the identification of its operating segments and reportable segments. The operating segments were identified as Energy Systems, Motive Power and Specialty. The Company’s operating segments also represent its reportable segments under ASC 280, Segment Reporting. Therefore, the Company changed its segment presentation from three reportable segments based on geographic basis to three reportable segments based on line of business. All prior comparative periods presented have been recast to reflect these changes.

The Company’s three reportable segments, based on lines of business, are as follows:

•

Energy Systems—uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems, as well as telecommunications systems, switchgear and electrical control systems used in industrial facilities and electric utilities, large-scale energy storage and energy pipelines. Energy Systems also includes highly integrated power solutions and services to broadband, telecom, renewable and industrial customers, as well as thermally managed cabinets and enclosures for electronic equipment and batteries.

•

Motive Power—power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications, as well as mining equipment, diesel locomotive starting and other rail equipment; and

•

Specialty—premium starting, lighting and ignition applications in transportation, energy solutions for satellites, military aircraft, submarines, ships and other tactical vehicles, as well as medical and security systems.

We evaluate business segment performance based primarily upon operating earnings exclusive of highlighted items. Highlighted items are those that the Company deems are not indicative of ongoing operating results, including those charges that the Company incurs as a result of restructuring activities, impairment of goodwill and indefinite-lived intangibles and other assets, acquisition activities and those charges and credits that are not directly related to operating unit performance, such as significant legal proceedings, ERP system implementation, amortization of recently acquired intangible assets and tax valuation allowance changes, including those related to the adoption of the Tax Cuts and Jobs Act. Because these charges are not incurred as a result of ongoing operations, or are incurred as a result of a potential or previous acquisition, they are not as helpful a measure of the performance of our underlying business, particularly in light of their unpredictable nature and are difficult to forecast. All corporate and centrally incurred costs are allocated to the business segments based principally on net sales. We evaluate business segment cash flow and financial position performance based primarily upon capital expenditures and primary working capital levels. Although we monitor the three elements of primary working capital (receivables, inventory and payables), our primary focus is on the total amount due to the significant impact it has on our cash flow.

Our management structure, financial reporting systems, and associated internal controls and procedures, are all consistent with our three lines of business. We report on a March 31 fiscal year-end. Our financial results are largely driven by the following factors:

•	global economic conditions and general cyclical patterns of the industries in which our customers operate;
•	changes in our selling prices and, in periods when our product costs increase, our ability to raise our selling prices to pass such cost increases through to our customers;
•	the extent to which we are able to efficiently utilize our global manufacturing facilities and optimize our capacity;
•	the extent to which we can control our fixed and variable costs, including those for our raw materials, manufacturing, distribution and operating activities;
•	changes in our level of debt and changes in the variable interest rates under our credit facilities; and
•	the size and number of acquisitions and our ability to achieve their intended benefits.

Current Market Conditions

Economic Climate

The economic climate in North America and China experienced strong growth during calendar 2021. In calendar 2022, both regional economies have slowed. The U.S economy slowed due to rising interest rates and inflation worries, while China’s economy has been slowed by COVID-19 lockdowns. EMEA’s economy grew moderately faster than normal in calendar 2021. In calendar 2022 the economic impact from the war in Ukraine will likely cause the EMEA economies to achieve only slow growth. Inflation has increased in all regions during calendar 2021 and continues in calendar 2022.

EnerSys is experiencing supply chain disruptions and cost spikes in certain materials such as plastic resins, acid, pasting paper and electronic components along with transportation and related logistics challenges and broad-based cost increases. In addition, some locations are experiencing difficulty meeting hiring goals. Generally, our mitigation efforts and the recent economic recovery, have tempered the impact of the pandemic-related challenges. The overall market demand for our products and services remains robust.

Volatility of Commodities and Foreign Currencies

Our most significant commodity and foreign currency exposures are related to lead and the Euro, respectively. Historically, volatility of commodity costs and foreign currency exchange rates have caused large swings in our production costs. As a result of the COVID-19 pandemic, lead costs dropped into the low 70 cents per pound during our first fiscal quarter of 2021 and increased to just below $1.10 per pound in March 2022, which is above the pre-COVID-19 levels. We are experiencing increasing costs in almost all of our other raw materials such as plastic resins, steel, copper and electronics and increased freight costs.

Customer Pricing

Our selling prices fluctuated during the last several years to offset the volatile cost of commodities. Approximately 30% of our revenue is now subject to agreements that adjust pricing to a market-based index for lead. Customer pricing changes generally lag movements in lead prices and other costs by approximately six to nine months. In fiscal 2022, customer pricing has increased due to higher raw material prices and shipping costs, labor and other costs having increased throughout the year.

Based on the current volatility of the commodity markets, it is difficult to predict with certainty whether commodity prices will be higher or lower in fiscal 2023 versus fiscal 2022. However, given the lag related to increasing our selling prices for inflationary cost increases, our selling prices should be higher in fiscal 2023 versus fiscal 2022. As we concentrate more on energy systems and non-lead chemistries, the emphasis on lead will continue to decline.

Liquidity and Capital Resources

We believe that our financial position is strong. We have substantial liquidity with $402 million of available cash and cash equivalents and available and undrawn, under all its lines of credit of approximately $482 million at March 31, 2022 to cover short-term liquidity requirements and anticipated growth in the foreseeable future. The nominal amount of credit available is subject to a leverage ratio maximum of 3.5x EBITDA, as discussed in Liquidity and Capital Resources, which effectively limits additional debt or lowered cash balances by approximately $350 million.

During the second quarter of fiscal 2022, we entered into a second amendment to the Amended Credit Facility (as amended, the “Second Amended Credit Facility”). As a result, the Second Amended Credit Facility, now scheduled to mature on September 30, 2026, consists of a $130.0 million senior secured term loan (the “Second Amended Term Loan”), a CAD 106.4 million ($84.2 million) term loan and an $850.0 million senior secured revolving credit facility (the “Second Amended Revolver”). This amendment resulted in a decrease of the Amended Term Loan by $150.0 million and an increase of the Amended Revolver by $150.0 million.

During fiscal 2022, our operating cash flow was a use of cash of $65.5 million, compared to a source of cash of $358.4 million in the prior year. The use of cash in fiscal 2022 was primarily due to the large increase in primary working capital dollars, compared to the prior year, reflects the increase in all components of inventory due to supply chain delays, new products and higher inventory costs from higher raw material costs, manufacturing and freight costs, strategic inventory builds to buffer against potential supply chain exposures and to address the high backlog of customer orders.

In fiscal 2022, we repurchased 1,996,334 shares of common stock for $156.4 million. In fiscal 2021, we did not repurchase any shares, but, in fiscal 2020, we repurchased 581,140 shares for $34.6 million under existing authorizations.

A substantial majority of the Company’s cash and investments are held by foreign subsidiaries. The majority of that cash and investments is expected to be utilized to fund local operating activities, capital expenditure requirements and acquisitions. The Company believes that it has sufficient sources of domestic and foreign liquidity.

The Federal Reserve Bank of the United States has discontinued quantitative easing and, started raising short-term interest rates and has signaled they will continue to raise interest rates through the remainder of calendar 2022. The increase in short-term interest rates will increase EnerSys’ variable cost of borrowing under the Second Amended Credit Facility.

We believe that our strong capital structure and liquidity affords us access to capital for future capital expenditures, acquisition and stock repurchase opportunities and continued dividend payments.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 1—Summary of Significant Accounting Policies to the Consolidated Financial Statements in Item 8. In preparing our financial statements, management is required to make estimates and assumptions that, among other things, affect the reported amounts in the Consolidated Financial Statements and accompanying notes. These estimates and assumptions are most significant where they involve levels of subjectivity and judgment necessary to account for highly uncertain matters or matters susceptible to change, and where they can have a material impact on our financial condition and operating performance. We discuss below the more significant estimates and related assumptions used in the preparation of our Consolidated Financial Statements. If actual results were to differ materially from the estimates made, the reported results could be materially affected.

Revenue Recognition

In accordance with ASC 606, we recognize revenue only when we have satisfied a performance obligation through transferring control of the promised good or service to a customer. The standard indicates that an entity must determine at contract inception whether it will transfer control of a promised good or service over time or satisfy the performance obligation at a point in time through analysis of the following criteria: (i) the entity has a present right to payment, (ii) the customer has legal title, (iii) the customer has physical possession, (iv) the customer has the significant risks and rewards of ownership and (v) the customer has accepted the asset. Our primary performance obligation to our customers is the delivery of finished goods and products, pursuant to purchase orders. Control of the products sold typically transfers to our customers at the point in time when the goods are shipped as this is also when title generally passes to our customers under the terms and conditions of our customer arrangements.

Management believes that the accounting estimates related to revenue recognition are critical accounting estimates because they require reasonable assurance of collection of revenue proceeds and completion of all performance obligations. Also, revenues are recorded net of provisions for sales discounts and returns, which are established at the time of sale. These estimates are based on our past experience. For additional information see Note 1 of Notes to the Consolidated Financial Statements.

Asset Impairment Determinations

We test for the impairment of our goodwill and indefinite-lived trademarks at least annually and whenever events or circumstances occur indicating that a possible impairment has been incurred.

We assess whether goodwill impairment exists using both qualitative and quantitative assessments. The qualitative assessment involves determining whether events or circumstances exist that indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If, based on this qualitative assessment, we determine it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, or if we elect not to perform a qualitative assessment, a quantitative assessment is performed to determine whether a goodwill impairment exists at the reporting unit.

We perform our annual goodwill impairment test on the first day of our fourth quarter for each of our reporting units based on the income approach, also known as the discounted cash flow (“DCF”) method, which utilizes the present value of future cash flows to estimate fair value. We also use the market approach, which utilizes market price data of companies engaged in the same or a similar line of business as that of our company, to estimate fair value. A reconciliation of the two methods is performed to assess the reasonableness of fair value of each of the reporting units.

The future cash flows used under the DCF method are derived from estimates of future revenues, operating income, working capital requirements and capital expenditures, which in turn reflect our expectations of specific global, industry and market conditions. The discount rate developed for each of the reporting units is based on data and factors relevant to the economies in which the business operates and other risks associated with those cash flows, including the potential variability in the amount and timing of the cash flows. A terminal growth rate is applied to the final year of the projected period and reflects our estimate of stable growth to perpetuity. We then calculate the present value of the respective cash flows for each reporting unit to arrive at the fair value using the income approach and then determine the appropriate weighting between the fair value estimated using the income approach and the fair value estimated using the market approach. Finally, we compare the estimated fair value of each reporting unit to its respective carrying value in order to determine if the goodwill assigned to each reporting unit is potentially impaired. If the fair value of the reporting unit exceeds its carrying value, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

Significant assumptions used include management’s estimates of future growth rates, the amount and timing of future operating cash flows, capital expenditures, discount rates, as well as market and industry conditions and relevant comparable company multiples for the market approach. Assumptions utilized are highly judgmental, especially given the role technology plays in driving the demand for products in the telecommunications and aerospace markets.

Based on the results of the annual impairment test as of January 3, 2022, we determined that there was no goodwill impairment.

The indefinite-lived trademarks are tested for impairment by comparing the carrying value to the fair value based on current revenue projections of the related operations, under the relief from royalty method. Any excess carrying value over the amount of fair value is recognized as impairment. Any impairment would be recognized in full in the reporting period in which it has been identified.

With respect to our other long-lived assets other than goodwill and indefinite-lived trademarks, we test for impairment when indicators of impairment are present. An asset is considered impaired when the undiscounted estimated net cash flows expected to be generated by the asset are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the fair value of the impaired asset.

Business Combinations

We account for business combinations in accordance with ASC 805, Business Combinations. We recognize assets acquired and liabilities assumed in acquisitions at their fair values as of the acquisition date, with the acquisition-related transaction and restructuring costs expensed in the period incurred. Determining the fair value of assets acquired and liabilities assumed often involves estimates based on third-party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses and may include estimates of attrition, inflation, asset growth rates, discount rates, multiples of earnings or other relevant factors. In addition, fair values are subject to refinement for up to a year after the closing date of an acquisition. Adjustments recorded to the acquired assets and liabilities are applied prospectively.

Fair values are based on estimates using management’s assumptions using future growth rates, future attrition of the customer base, discount rates, multiples of earnings or other relevant factors.

Any change in the acquisition date fair value of assets acquired and liabilities assumed may materially affect our financial position, results of operations and liquidity.

Litigation and Claims

From time to time, the Company has been or may be a party to various legal actions and investigations including, among others, employment matters, compliance with government regulations, federal and state employment laws, including wage and hour laws, contractual disputes and other matters, including matters arising in the ordinary course of business. These claims may be brought by, among others, governments, customers, suppliers and employees. Management considers the measurement of litigation reserves as a critical accounting estimate because of the significant uncertainty in some cases relating to the outcome of potential claims or litigation and the difficulty of predicting the likelihood and range of potential liability involved, coupled with the material impact on our results of operations that could result from litigation or other claims.

In determining legal reserves, management considers, among other inputs:

•	interpretation of contractual rights and obligations;
•	the status of government regulatory initiatives, interpretations and investigations;
•	the status of settlement negotiations;
•	prior experience with similar types of claims;
•	whether there is available insurance coverage; and
•	advice of outside counsel.

For certain matters, management is able to estimate a range of losses. When a loss is probable, but no amount of loss within a range of outcomes is more likely than any other outcome, management will record a liability based on the low end of the estimated range. Additionally, management will evaluate whether losses in excess of amounts accrued are reasonably possible, and will make disclosure of those matters based on an assessment of the materiality of those addition possible losses.

Environmental Loss Contingencies

Accruals for environmental loss contingencies (i.e., environmental reserves) are recorded when it is probable that a liability has been incurred and the amount can reasonably be estimated. Management views the measurement of environmental reserves as a critical accounting estimate because of the considerable uncertainty surrounding estimation, including the need to forecast well into the future. From time to time, we may be involved in legal proceedings under federal, state and local, as well as international environmental laws in connection with our operations and companies that we have acquired. The estimation of environmental reserves is based on the evaluation of currently available information, prior experience in the remediation of contaminated sites and assumptions with respect to government regulations and enforcement activity, changes in remediation technology and practices, and financial obligations and creditworthiness of other responsible parties and insurers.

Warranty

We record a warranty reserve for possible claims against our product warranties, which generally run for a period ranging from one to twenty years for our Energy Systems batteries, one to five years for our Motive Power batteries and for a period ranging from one to four for Specialty transportation batteries. The assessment of the adequacy of the reserve includes a review of open claims and historical experience.

Management believes that the accounting estimate related to the warranty reserve is a critical accounting estimate because the underlying assumptions used for the reserve can change from time to time and warranty claims could potentially have a material impact on our results of operations.

Allowance for Doubtful Accounts

Subsequent to the adoption of ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326)” effective April 1, 2020 the Company uses an expected loss model as mandated by the standard. The expected loss model: (i) estimates the risk of loss even when risk is remote, (ii) estimates losses over the contractual life, (iii) considers past events, current conditions and reasonable supported forecasts and (iv) has no recognition threshold.

The Company estimates the allowance for credit losses in relation to accounts receivable based on relevant qualitative and quantitative information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported accounts receivable. Subsequent to April 1, 2020, accounts receivable are recorded at amortized cost less an allowance for expected credit losses. The Company maintains an allowance for credit losses for the expected failure or inability of its customers to make required payments. The Company recognizes the allowance for expected credit losses at inception and reassesses quarterly, based on management’s expectation of the asset’s collectability. The allowance is based on multiple factors including historical experience with bad debts, the credit quality of the customer base, the aging of such receivables and current macroeconomic conditions, as well as management’s expectations of conditions in the future. The Company’s allowance for uncollectible accounts receivable is based on management’s assessment of the collectability of assets pooled together with similar risk characteristics. The Company then adjusts the historical credit loss percentage by current and forecasted economic conditions. The Company then includes a baseline credit loss percentage into the historical credit loss percentage for each aging category to reflect the potential impact of the current and economic conditions. Such a baseline calculation will be adjusted further if changes in the economic environment impacts the Company’s expectation for future credit losses.

Management believes that the accounting estimate related to the allowance for doubtful accounts is a critical accounting estimate because the underlying assumptions used for the allowance can change from time to time and uncollectible accounts could potentially have a material impact on our results of operations.

Retirement Plans

We use certain economic and demographic assumptions in the calculation of the actuarial valuation of liabilities associated with our defined benefit plans. These assumptions include the discount rate, expected long-term rates of return on assets and rates of increase in compensation levels. Changes in these assumptions can result in changes to the pension expense and recorded liabilities. Management reviews these assumptions at least annually. We use independent actuaries to assist us in formulating assumptions and making estimates. These assumptions are updated periodically to reflect the actual experience and expectations on a plan-specific basis, as appropriate.

For benefit plans which are funded, we establish strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. We set the expected long-term rate of return based on the expected long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this rate, we consider historical and expected returns for the asset classes in which the plans are invested, advice from pension consultants and investment advisors, and current economic and capital market conditions. The expected return on plan assets is incorporated into the computation of pension expense. The difference between this expected return and the actual return on plan assets is deferred and will affect future net periodic pension costs through subsequent amortization.

We believe that the current assumptions used to estimate plan obligations and annual expense are appropriate in the current economic environment. However, if economic conditions change materially, we may change our assumptions, and the resulting change could have a material impact on the Consolidated Statements of Income and on the Consolidated Balance Sheets.

Equity-Based Compensation

We recognize compensation cost relating to equity-based payment transactions by using a fair-value measurement method whereby all equity-based payments to employees, including grants of restricted stock units, stock options, market and performance condition-based awards are recognized as compensation expense based on fair value at grant date over the requisite service period of the awards. We determine the fair value of restricted stock units based on the quoted market price of our common stock on the date of grant. The fair value of stock options is determined using the Black-Scholes option-pricing model, which uses both historical and current market data to estimate the fair value. The fair value of market condition-based awards is estimated at the date of grant using a Monte Carlo Simulation. The fair value of performance condition-based awards is based on the closing stock price on the date of grant, adjusted for a discount to reflect the illiquidity inherent in these awards.

All models incorporate various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield and expected life of the awards. When estimating the requisite service period of the awards, we consider many related factors including types of awards, employee class, and historical experience. Actual results, and future changes in estimates of the requisite service period may differ substantially from our current estimates.

Income Taxes

Our effective tax rate is based on pretax income and statutory tax rates available in the various jurisdictions in which we operate. We account for income taxes in accordance with applicable guidance on accounting for income taxes, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax bases on recorded assets and liabilities. Accounting guidance also requires that deferred tax assets be reduced by a valuation allowance, when it is more likely than not that a tax benefit will not be realized.

The recognition and measurement of a tax position is based on management’s best judgment given the facts, circumstances and information available at the reporting date. We evaluate tax positions to determine whether the benefits of tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, we recognize the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, we do not recognize any portion of the benefit in the financial statements. If the more likely than not threshold is not met in the period for which a tax position is taken, we may subsequently recognize the benefit of that tax position if the tax matter is effectively settled, the statute of limitations expires, or if the more likely than not threshold is met in a subsequent period.

We evaluate, on a quarterly basis, our ability to realize deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

To the extent we prevail in matters for which reserves have been established, or are required to pay amounts in excess of our reserves, our effective tax rate in a given financial statement period could be materially affected.

Results of Operations—Fiscal 2022 Compared to Fiscal 2021

The following table presents summary Consolidated Statements of Income data for fiscal year ended March 31, 2022, compared to fiscal year ended March 31, 2021:

	Fiscal 2022		Fiscal 2021		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Net sales	$3,357.3	100.0%	$2,977.9	100.0%	$379.4	12.7%
Cost of goods sold	2,604.7	77.6	2,238.8	75.2	365.9	16.3
Inventory adjustment relating to exit activities	2.6	0.1	—	—	2.6	NM

Gross profit	750.0	22.3	739.1	24.8	10.9	1.5
Operating expenses	520.8	15.5	482.3	16.2	38.5	8.0
Restructuring and other exit charges	18.8	0.6	40.4	1.4	(21.6)	(53.5)
Impairment of indefinite-lived intangibles	1.2	—	—	—	1.2	NM
Loss on assets held for sale	3.0	0.1	—	—	3.0	NM

Operating earnings	206.2	6.1	216.4	7.2	(10.2)	(4.7)
Interest expense	37.8	1.1	38.5	1.3	(0.7)	(1.7)
Other (income) expense, net	(5.5)	(0.2)	7.8	0.2	(13.3)	NM

Earnings before income taxes	173.9	5.2	170.1	5.7	3.8	2.2
Income tax expense	30.0	0.9	26.8	0.9	3.2	12.2

Net earnings	143.9	4.3	143.3	4.8	0.6	0.4
Net earnings attributable to noncontrolling interests	—	—	—	—	—	—

Net earnings attributable to EnerSys stockholders	$143.9	4.3%	$143.3	4.8%	$0.6	0.4%

NM = not meaningful

Overview

Our sales in fiscal 2022 were $3.4 billion, a 12.7% increase from prior year’s sales. This increase was due to a 10% increase in organic volume resulting primarily from strong demand and a 3% increase in pricing.

A discussion of specific fiscal 2022 versus fiscal 2021 operating results follows, including an analysis and discussion of the results of our reportable segments.

Net Sales

Segment sales

	Fiscal 2022		Fiscal 2021		Increase (Decrease)
	In Millions	% Net Sales	In Millions	% Net Sales	In Millions	%
Energy Systems	$1,536.6	45.8%	$1,380.2	46.3%	$156.4	11.3%
Motive Power	1,361.2	40.5	1,163.8	39.1	197.4	17.0
Specialty	459.5	13.7	433.9	14.6	25.6	5.9

Total net sales	$3,357.3	100.0%	$2,977.9	100.0%	$379.4	12.7%

Net sales of our Energy Systems segment in fiscal 2022 increased $156.4 million, or 11.3%, compared to fiscal 2021. This increase was due to a 10% increase in organic volume and a 1% increase in pricing / mix. Continued strong demand in telecommunications and broadband was offset by supply chain driven constraints for our power systems products.

Net sales of our Motive Power segment in fiscal 2022 increased by $197.4 million, or 17.0%, compared to fiscal 2021. This increase was primarily due to a 14% increase in organic volume and a 3% increase in pricing. The prior year’s COVID-19 restrictions and related economic slowdown impacted this segment more than our other lines of business.

Net sales of our Specialty segment in fiscal 2022 increased by $25.6 million, or 5.9%, compared to fiscal 2021. The increase was primarily due to a 4% increase in pricing and a 2% increase in organic volume. Strong demand from transportation was joined with a resurgence in aerospace and defense sales but logistical challenges were impediments to our sales performance.

Gross Profit

	Fiscal 2022		Fiscal 2021		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Gross profit	$750.0	22.3%	$739.1	24.8%	$10.9	1.5%

Gross profit increased $10.9 million or 1.5% in fiscal 2022 compared to fiscal 2021. Gross profit, as a percentage of net sales, decreased 250 basis points in fiscal 2022 compared to fiscal 2021. The decrease in the gross profit margin in fiscal 2022 compared to the prior year reflects the negative impact of higher freight costs and component shortages from our supply chain along with other inflationary pressures in raw materials, labor, supplies and utilities, in excess of pricing recoveries and organic volume growth. Energy Systems was most acutely impacted by these pressures. Motive Power and Specialty have also been impacted by higher costs but have a quicker pace of cost recovery relative to Energy Systems.

Operating Items

	Fiscal 2022		Fiscal 2021		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Operating expenses	$520.8	15.5%	$482.3	16.2%	$38.5	8.0%

Restructuring, exit and other charges	18.8	0.6	40.4	1.4	(21.6)	(53.5)
Impairment of indefinite-lived intangibles	1.2	—	—	—	1.2	NM

Loss on assets held for sale	3.0	0.1	—	—	3.0	NM

NM = not meaningful

Operating Expenses

Operating expenses increased $38.5 million or 8.0% in fiscal 2022 from fiscal 2021 and decreased as a percentage of net sales by 70 basis points. Selling expenses, our main component of operating expenses, increased $14.3 million or 7.0% in fiscal 2022 compared to fiscal 2021.

Restructuring, exit and other charges

Exit Charges

Fiscal 2022 Programs

Russia

In February 2022, as a result of the Russia-Ukraine conflict, economic sanctions were imposed on Russian individuals and entities, including financial institutions, by countries around the world, including the U.S. and the European Union. On March 3, 2022, the Company announced that it was indefinitely suspending its operations in Russia in order to comply with the sanctions. As a result of this decision, the Company wrote off net assets of $4.0 million relating to its Russian subsidiary. The Company also incurred cash charges of $1.3 million relating to severance and exiting lease obligations.

Zamudio, Spain

During fiscal 2022, the Company closed a minor assembling plant in Zamudio, Spain and sold the same for $1.8 million. A net gain of $0.7 million was recorded as a credit to exit charges in the Consolidated Statements of Income.

Fiscal 2021 Programs

Hagen, Germany

In fiscal 2021, we committed to a plan to close substantially all of our facility in Hagen, Germany, which produces flooded motive power batteries for forklifts. Management determined that future demand for the motive power batteries produced at this facility was not sufficient, given the conversion from flooded to maintenance free batteries by customers, the existing number of competitors in the market, as well as the near term decline in demand and increased uncertainty from the pandemic. We plan to retain the facility with limited sales, service and administrative functions along with related personnel for the foreseeable future.

We currently estimate that the total charges for these actions will amount to approximately $60.0 million, the majority of which were recorded by the end of calendar 2021. Cash charges of approximately $40.0 million are primarily for employee severance related payments, but also include payments for cleanup related to the facility, contractual releases and legal expenses. Non-cash charges from inventory and equipment write-offs are estimated to be $20.0 million. These actions resulted in the reduction of approximately 200 employees.

During fiscal 2022, the Company recorded cash charges, primarily relating to severance of $8.1 million and non-cash charges of $3.5 million primarily relating to fixed asset write-offs. The Company also recorded a non-cash write off relating to inventories of $1.0 million, which was reported in cost of goods sold.

During fiscal 2021, the Company recorded charges relating to severance of $23.3 million and $7.9 million primarily relating to fixed asset write-offs.

Targovishte, Bulgaria

During fiscal 2019, the Company committed to a plan to close its facility in Targovishte, Bulgaria, which produced diesel-electric submarine batteries. Management determined that the future demand for batteries of diesel-electric submarines was not sufficient given the number of competitors in the market. During fiscal 2022, the Company sold this facility for $1.5 million. A net gain of $1.2 million was recorded as a credit to exit charges in the Consolidated Statements of Income.

Fiscal 2020 Programs

In keeping with our strategy of exiting the manufacture of batteries for diesel-electric submarines, during fiscal 2020, we sold certain licenses and assets for $2.0 million and recorded a net gain of $0.9 million, which were reported as other exit charges in Specialty.

During fiscal 2020, we also wrote off $5.5 million of assets at our Kentucky and Tennessee Motive Power plants, as a result of our strategic product mix shift from traditional flooded batteries to maintenance free lead acid and lithium batteries.

Richmond, Kentucky Plant Fire

During fiscal 2021, the Company settled its claims with its insurance carrier relating to the fire that broke out in the battery formation area of the Company’s Richmond, Kentucky motive power production facility in fiscal 2020. The total claims for both property and business interruption of $46.1 million were received through March 31, 2021. The final settlement of insurance recoveries and finalization of costs related to the replacement of property, plant and equipment, resulted in a net gain of $4.4 million, which was recorded as a reduction to operating expenses in the Consolidated Statements of Income.

The details of charges and recoveries for fiscal 2021 and fiscal 2020 are as follows:

In fiscal 2020, the Company recorded $17.0 million as receivable, consisting of write-offs for damages caused to its fixed assets and inventories, as well as for cleanup, asset replacement and other ancillary activities directly associated with the fire and received $12.0 million related to its initial claims.

During fiscal 2021, the Company recorded an additional $16.6 million as receivable for cleanup and received $21.6 million from the insurance carrier.

In addition to the property damage claim, the Company received $12.5 million in business interruption claims, of which $5.0 million was recorded in fiscal 2020 and $7.5 million in fiscal 2021, and was credited to cost of goods sold, in the respective periods.

Impairment of indefinite-lived intangibles

During the fourth quarter of fiscal 2022, the Company recorded a non-cash charge of $1.2 million related to impairment of indefinite-lived trademarks. Management completed its evaluation of key inputs used to estimate the fair value of its indefinite-lived trademarks and determined that an impairment charge relating to two of its trademarks that were acquired through legacy acquisitions was appropriate, as it plans to phase out these trademarks.

Loss on assets held for sale

Vijayawada, India

During fiscal 2021, we also committed to a plan to close our facility in Vijayawada, India to align with the strategic vision for our new line of business structure and footprint and recorded exit charges of $1.5 million primarily relating to asset write-offs. In fiscal 2022, the Company reclassified property, plant and equipment with a carrying value of $4.6 million to assets held for sale on the Consolidated Balance Sheet and recognized an impairment loss of $3.0 million under the caption Loss on assets held for sale on its consolidated statement of income, by writing down the carrying value of these assets to their estimated fair value of $1.6 million, based on their expected proceeds, less costs to sell. We also recorded a non-cash write off relating to inventories of $0.8 million, which was reported in cost of goods sold.

Operating Earnings

Operating earnings by segment were as follows:

	Fiscal 2022		Fiscal 2021		Increase (Decrease)
	In Millions	As % Net Sales(1)	In Millions	As % Net Sales(1)	In Millions	%
Energy Systems	$18.6	1.2%	$66.9	4.9%	$(48.3)	(72.4)%
Motive Power	169.7	12.5	143.6	12.3	26.1	18.3
Specialty	43.5	9.5	46.3	10.6	(2.8)	(5.8)

Subtotal	231.8	6.9	256.8	8.6	(25.0)	(9.7)
Inventory adjustment relating to exit activities—Energy Systems	(0.2)	—	—	—	(0.2)	NM
Inventory adjustment relating to exit activities—Motive	(2.4)	(0.2)	—	—	(2.4)	NM
Restructuring and other exit charges—Energy Systems	(2.8)	(0.2)	(3.1)	(0.2)	0.3	(14.9)
Restructuring and other exit charges—Motive Power	(17.1)	(1.3)	(36.9)	(3.2)	19.8	(53.6)
Restructuring and other exit charges—Specialty	1.1	0.2	(0.4)	(0.1)	1.5	NM
Impairment of indefinite-lived intangibles—Energy Systems	(0.5)	—	—	—	(0.5)	NM
Impairment of indefinite-lived intangibles—Motive Power	(0.7)	—	—	—	(0.7)	NM
Loss on assets held for sale—Motive Power	(3.0)	(0.2)	—	—	(3.0)	NM

Total operating earnings	$206.2	6.1%	$216.4	7.2%	$(10.2)	(4.7)%

NM = not meaningful

(1)	The percentages shown for the segments are computed as a percentage of the applicable segment’s net sales.

Operating earnings decreased $10.2 million or 4.7% in fiscal 2022, compared to fiscal 2021. Operating earnings, as a percentage of net sales, decreased 110 basis points in fiscal 2022, compared to fiscal 2021.

The Energy Systems operating earnings decreased 370 basis points in fiscal 2022 compared to fiscal 2021. Higher lead and freight costs along with lack of component availability negatively impacted the performance and sales mix of this line of business.

The Motive Power operating earnings increased 20 basis points in fiscal 2022 compared to fiscal 2021. The strong recovery in organic growth along with price increases improved the performance of this line of business. However, the prior year period benefited from $11.9 million of insurance recoveries.

Specialty operating earnings decreased 110 basis points in fiscal 2022 compared to fiscal 2021. Pricing and customer demand in the transportation and aerospace and defense markets were stronger in the current year compared to prior year, but capacity constraints and higher inflation costs, combined with increased operating expenses negatively impacted the performance of this line of business.

Interest Expense

	Fiscal 2022		Fiscal 2021		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Interest expense	$37.8	1.1%	$38.5	1.3%	$(0.7)	(1.7)%

Interest expense of $37.8 million in fiscal 2022 (net of interest income of $2.1 million) was $0.7 million lower than the $38.5 million in fiscal 2021 (net of interest income of $2.3 million).

Our average debt outstanding was $1,150.7 million in fiscal 2022, compared to our average debt outstanding of $1,105.5 million in fiscal 2021. Our average cash interest rate incurred in fiscal 2022 and fiscal 2021 was 3.3%. The decrease in interest expense in fiscal 2022 compared to fiscal 2021 is primarily due to the benefit from the $300 million cross currency fixed interest rate swaps, partially offset by higher borrowings.

In fiscal 2022, in connection with the Second Amended Credit Facility, we capitalized $3.0 million in debt issuance costs and wrote off $0.1 million of unamortized debt issuance costs. In fiscal 2020, in connection with the issuance of the 2027 Notes, we capitalized $4.6 million of debt issuance costs. Included in interest expense were non-cash charges related to amortization of deferred financing fees of $2.1 million in both fiscal 2022 and fiscal 2021.

Other (Income) Expense, Net

	Fiscal 2022		Fiscal 2021		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Other (income) expense, net	$(5.5)	(0.2)%	$7.8	0.2%	$(13.3)	NM

NM = not meaningful

Other (income) expense, net was income of $5.5 million in fiscal 2022 compared to expense of $7.8 million in fiscal 2021. Foreign currency impact resulted in a gain of $7.2 million in fiscal 2022 compared to a foreign currency loss of $6.7 million in fiscal 2021.

Earnings Before Income Taxes

	Fiscal 2022		Fiscal 2021		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Earnings before income taxes	$173.9	5.2%	$170.1	5.7%	$3.8	2.2%

As a result of the factors discussed above, fiscal 2022 earnings before income taxes were $173.9 million, an increase of $3.8 million or 2.2% compared to fiscal 2021.

Income Tax Expense

	Fiscal 2022		Fiscal 2021		Increase (Decrease)
	In Millions	As % Net Sales	In Millions	As % Net Sales	In Millions	%
Income tax expense	$30.0	0.9%	$26.8	0.9%	$3.2	12.2%

Effective tax rate	17.3%		15.7%		1.6%

Our effective income tax rate with respect to any period may be volatile based on the mix of income in the tax jurisdictions in which we operate and the amount of our consolidated income before taxes.

The Company’s income tax provision consists of federal, state and foreign income taxes. The effective income tax rate was 17.3% in fiscal 2022 compared to the fiscal 2021 effective income tax rate of 15.7%. The rate increase in fiscal 2022 compared to fiscal 2021 is primarily due to Swiss tax reform and changes in the mix of earnings among tax jurisdictions.

On May 19, 2019, a public referendum held in Switzerland approved the Federal Act on Tax Reform and AHV (Old-Age and Survivors Insurance) Financing (TRAF) as adopted by the Swiss Federal Parliament on September 28, 2018. The Swiss tax reform measures were effective January 1, 2020. We recorded a net deferred tax asset of $22.5 million during fiscal 2020, related to the amortizable goodwill and based on further evaluation with the Swiss tax authority, recorded an additional income tax benefit of $1.9 million during fiscal 2021.

The fiscal 2022 foreign effective income tax rate was 11.0% on foreign pre-tax income of $152.1 million compared to an effective income tax rate of 6.8% on foreign pre-tax income of $114.1 million in fiscal 2021. For both fiscal 2022 and fiscal 2021, the difference in the foreign effective tax rate versus the U.S. statutory rate of 21% is primarily attributable to lower tax rates in the foreign countries in which we operate. The rate increase in fiscal 2022 compared to fiscal 2021 is primarily due to Swiss tax reform and changes in the mix of earnings among tax jurisdictions. Income from our Swiss subsidiary comprised a substantial portion of our overall foreign mix of income for both fiscal 2022 and fiscal 2021 and was taxed, excluding the impact from Swiss tax reform, at approximately 4% and 8%, respectively.

Liquidity and Capital Resources

Cash Flow and Financing Activities

Cash and cash equivalents at March 31, 2022, 2021 and 2020, were $402.5 million, $451.8 million and $327.0 million, respectively.

Cash used by operating activities for fiscal 2022 was $65.6 million. Cash provided by operating activities for 2021 and 2020, was $358.4 million and $253.4 million, respectively.

During fiscal 2022, primary working capital, net of currency translation changes, resulted in an outflow of funds of $276.5 million. In fiscal 2022, net earnings were $143.9 million, depreciation and amortization $95.9 million, stock-based compensation $24.3 million, non-cash charges relating to exit charges of $6.5 million, primarily relating to the Hagen, Germany plant closure and exiting our operations in Russia following the conflict in Ukraine, loss on valuation of the assets held for sale in India of $3.0 million, allowance for doubtful debts of $2.6 million, non-cash interest of $2.1 million and non-cash charges for impairment of indefinite-lived intangibles of $1.2 million. Prepaid and other current assets were a use of funds of $32.0 million, primarily from an increase of $13.6 million of contract assets, as well as an increase of $12.3 million in other prepaid expenses, such as taxes, insurance and other advances. Accrued expenses were a use of funds of $38.6 million primarily from Hagen severance payments of $19.6 million, income tax payments of $17.3 million net of tax provisions, payroll related payments of $10.1 million, partially offset by customer advances of $8.9 million.

During fiscal 2021, net earnings were $143.3 million, depreciation and amortization $94.1 million, stock-based compensation $19.8 million, non-cash charges relating to exit charges $10.2 million, primarily relating to the Hagen, Germany plant closure, net gain from the disposal of assets of $3.9 million ($4.4 million from the insurance settlement relating to the Richmond fire claim), deferred tax benefit of $9.0 million and non-cash interest of $2.1 million. Decrease in primary working capital of $53.7 million, net of currency translation changes provided a source of funds and are explained below. Prepaid and other current assets provided a source of funds of $27.3 million, primarily from the receipt of $29.1 million towards the insurance receivable relating to the Richmond plant claim in fiscal 2020 and the receipt of a working capital adjustment claim of $2.0 million, relating to an acquisition made several years ago, partially offset by an increase of $3.8 million in other prepaid expenses. Accrued expenses provided a source of funds of $32.4 million primarily from payroll related accruals of $27.8 million, taxes payable of $4.5 million and selling and other expenses of $3.3 million, partially offset by payments relating to warranty of $5.8 million. Other liabilities decreased by $12.7 million primarily relating to income taxes.

During fiscal 2020, cash provided by operating activities was primarily from net earnings of $137.1 million, depreciation and amortization of $87.3 million, non-cash charges relating to impairment of goodwill and other intangible assets of $44.2 million, restructuring, exit and other charges of $11.0 million, stock-based compensation of $20.8 million, provision for bad debts of $4.8 million and non-cash interest of $1.7 million, partially offset by deferred taxes of $16.5 million primarily from the Swiss Tax Reform. Cash provided by earnings adjusted for non-cash items were partially offset by the increase in primary working capital of $16.4 million, net of currency translation changes. Accrued expenses increased by $7.1 million, primarily due to payroll accruals of $8.6 million, sales incentives of $8.0 million, interest of $3.9 million, partially offset by payments of $7.3 million related to the German competition authority matter and $6.1 million paid to the seller in connection with the Alpha acquisition, for certain reimbursable pre-acquisition items. Prepaid and other current assets increased by $17.5 million, primarily due to contract assets of $11.1 million, insurance receivable of $22.0 million relating to the Richmond plant claim, partially offset by insurance proceeds of $12.0 million and the receipt of $4.1 million in connection with the Alpha transaction. Other liabilities decreased by $12.7 million due to income taxes.

As explained in the discussion of our use of “non-GAAP financial measures,” we monitor the level and percentage of primary working capital to sales. Primary working capital was $1,042.0 million (yielding a primary working capital percentage of 28.7%) at March 31, 2022 and $797.9 million (yielding a primary working capital percentage of 24.5%) at March 31, 2021. The primary working capital percentage of 28.7% at March 31, 2022 is 420 basis points higher than that for March 31, 2021, and 200 basis points higher than that for March 31, 2020. The large increase in primary working capital dollars, compared to the prior years, reflects the increase in all components of inventory due to supply chain delays, new products and higher inventory costs from higher raw material costs, manufacturing and freight costs, strategic inventory builds to buffer against potential supply chain exposures and to address the high backlog of customer orders. In addition, trade receivables increased due to higher revenue during fiscal 2022, as compared to a COVID-19 restricted revenue in fiscal 2021.

Primary Working Capital and Primary Working Capital percentages at March 31, 2022, 2021 and 2020 are computed as follows:

Balance at March 31,	Trade Receivables	Inventory	Accounts Payable	Primary Working Capital	Quarter Revenue Annualized	Primary Working Capital (%)
		(in millions)
2022	$719.4	$715.7	$(393.1)	$1,042.0	$3,628.1	28.7%
2021	603.6	518.2	(323.9)	797.9	3,254.2	24.5
2020	595.9	519.5	(281.9)	833.5	3,127.2	26.7

Cash used in investing activities for fiscal 2022, 2021 and 2020 was $69.2 million, $65.0 million and $274.8 million, respectively.

During fiscal 2022 and fiscal 2021 we did not make any acquisitions. During fiscal 2020 we acquired NorthStar for $176.5 million.

Capital expenditures were $74.0 million, $70.0 million and $101.4 million in fiscal 2022, 2021 and 2020, respectively.

We also received $3.3 million from the sale of two of our facilities in Europe during fiscal 2022.

During the second quarter of fiscal 2022, we entered into the Second Amended Credit Facility. As a result, financing activities provided cash of $98.4 million in fiscal 2022. During fiscal 2022, we borrowed $523.4 million under the Second Amended Revolver and repaid $88.4 million of the Second Amended Revolver. Repayment on the Second Amended Term Loan was $161.4 million and net borrowings on short-term debt were $20.6 million. Treasury stock open market purchases were $156.4 million, payment of cash dividends to our stockholders were $29.4 million and payment of taxes related to net share settlement of equity awards were $9.1 million. Debt issuance costs relating to the refinancing of the Credit Facility was $3.0 million. Proceeds from stock options were $1.3 million.

During fiscal 2021, financing activities provided cash of $188.7 million. We borrowed $102.0 million under the Amended 2017 Revolver and repaid $210.0 million of the Amended 2017 Revolver. Repayment on the Amended 2017 Term Loan was $39.6 million and net payments on short-term debt were $15.9 million. Proceeds from stock options during fiscal 2021 were $9.1 million. Payment of cash dividends to our stockholders were $29.8 million, payment of taxes related to net share settlement of equity awards were $5.2 million.

During fiscal 2020, financing activities provided cash of $62.7 million. We issued our 2027 Notes for $300 million, the proceeds of which were utilized to pay down the existing revolver borrowings. We borrowed $386.7 million under the Amended 2017 Revolver and repaid $517.7 million of the Amended 2017 Revolver. Repayment on the Amended 2017 Term Loan was $28.1 million and net payments on short-term debt were $5.3 million. Treasury stock open market purchases were $34.6 million, payment of cash dividends to our stockholders were $29.7 million and payment of taxes related to net share settlement of equity awards were $6.4 million.

Currency translation had a negative impact of $12.9 million on our cash balance in the twelve months of fiscal 2022 compared to the positive impact of $20.2 million in the twelve months of fiscal 2021. In the twelve months of fiscal 2022, principal currencies in which we do business such as the Euro, Polish zloty, British pound and Swiss franc generally weakened versus the U.S. dollar.

As a result of the above, total cash and cash equivalents decreased by $49.3 million from $451.8 million at March 31, 2021 to $402.5 million at March 31, 2022.

In addition to cash flows from operating activities, we had available committed and uncommitted credit lines of approximately $482 million at March 31, 2022 to cover short-term liquidity requirements. Our Second Amended Credit Facility is committed through September 30, 2026, as long as we continue to comply with the covenants and conditions of the credit facility agreement.

Compliance with Debt Covenants

All obligations under our Second Amended Credit Facility are secured by, among other things, substantially all of our U.S. assets. The Second Amended Credit Facility contains various covenants which, absent prepayment in full of the indebtedness and other obligations, or the receipt of waivers, limit our ability to conduct certain specified business transactions, buy or sell assets out of the ordinary course of business, engage in sale and leaseback transactions, pay dividends and take certain other actions. There are no prepayment penalties on loans under this credit facility.

We are in compliance with all covenants and conditions under our Second Amended Credit Facility and Senior Notes. We believe that we will continue to comply with these covenants and conditions, and that we have the financial resources and the capital available to fund the foreseeable organic growth in our business and to remain active in pursuing further acquisition opportunities. See Note 10 to the Consolidated Financial Statements included in this Annual Report on Form 10-K.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements during any of the periods covered by this report.

Contractual Obligations and Commercial Commitments

At March 31, 2022, we had certain cash obligations, which are due as follows:

	Total	Less than 1 year	2 to 3 years	4 to 5 years	After 5 years
	(in millions)
Debt obligations	$1,250.3	$5.4	$324.2	$920.7	$—
Short-term debt	55.1	55.1	—	—	—
Interest on debt	157.0	41.4	58.5	44.0	13.1
Operating leases	84.6	23.0	29.5	15.5	16.6
Tax Act—Transition Tax	52.5	6.2	27.0	19.3	—
Pension benefit payments and profit sharing	39.4	3.0	6.4	7.8	22.2
Restructuring and Hagen exit related accruals	2.9	2.9	—	—	—
Purchase commitments	22.2	22.2	—	—	—
Lead and foreign currency forward contracts	0.7	0.7	—	—	—
Finance lease obligations, including interest	0.4	0.2	0.2	—	—

Total	$1,665.1	$160.1	$445.8	$1,007.3	$51.9

Due to the uncertainty of future cash outflows, uncertain tax positions have been excluded from the above table.

Under our Second Amended Credit Facility and other credit arrangements, we had outstanding standby letters of credit of $3.0 million as of March 31, 2022.

Credit Facilities and Leverage

Our focus on working capital management and cash flow from operations is measured by our ability to reduce debt and reduce our leverage ratios.

During the second quarter of fiscal 2022, we entered into a second amendment to the Amended Credit Facility (as amended, the “Second Amended Credit Facility”). As a result, the Second Amended Credit Facility, now scheduled to mature on September 30, 2026, consists of a $130.0 million senior secured term loan (the “Second Amended Term Loan”), a CAD 106.4 million ($84.2 million) term loan and an $850.0 million senior secured revolving credit facility (the “Second Amended Revolver”). This amendment resulted in a decrease of the Amended Term Loan by $150.0 million and an increase of the Amended Revolver by $150.0 million.

Shown below are the leverage ratios at March 31, 2022 and 2021, in connection with the Second Amended Credit Facility.

The total net debt, as defined under the Second Amended Credit Facility is $905.9 million for fiscal 2022 and is 2.5 times adjusted EBITDA (non-GAAP), compared to total net debt of $615.0 million and 1.7 times adjusted EBITDA (non-GAAP) for fiscal 2021.

The following table provides a reconciliation of net earnings to EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP) for March 31, 2022 and 2021, in connection with the Second Amended Credit Facility:

	Fiscal 2022	Fiscal 2021
	(in millions, except ratios)
Net earnings as reported	$143.9	$143.3
Add back:
Depreciation and amortization	95.9	94.1
Interest expense	37.8	38.5
Income tax expense	30.0	26.8

EBITDA (non GAAP)(1)	$307.6	$302.7
Adjustments per credit agreement definitions(2)	51.5	56.3

Adjusted EBITDA (non-GAAP) per credit agreement(1)	$359.1	$359.0

Total net debt(3)	$905.9	$615.0

Leverage ratios(4):
Total net debt/adjusted EBITDA ratio	2.5 X	1.7 X
Maximum ratio permitted	3.5 X	3.5 X
Consolidated interest coverage ratio(5)	10.0 X	9.8 X
Minimum ratio required	3.0 X	3.0 X

(1)

We have included EBITDA (non-GAAP) and adjusted EBITDA (non-GAAP) because our lenders use them as key measures of our performance. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to net earnings or any other measure of performance under GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Our calculation of EBITDA may be different from the calculations used by other companies, and therefore comparability may be limited. Certain financial covenants in our Second Amended Credit Facility are based on EBITDA, subject to adjustments, which are shown above. Continued availability of credit under our Second Amended Credit Facility is critical to our ability to meet our business plans. We believe that an understanding of the key terms of our credit agreement is important to an investor’s understanding of our financial condition and liquidity risks. Failure to comply with our financial covenants, unless waived by our lenders, would mean we could not borrow any further amounts under our revolving credit facility and would give our lenders the right to demand immediate repayment of all outstanding revolving credit and term loans. We would be unable to continue our operations at current levels if we lost the liquidity provided under our credit agreements. Depreciation and amortization in this table excludes the amortization of deferred financing fees, which is included in interest expense.

(2)

The $51.5 million adjustment to EBITDA in fiscal 2022 primarily related to $24.3 million of non-cash stock compensation, $26.0 million of restructuring and other exit charges, impairment of indefinite-lived intangibles of $1.2 million. The $56.3 million adjustment to EBITDA in fiscal 2021 primarily related to $19.8 million of non-cash stock compensation, $33.2 million of restructuring and other exit charges, business integration costs of $7.3 million, partially offset by $3.9 million of gain ($4.4 million gain less insurance deductibles) relating to the final settlement of the Richmond, KY fire claim.

(3)

Debt includes finance lease obligations and letters of credit and is net of all U.S. cash and cash equivalents and foreign cash and investments, as defined in the Second Amended Credit Facility. In fiscal 2022, the amounts deducted in the calculation of net debt were U.S. cash and cash equivalents and foreign cash investments of $402 million, and in fiscal 2021, were $399 million.

(4)

These ratios are included to show compliance with the leverage ratios set forth in our credit facilities. We show both our current ratios and the maximum ratio permitted or minimum ratio required under our Second Amended Credit Facility, for fiscal 2022 and fiscal 2021, respectively.

(5)

As defined in the Second Amended Credit Facility, interest expense used in the consolidated interest coverage ratio excludes non-cash interest of $2.1 million for both years of fiscal 2022 and fiscal 2021.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

See Note 1 to the Consolidated Financial Statements—Summary of Significant Accounting Policies for a description of certain recently issued accounting standards that were adopted or are pending adoption that could have a significant impact on our Consolidated Financial Statements or the Notes to the Consolidated Financial Statements.

Related Party Transactions

None.

ITEM 7A. QUANTITATIVE	AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risks

Our cash flows and earnings are subject to fluctuations resulting from changes in raw material costs, foreign currency exchange rates and interest rates. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. Our policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives. We monitor our underlying market risk exposures on an ongoing basis and believe that we can modify or adapt our hedging strategies as needed.

Counterparty Risks

We have entered into lead forward purchase contracts, foreign exchange forward and purchased option contracts and cross currency fixed interest rate swaps to manage the risk associated with our exposures to fluctuations resulting from changes in raw material costs, foreign currency exchange rates and interest rates. The Company’s agreements are with creditworthy financial institutions. Those contracts that result in a liability position at March 31, 2022 are $0.7 million (pre-tax). Those contracts that result in an asset position at March 31, 2022 are $3.3 million (pre-tax). The impact on the Company due to nonperformance by the counterparties has been evaluated and not deemed material.

During the third quarter of fiscal 2022, the Company entered into cross currency fixed interest rate swap agreements, with aggregate notional amounts of $300 million, to hedge its net investments in foreign operations against future volatility in the exchange rates between U.S. Dollars and Euros. These swaps mature on December 15, 2027. Depending on the movement in the exchange rates between U.S. Dollars and Euros at maturity, the Company may owe the counterparties an amount that is different from the original notional amount of $300 million.

Excluding the cross currency fixed interest rate swap agreements, the vast majority of these contracts will settle within one year.

Interest Rate Risks

We are exposed to changes in variable U.S. interest rates on borrowings under our credit agreements, as well as short term borrowings in our foreign subsidiaries.

A 100 basis point increase in interest rates would have increased annual interest expense by approximately $7.1 million on the variable rate portions of our debt.

Commodity Cost Risks—Lead Contracts

We have a significant risk in our exposure to certain raw materials. Our largest single raw material cost is for lead, for which the cost remains volatile. In order to hedge against increases in our lead cost, we have entered into forward contracts with financial institutions to fix the price of lead. A vast majority of such contracts are for a period not extending beyond one year. We had the following contracts outstanding at the dates shown below:

Date	$’s Under Contract	# Pounds Purchased	Average Cost/Pound	Approximate % of Lead Requirements (1)
	(in millions)	(in millions)
March 31, 2022	$56.8	54.0	$1.05	8%
March 31, 2021	50.6	54.5	0.93	10
March 31, 2020	30.1	35.0	0.86	6
(1)	Based on the fiscal year lead requirements for the periods then ended.

We estimate that a 10% increase in our cost of lead would have increased our cost of goods sold by approximately $70 million for the fiscal year ended March 31, 2022.

Foreign Currency Exchange Rate Risks

We manufacture and assemble our products globally in the Americas, EMEA and Asia. Approximately 40% of our sales and related expenses are transacted in foreign currencies. Our sales revenue, production costs, profit margins and competitive position are affected by the strength of the currencies in countries where we manufacture or purchase goods relative to the strength of the currencies in countries where our products are sold. Additionally, as we report our financial statements in U.S. dollars, our financial results are affected by the strength of the currencies in countries where we have operations relative to the strength of the U.S. dollar. The principal foreign currencies in which we conduct business are the Euro, Swiss franc, British pound, Polish zloty, Chinese renminbi, Canadian dollar, Brazilian Real and Mexican peso.

We quantify and monitor our global foreign currency exposures. Our largest foreign currency exposure is from the purchase and conversion of U.S. dollar based lead costs into local currencies in Europe. Additionally, we have currency exposures from intercompany financing and intercompany and third party trade transactions. On a selective basis, we enter into foreign currency forward contracts and purchase option contracts to reduce the impact from the volatility of currency movements; however, we cannot be certain that foreign currency fluctuations will not impact our operations in the future.

We hedge approximately 10%—15% of the nominal amount of our known foreign exchange transactional exposures. We primarily enter into foreign currency exchange contracts to reduce the earnings and cash flow impact of the variation of non-functional currency denominated receivables and payables. The vast majority of such contracts are for a period not extending beyond one year.

Gains and losses resulting from hedging instruments offset the foreign exchange gains or losses on the underlying assets and liabilities being hedged. The maturities of the forward exchange contracts generally coincide with the settlement dates of the related transactions. Realized and unrealized gains and losses on these contracts are recognized in the same period as gains and losses on the hedged items. We also selectively hedge anticipated transactions that are subject to foreign exchange exposure, primarily with foreign currency exchange contracts, which are designated as cash flow hedges in accordance with Topic 815—Derivatives and Hedging. During the third quarter of fiscal 2022, we also entered into cross currency fixed interest rate swap agreements, to hedge our net investments in foreign operations against future volatility in the exchange rates between U.S. Dollars and Euros.

At March 31, 2022 and 2021, we estimate that an unfavorable 10% movement in the exchange rates would have adversely changed our hedge valuations by approximately $36.6 million and $3.7 million, respectively.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Contents

EnerSys

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of EnerSys

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of EnerSys (the Company) as of March 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended March 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2022, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of March 31, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated May 25, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Indefinite-Lived Intangible Assets
Description of the Matter

As reflected in the Company’s consolidated financial statements, the Company’s indefinite-lived intangible assets were $144.9 million as of March 31, 2022 and included $56.0 million of trademarks recognized in connection with the acquisition of the Alpha Group. As discussed in Note 1 to the consolidated financial statements, indefinite-lived intangible assets are tested for impairment at least annually.

Auditing management’s annual quantitative indefinite-lived intangible asset impairment tests was complex and involved a high degree of subjectivity due to the significant estimation required in determining the fair value of the indefinite-lived intangible assets. The fair value estimates related to the Company’s indefinite-lived intangible assets were sensitive to significant assumptions such as discount rates, revenue growth rates, royalty rates, and terminal growth rates, which are forward-looking and could be affected by future economic and market conditions.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s annual quantitative indefinite-lived intangible asset impairment tests. For example, we tested controls over management’s review of the valuation models, the significant assumptions used to develop the estimate including forecasted revenue growth rates and royalty rates, and the completeness and accuracy of the data used in the valuations.

To test the estimated fair value of the Company’s indefinite-lived intangible assets, we performed audit procedures that included, among other procedures, assessing fair value methodologies and testing the significant assumptions discussed above and the completeness and accuracy of the underlying data used by the Company in its analyses. For example, we compared the significant assumptions used by management to current industry, market and economic trends, to historical results of the Company’s business and other guideline companies within the same industry and to other relevant factors. We assessed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the indefinite-lived intangible assets that would result from changes in the assumptions. We also involved internal valuation specialists to assist in our evaluation of the significant assumptions and methodologies used by the Company.

Income Taxes—Uncertain Tax Positions
Description of the Matter

As discussed in Note 14 to the Company’s consolidated financial statements, the Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Also as disclosed in Note 14, approximately 87% of the Company’s consolidated earnings before taxes are generated in foreign jurisdictions for the year ended March 31, 2022. Uncertainty in a tax position taken or to be taken on a tax return may arise as tax laws are subject to interpretation. The Company must identify its uncertain tax positions and uses significant judgment in (1) determining whether a tax position’s technical merits are more-likely-than-not to be sustained and (2) measuring the amount of tax benefit that qualifies for recognition. As of March 31, 2022, the Company has recognized accrued liabilities of $4.8 million for uncertain tax positions.

Auditing the completeness of the Company’s uncertain tax positions and the evaluation of the technical merits of those uncertain tax positions is complex given the scope of its international operations and the significant judgment required in evaluating the technical merits of the Company’s uncertain tax positions.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s controls over identifying uncertain tax positions and evaluating the technical merits of those positions. For example, we tested controls over the review of the Company’s foreign operations, including the tax positions taken by those operations, differences between statutory and effective tax rates, permanent differences impacting taxable income, and the monitoring of tax audits.

We involved our tax professionals with subject matter expertise in the areas of international taxation and transfer pricing to assess the technical merits of the Company’s tax positions. This included assessing the Company’s correspondence with the relevant tax authorities and evaluating income tax opinions or other third-party advice obtained by the Company. We also used our knowledge of, and experience with, the application of international and local income tax laws by the relevant income tax authorities to evaluate the Company’s accounting for those tax positions. We analyzed the Company’s assumptions and data used to determine the amount of tax benefit to recognize and tested the accuracy of the calculations. We also evaluated the Company’s income tax disclosures included in Note 14 to the consolidated financial statements in relation to these matters.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1998.

Philadelphia, Pennsylvania

May 25, 2022

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of EnerSys

Opinion on Internal Control over Financial Reporting

We have audited EnerSys’ internal control over financial reporting as of March 31, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, EnerSys (the Company) maintained, in all material respects, effective internal control over financial reporting as of March 31, 2022, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the 2022 consolidated financial statements of the Company and our report dated May 25, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 25, 2022

EnerSys

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	March 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$402,488	$451,808
Accounts receivable, net of allowance for doubtful accounts (2022–$12,219; 2021–$12,992)	719,434	603,581
Inventories, net	715,712	518,247
Prepaid and other current assets	155,559	117,681

Total current assets	1,993,193	1,691,317
Property, plant, and equipment, net	503,264	497,056
Goodwill	700,640	705,593
Other intangible assets, net	396,202	430,898
Deferred taxes	60,479	65,212
Other assets	82,868	72,721

Total assets	$3,736,646	$3,462,797

Liabilities and Equity
Current liabilities:
Short-term debt	$55,084	$34,153
Current portion of finance leases	185	236
Accounts payable	393,096	323,876
Accrued expenses	289,765	318,723

Total current liabilities	738,130	676,988
Long-term debt, net of unamortized debt issuance costs	1,243,002	969,618
Finance leases	231	435
Deferred taxes	78,228	76,412
Other liabilities	183,780	195,768

Total liabilities	2,243,371	1,919,221
Commitments and contingencies
Equity:
Preferred Stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding at March 31, 2022 and at March 31, 2021	—	—
Common Stock, $0.01 par value per share, 135,000,000 shares authorized, 55,748,924 shares issued and 40,986,658 shares outstanding at March 31, 2022; 55,552,810 shares issued and 42,753,020 shares outstanding at March 31, 2021	557	555
Additional paid-in capital	571,464	554,168
Treasury stock at cost, 14,762,266 shares held as of March 31, 2022 and 12,799,790 shares held as of March 31, 2021	(719,119)	(563,481)
Retained earnings	1,783,586	1,669,751
Contra equity—indemnification receivable	(3,620)	(5,355)
Accumulated other comprehensive loss	(143,495)	(115,883)

Total EnerSys stockholders’ equity	1,489,373	1,539,755
Nonredeemable noncontrolling interests	3,902	3,821

Total equity	1,493,275	1,543,576

Total liabilities and equity	$3,736,646	$3,462,797

See accompanying notes.

EnerSys

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Data)

	Fiscal year ended March 31,
	2022	2021	2020
Net sales	$3,357,319	$2,977,932	$3,087,868
Cost of goods sold	2,604,747	2,238,782	2,301,148
Inventory step up to fair value relating to acquisitions and exit activities	2,604	—	1,854

Gross profit	749,968	739,150	784,866
Operating expenses	520,810	482,401	529,643
Restructuring and other exit charges	18,756	40,374	20,766
Impairment of goodwill	—	—	39,713
Impairment of indefinite-lived intangibles	1,178	—	4,549
Loss on assets held for sale	2,973	—	—

Operating earnings	206,251	216,375	190,195
Interest expense	37,777	38,436	43,673
Other (income) expense, net	(5,465)	7,804	(415)

Earnings before income taxes	173,939	170,135	146,937
Income tax expense	30,028	26,761	9,821

Net earnings attributable to EnerSys stockholders	$143,911	$143,374	$137,116

Net earnings per common share attributable to EnerSys stockholders:
Basic	$3.42	$3.37	$3.23

Diluted	$3.36	$3.32	$3.20

Dividends per common share	$0.70	$0.70	$0.70

Weighted-average number of common shares outstanding:
Basic	42,106,337	42,548,449	42,411,834

Diluted	42,783,373	43,224,403	42,896,775

See accompanying notes.

EnerSys

Consolidated Statements of Comprehensive Income

(In Thousands)

	Fiscal year ended March 31,
	2022	2021	2020
Net earnings	$143,911	$143,374	$137,116
Other comprehensive (loss) income:
Net unrealized gain (loss) on derivative instruments, net of tax	2,603	6,283	(5,793)
Pension funded status adjustment, net of tax	8,310	1,847	(2,003)
Foreign currency translation adjustment	(38,397)	91,277	(64,721)

Total other comprehensive (loss) gain, net of tax	(27,484)	99,407	(72,517)

Total comprehensive income	116,427	242,781	64,599
Comprehensive gain (loss) attributable to noncontrolling interests	128	284	(193)

Comprehensive income attributable to EnerSys stockholders	$116,299	$242,497	$64,792

See accompanying notes.

EnerSys

Consolidated Statements of Changes in Equity

(In Thousands, Except Per Share Data)	Preferred Stock	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Contra- Equity	Total EnerSys Stockholders’ Equity	Non- redeemable Non- Controlling Interests	Total Equity
Balance at March 31, 2019	$—	$548	$512,696	$(530,760)	$1,450,325	$(142,682)	$(7,840)	$1,282,287	$3,730	$1,286,017
Stock-based compensation	—	—	20,780	—	—	—	—	20,780	—	20,780
Exercise of stock options	—	3	1,414	—	—	—	—	1,417	—	1,417
Shares issued under equity awards (taxes paid related to net share settlement of equity awards), net	—	—	(6,393)	—	—	—	—	(6,393)	—	(6,393)
Purchase of common stock	—	—	—	(34,561)	—	—	—	(34,561)	—	(34,561)
Reissuance of treasury stock towards employee stock purchase plan	—	—	(73)	945	—	—	—	872	—	872
Contra equity—adjustment to indemnification receivable for acquisition related tax liability	—	—	—	—	—	—	1,116	1,116	—	1,116
Other	—	—	(80)	—	—	—	—	(80)	—	(80)
Net earnings	—	—	—	—	137,116	—	—	137,116	—	137,116
Dividends ($0.70 per common share)	—	—	756	—	(30,461)	—	—	(29,705)	—	(29,705)
Other comprehensive income:
Pension funded status adjustment (net of tax expense of $468)	—	—	—	—	—	(2,003)	—	(2,003)	—	(2,003)
Net unrealized gain (loss) on derivative instruments (net of tax benefit of $1,793)	—	—	—	—	—	(5,793)	—	(5,793)	—	(5,793)
Foreign currency translation adjustment	—	—	—	—	—	(64,528)	—	(64,528)	(193)	(64,721)

Balance at March 31, 2020	$—	$551	$529,100	$(564,376)	$1,556,980	$(215,006)	$(6,724)	$1,300,525	$3,537	$1,304,062
Stock-based compensation	—	—	19,817	—	—	—	—	19,817	—	19,817
Exercise of stock options	—	4	9,110	—	—	—	—	9,114	—	9,114
Shares issued under equity awards (taxes paid related to net share settlement of equity awards), net	—	—	(5,153)	—	—	—	—	(5,153)	—	(5,153)
Reissuance of treasury stock towards employee stock purchase plan	—	—	(49)	895	—	—	—	846	—	846
Contra equity—adjustment to indemnification receivable for acquisition related tax liability	—	—	—	—	—	—	1,369	1,369	—	1,369
Other	—	—	571	—	—	—	—	571	—	571
Net earnings	—	—	—	—	143,374	—	—	143,374	—	143,374
Dividends ($0.70 per common share)	—	—	772	—	(30,603)	—	—	(29,831)	—	(29,831)
Other comprehensive income:
Pension funded status adjustment (net of tax benefit of $424)	—	—	—	—	—	1,847	—	1,847	—	1,847
Net unrealized gain (loss) on derivative instruments (net of tax expense of $1,952)	—	—	—	—	—	6,283	—	6,283	—	6,283
Foreign currency translation adjustment	—	—	—	—	—	90,993	—	90,993	284	91,277

Balance at March 31, 2021	$—	$555	$554,168	$(563,481)	$1,669,751	$(115,883)	$(5,355)	$1,539,755	$3,821	$1,543,576
Stock-based compensation	—	—	24,289	—	—	—	—	24,289	—	24,289
Exercise of stock options	—	2	1,334	—	—	—	—	1,336	—	1,336
Shares issued under equity awards (taxes paid related to net share settlement of equity awards), net	—	—	(9,150)	—	—	—	—	(9,150)	—	(9,150)
Purchase of common stock	—	—	—	(156,366)	—	—	—	(156,366)	—	(156,366)
Contra equity—adjustment to indemnification receivable for acquisition related tax liability	—	—	—	—	—	—	1,735	1,735	—	1,735
Other	—	—	100	728	—	—	—	828	—	828
Net earnings	—	—	—	—	143,911	—	—	143,911	—	143,911
Dividends ($0.70 per common share)	—	—	723	—	(30,076)	—	—	(29,353)	—	(29,353)
Dissolution of joint venture	—	—	—	—	—	—	—	—	(47)	(47)
Other comprehensive income:
Pension funded status adjustment (net of tax benefit of $1,910)	—	—	—	—	—	8,310	—	8,310	—	8,310
Net unrealized gain (loss) on derivative instruments (net of tax expense of $789)	—	—	—	—	—	2,603	—	2,603	—	2,603
Foreign currency translation adjustment	—	—	—	—	—	(38,525)	—	(38,525)	128	(38,397)

Balance at March 31, 2022	$—	$557	$571,464	$(719,119)	$1,783,586	$(143,495)	$(3,620)	$1,489,373	$3,902	$1,493,275

See accompanying notes.

EnerSys

Consolidated Statements of Cash Flows

(In Thousands)

	Fiscal year ended March 31,
	2022	2021	2020
Cash flows from operating activities
Net earnings	$143,911	$143,374	$137,116
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	95,878	94,082	87,344
Write-off of assets relating to restructuring and other exit charges	6,503	10,231	10,986
Loss on assets held for sale	2,973	—	—
Impairment of goodwill	—	—	39,713
Impairment of indefinite-lived intangibles	1,178	—	4,549
Derivatives not designated in hedging relationships:
Net losses (gains)	157	(430)	178
Cash proceeds (settlements)	255	905	(793)
Provision for doubtful accounts	2,621	178	4,821
Deferred income taxes	1,115	(8,994)	(16,486)
Non-cash interest expense	2,107	2,072	1,673
Stock-based compensation	24,289	19,817	20,780
Gain on disposal of property, plant, and equipment	(490)	(3,883)	(86)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(128,956)	8,713	26,486
Inventories	(212,839)	24,176	(9,379)
Prepaid and other current assets	(32,044)	27,292	(17,508)
Other assets	270	424	3,089
Accounts payable	65,316	20,797	(33,490)
Accrued expenses	(38,578)	32,357	7,055
Other liabilities	749	(12,736)	(12,650)

Net cash (used in) provided by operating activities	(65,585)	358,375	253,398
Cash flows from investing activities
Capital expenditures	(74,041)	(70,020)	(101,425)
Purchase of businesses	—	—	(176,548)
Proceeds from disposal of facility	3,268	—	720
Insurance proceeds relating to property, plant and equipment	—	4,800	403
Proceeds from disposal of property, plant, and equipment	1,540	176	2,031

Net cash used in investing activities	(69,233)	(65,044)	(274,819)
Cash flows from financing activities
Net borrowings (repayments) on short-term debt	20,556	(15,934)	(5,325)
Proceeds from Second Amended 2017 Revolver borrowings	523,400	102,000	386,700
Proceeds from 2027 Notes	—	—	300,000
Repayments of Second Amended 2017 Revolver borrowings	(88,400)	(210,000)	(517,700)
Repayments of Second Amended 2017 Term Loan	(161,447)	(39,589)	(28,138)
Debt issuance costs	(2,952)	—	(4,607)
Finance lease obligations and other	810	650	995
Option proceeds, net	1,336	9,114	1,417
Payment of taxes related to net share settlement of equity awards	(9,150)	(5,153)	(6,393)
Purchase of treasury stock	(156,366)	—	(34,561)
Dividends paid to stockholders	(29,353)	(29,812)	(29,705)

Net cash provided by (used in) financing activities	98,434	(188,724)	62,683
Effect of exchange rate changes on cash and cash equivalents	(12,936)	20,222	(13,495)

Net (decrease) increase in cash and cash equivalents	(49,320)	124,829	27,767
Cash and cash equivalents at beginning of year	451,808	326,979	299,212

Cash and cash equivalents at end of year	$402,488	$451,808	$326,979

See accompanying notes.

Notes to Consolidated Financial Statements

March 31, 2022

(In Thousands, Except Share and Per Share Data)

Summary of Significant Accounting Policies

Description of Business

EnerSys (the “Company”) and its predecessor companies have been manufacturers of industrial batteries for over 125 years. EnerSys is a global leader in stored energy solutions for industrial applications. The Company manufactures, markets and distributes industrial batteries and related products such as chargers, outdoor cabinet enclosures, power equipment and battery accessories, and provides related after-market and customer-support services for its products. With the Alpha acquisition, the Company is also a provider of highly integrated power solutions and services to broadband, telecom, renewable and industrial customers.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and any partially owned subsidiaries that the Company has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are generally consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method. All intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Translation

Results of foreign operations of subsidiaries, whose functional currency is the local currency, are translated into U.S. dollars using average exchange rates during the periods. The assets and liabilities are translated into U.S. dollars using exchange rates as of the balance sheet dates. Gains or losses resulting from translating the foreign currency financial statements are accumulated as a separate component of accumulated other comprehensive income (“AOCI”) in EnerSys’ stockholders’ equity and noncontrolling interests.

Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency of the applicable subsidiary are included in the Consolidated Statements of Income, within “Other (income) expense, net”, in the year in which the change occurs.

Revenue Recognition

The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the performance obligation to a customer. Control of a performance obligation may transfer to the customer either at a point in time or over time depending on an evaluation of the specific facts and circumstances for each contract, including the terms and conditions of the contract as agreed with the customer, as well as the nature of the products or services to be provided.

The Company’s primary performance obligation to its customers is the delivery of finished goods and products, pursuant to purchase orders. Control of the products sold typically transfers to its customers at the point in time when the goods are shipped as this is also when title generally passes to its customers under the terms and conditions of the customer arrangements.

Each customer purchase order sets forth the transaction price for the products and services purchased under that arrangement. Some customer arrangements include variable consideration, such as volume rebates, some of which depend upon the customers meeting specified performance criteria, such as a purchasing level over a period of time. The Company uses judgment to estimate the most likely amount of variable consideration at each reporting date. When estimating variable consideration, the Company also applies judgment when considering the probability of whether a reversal of revenue could occur and only recognize revenue subject to this constraint.

Service revenues related to the work performed for the Company’s customers by its maintenance technicians generally represent a separate and distinct performance obligation. Control for these services passes to the customer as the services are performed.

The Company’s typical payment terms are 30 days and sales arrangements do not contain any significant financing component for its customers.

The Company uses historic customer product return data as a basis of estimation for customer returns and records the reduction of sales at the time revenue is recognized.

Freight charges billed to customers are included in sales and the related shipping costs are included in cost of sales in the Consolidated Statements of Income. If shipping activities are performed after a customer obtains control of a product, the Company applies a policy election to account for shipping as an activity to fulfill the promise to transfer the product to the customer.

The Company applies a policy election to exclude transaction taxes collected from customers from sales when the tax is both imposed on and concurrent with a specific revenue-producing transaction.

The Company generally provides customers with a product warranty that provides assurance that the products meet standard specifications and are free of defects. The Company maintains a reserve for claims incurred under standard product warranty programs. Performance obligations related to service warranties are not material to the Consolidated Financial Statements.

The Company pays sales commissions to its sales representatives, which may be considered as incremental costs to obtain a contract. However, since the recoverability period is less than one year, the Company has utilized the practical expedient to record these costs of obtaining a contract as an expense as they are incurred.

Warranties

The Company’s products are warranted for a period ranging from one to twenty years for Energy Systems batteries, from one to five years for Motive Power batteries and for a period ranging from one to four years for Specialty transportation batteries. The Company provides for estimated product warranty expenses when the related products are sold. The assessment of the adequacy of the reserve includes a review of open claims and historical experience.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less when purchased.

Concentration of Credit Risk

Financial instruments that subject the Company to potential concentration of credit risk consist principally of short-term cash investments and trade accounts receivable. The Company invests its cash with various financial institutions and in various investment instruments limiting the amount of credit exposure to any one financial institution or entity. The Company has bank deposits that exceed federally insured limits. In addition, certain cash investments may be made in U.S. and foreign government bonds, or other highly rated investments guaranteed by the U.S. or foreign governments. Concentration of credit risk with respect to trade receivables is limited by a large, diversified customer base and its geographic dispersion. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral, such as letters of credit, in certain circumstances.

Accounts Receivable

Accounts receivable are recorded net of an allowance for expected credit losses. The Company maintains an allowance for credit losses for the expected failure or inability of its customers to make required payments. The Company recognizes the allowance for expected credit losses at inception and reassesses quarterly based on management’s expectation of the asset’s collectability. The allowance is based on multiple factors including historical experience with bad debts, the credit quality of the customer base, the aging of such receivables and current macroeconomic conditions, as well as management’s expectations of conditions in the future. The Company’s allowance for uncollectible accounts receivable is based on management’s assessment of the collectability of assets pooled together with similar risk characteristics. Accounts are written off when management determines the account is uncollectible. The following table sets forth the changes in the Company’s allowance for doubtful accounts:

	Balance at Beginning of Period	Provision for Doubtful Debts	Write-offs, net of Recoveries and Other	Balance at End of Period
Fiscal year ended March 31, 2020	$10,813	$4,821	$(388)	$15,246
Fiscal year ended March 31, 2021	15,246	178	(2,432)	12,992
Fiscal year ended March 31, 2022	12,992	2,621	(3,394)	12,219

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method. The cost of inventory consists of material, labor, and associated overhead.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and include expenditures that substantially increase the useful lives of the assets. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows: 10 to 33 years for buildings and improvements and 3 to 15 years for machinery and equipment.

Maintenance and repairs are expensed as incurred. Interest on capital projects is capitalized during the construction period.

Business Combinations

The Company records an acquisition using the acquisition method of accounting and recognizes the assets acquired and liabilities assumed at their fair values as of the date of the acquisition. The excess of the purchase price over the net tangible and intangible assets is recorded to goodwill. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Goodwill and Other Intangible Assets

Goodwill and indefinite-lived trademarks are tested for impairment at least annually and whenever events or circumstances occur indicating that a possible impairment may have been incurred. The Company assesses whether goodwill impairment exists using both the qualitative and quantitative assessments. The qualitative assessment involves determining whether events or circumstances exist that indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If based on this qualitative assessment the Company determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if the Company elects not to perform a qualitative assessment, a quantitative assessment is performed by determining the fair value of the Company’s reporting units.

Goodwill is tested for impairment by determining the fair value of the Company’s reporting units. These estimated fair values are based on financial projections, certain cash flow measures, and market capitalization.

The Company estimates the fair value of its reporting units using a weighting of fair values derived from both the income approach and the market approach. Under the income approach, the Company calculates the fair value of a reporting unit based on the present value of estimated future cash flows. Cash flow projections are based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used is based on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to the business’s ability to execute on the projected cash flows. The market approach estimates fair value based on market multiples of revenue and earnings derived from comparable publicly-traded companies with similar operating and investment characteristics as the reporting unit. The weighting of the fair value derived from the market approach ranges from 0% to 50% depending on the level of comparability of these publicly-traded companies to the reporting unit.

In order to assess the reasonableness of the calculated fair values of its reporting units, the Company also compares the sum of the reporting units’ fair values to its market capitalization and calculates an implied control premium (the excess of the sum of the reporting units’ fair values over the market capitalization). The Company evaluates the control premium by comparing it to control premiums of recent comparable market transactions.

The Company assesses whether indefinite-lived intangible assets impairment exists using both the qualitative and quantitative assessments. The qualitative assessment involves determining whether events or circumstances exist that indicate it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If based on this qualitative assessment, the Company determines it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount or if the Company elects not to perform a qualitative assessment, a quantitative assessment is performed to determine whether an indefinite-lived intangible asset impairment exists. The Company tests the indefinite-lived intangible assets for impairment by comparing the carrying value to the fair value based on current revenue projections of the related operations, under the relief from royalty method. Any excess of the carrying value over the amount of fair value is recognized as an impairment. Any such impairment is recognized in the reporting period in which it has been identified.

Finite-lived assets such as customer relationships, technology, trademarks, licenses, and non-compete agreements are amortized on a straight-line basis over their estimated useful lives, generally over periods ranging from 3 to 20 years. The Company continually evaluates the reasonableness of the useful lives of these assets.

Impairment of Long-Lived Assets

The Company reviews the carrying values of its long-lived assets to be held and used for possible impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, based on undiscounted estimated cash flows expected to result from its use and eventual disposition. The factors considered by the Company in performing this assessment include current operating results, trends and other economic factors. In assessing the recoverability of the carrying value of a long-lived asset, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss for these assets.

Environmental Expenditures

The Company records a loss and establishes a reserve for environmental remediation liabilities when it is probable that an asset has been impaired or a liability exists and the amount of the liability can be reasonably estimated. Reasonable estimates involve judgments made by management after considering a broad range of information including notifications, demands or settlements that have been received from a regulatory authority or private party, estimates performed by independent engineering companies and outside counsel, available facts, existing and proposed technology, the identification of other potentially responsible parties, their ability to contribute and prior experience. These judgments are reviewed quarterly as more information is received and the amounts reserved are updated as necessary. However, the reserves may materially differ from ultimate actual liabilities if the loss contingency is difficult to estimate or if management’s judgments turn out to be inaccurate. If management believes no best estimate exists, the minimum probable loss is accrued.

Derivative Financial Instruments

The Company utilizes derivative instruments to mitigate volatility related to interest rates, lead prices and foreign currency exposures. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company recognizes derivatives as either assets or liabilities in the accompanying Consolidated Balance Sheets and measures those instruments at fair value. Changes in the fair value of those instruments are reported in AOCI if they qualify for hedge accounting or in earnings if they do not qualify for hedge accounting. Derivatives qualify for hedge accounting if they are designated as hedge instruments and if the hedge is highly effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. For lead and foreign currency forward contracts, effectiveness is measured on a regular basis using statistical analysis and by comparing the overall changes in the expected cash flows of the hedging instrument with the changes in the expected all-in cash outflow required for the underlying lead and foreign currency purchases. This analysis is performed on the initial purchases quarterly that cover the quantities hedged. Accordingly, gains and losses from changes in derivative fair value of effective hedges are deferred and reported in AOCI until the underlying transaction affects earnings. In the case of cross currency fixed interest rate swap agreements, the swaps are remeasured with changes in fair value recognized in foreign currency translation adjustment within AOCI to offset the translation risk from the underlying investments. Balances in the foreign currency translation adjustment accounts remain until the sale or substantially complete liquidation of the foreign entity, upon which they are recognized as a component of income (expense).

The Company has commodity, foreign exchange and interest rate hedging authorization from the Board of Directors and has established a hedging and risk management program that includes the management of market and counterparty risk. Key risk control activities designed to ensure compliance with the risk management program include, but are not limited to, credit review and approval, validation of transactions and market prices, verification of risk and transaction limits, portfolio stress tests, sensitivity analyses and frequent portfolio reporting, including open positions, determinations of fair value and other risk management metrics.

Market risk is the potential loss the Company and its subsidiaries may incur as a result of price changes associated with a particular financial or commodity instrument. The Company utilizes forward contracts, options, and swaps as part of its risk management strategies, to minimize unanticipated fluctuations in earnings caused by changes in commodity prices, interest rates and / or foreign currency exchange rates. All derivatives are recognized on the balance sheet at their fair value, unless they qualify for the Normal Purchase Normal Sale exemption.

Credit risk is the potential loss the Company may incur due to the counterparty’s non-performance. The Company is exposed to credit risk from interest rate, foreign currency and commodity derivatives with financial institutions. The Company has credit policies to manage their credit risk, including the use of an established credit approval process, monitoring of the counterparty positions and the use of master netting agreements.

The Company has elected to offset net derivative positions under master netting arrangements. The Company does not have any positions involving cash collateral (payables or receivables) under a master netting arrangement as of March 31, 2022 and 2021.

The Company does not have any credit-related contingent features associated with its derivative instruments.

Fair Value of Financial Instruments

The Company groups its recurring, non-recurring and disclosure-only fair value measurements into the following levels when making fair value measurement disclosures:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The Company and its subsidiaries use, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and / or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability. These valuation approaches incorporate inputs such as observable, independent market data and / or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability. These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

Lead contracts, foreign currency contracts and interest rate contracts generally use an income approach to measure the fair value of these contracts, utilizing readily observable inputs, such as forward interest rates (e.g., London Interbank Offered Rate—“LIBOR”), forward foreign currency exchange rates (e.g., GBP and euro) and commodity prices (e.g., London Metals Exchange), as well as inputs that may not be observable, such as credit valuation adjustments. When observable inputs are used to measure all or most of the value of a contract, the contract is classified as Level 2. Over-the-counter (OTC) contracts are valued using quotes obtained from an exchange, binding and non-binding broker quotes. Furthermore, the Company obtains independent quotes from the market to validate the forward price curves. OTC contracts include forwards, swaps and options. To the extent possible, fair value measurements utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs.

When unobservable inputs are significant to the fair value measurement, the asset or liability is classified as Level 3. Additionally, Level 2 fair value measurements include adjustments for credit risk based on the Company’s own creditworthiness (for net liabilities) and its counterparties’ creditworthiness (for net assets). The Company assumes that observable market prices include sufficient adjustments for liquidity and modeling risks. The Company did not have any fair value measurements that transferred between Level 2 and Level 3 as well as Level 1 and Level 2.

Income Taxes

The Company accounts for income taxes using the asset and liability approach, which requires deferred tax assets and liabilities be recognized using enacted tax rates to measure the effect of temporary differences between book and tax bases on recorded assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets, if it is more likely than not some portion or all of the deferred tax assets will not be realized. The need to establish valuation allowances against deferred tax assets is assessed quarterly. The primary factors used to assess the likelihood of realization are expected reversals of taxable temporary timing differences, forecasts of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

The Company recognizes tax related interest and penalties in income tax expense in its Consolidated Statement of Income.

With respect to accounting for uncertainty in income taxes, the Company evaluates tax positions to determine whether the benefits of tax positions are more likely than not of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit. If the more likely than not threshold is not met in the period for which a tax position is taken, the Company may subsequently recognize the benefit of that tax position if the tax matter is effectively settled, the statute of limitations expires, or if the more likely than not threshold is met in a subsequent period.

No additional income taxes have been provided for any undistributed foreign earnings or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations.

Regarding the GILTI tax rules, the Company is allowed to make an accounting policy choice of either (1) treating the taxes due on future US inclusions in taxable income as a current-period expense when incurred (“period cost method”) or (2) factoring amounts into a Company’s measurement of its deferred taxes (“deferred method”). The Company has elected the period cost method.

Deferred Financing Fees

Debt issuance costs that are incurred by the Company in connection with the issuance of debt are deferred and amortized to interest expense over the life of the underlying indebtedness, adjusted to reflect any early repayments and are shown as a deduction from long-term debt.

Stock-Based Compensation Plans

The Company measures the cost of employee services received in exchange for the award of an equity instrument based on the grant-date fair value of the award, with such cost recognized over the applicable vesting period.

Market and Performance condition-based awards

The Company grants market condition-based awards and performance condition-based awards.

Beginning in fiscal 2017 and until fiscal 2020, the Company granted market condition-based awards (“TSR”). A participant may earn between 0% to 200% of the number of awards granted, based on the total shareholder return of the Company’s common stock over a three-year period, relative to the shareholder return of a defined peer group. The awards cliff vest on the third anniversary of the date of grant and are settled in common stock on the first anniversary of the vesting date. The TSR is calculated by dividing the sixty or ninety calendar day average price at end of the period (as applicable) and the reinvested dividends thereon by such sixty or ninety calendar day average price at start of the period. The maximum number of awards earned is capped at 200% of the target award. Additionally, no payout will be awarded in the event that the TSR at the vesting date reflects less than a 25% return from the average price at the grant date. These share units are similar to the share units granted prior to fiscal 2016, except that under these awards, the targets are more difficult to achieve as they are tied to the TSR of a defined peer group. The fair value of these awards is estimated at the date of grant, using a Monte Carlo Simulation.

The Company recognizes compensation expense using the straight-line method over the life of the market condition-based awards except for those issued to certain retirement-eligible participants, which are expensed on an accelerated basis.

In fiscal 2019 and fiscal 2020, the Company granted performance condition-based awards (“PSU”). A participant may earn between 0% to 200% of the number of awards granted, based on the Company’s cumulative adjusted earnings per share performance over a three-year period. The vesting of these awards is contingent upon meeting or exceeding performance conditions. The awards cliff vest on the third anniversary of the date of grant and are settled in common stock on the first anniversary of the vesting date. The maximum number of awards earned is capped at 200% of the target award. Expense for the performance condition-based award is recorded when the achievement of the performance condition is considered probable of achievement and is recorded on a straight-line basis over the requisite service period. If such performance criteria are not met, no compensation cost is recognized, and any recognized compensation cost is reversed. The closing stock price on the date of grant, adjusted for a discount to reflect the illiquidity inherent in the PSUs, represents the grant-date fair value for these awards.

Restricted Stock Units

The fair value of restricted stock units is based on the closing market price of the Company’s common stock on the date of grant. These awards generally vest, and are settled in common stock, at 25% per year, over a four-year period from the date of grant. The Company recognizes compensation expense using the straight-line method over the life of the restricted stock units.

Stock Options

The fair value of the options granted is estimated at the date of grant using the Black-Scholes option-pricing model utilizing assumptions based on historical data and current market data. The assumptions include expected term of the options, risk-free interest rate, expected volatility, and dividend yield. The expected term represents the expected amount of time that options granted are expected to be outstanding, based on historical and forecasted exercise behavior. The risk-free rate is based on the rate at the grant date of zero-coupon U.S. Treasury Notes with a term equal to the expected term of the option. Expected volatility is estimated using historical volatility rates based on historical weekly price changes over a term equal to the expected term of the options. The Company’s dividend yield is based on historical data. The Company recognizes compensation expense using the straight-line method over the vesting period of the options except for those issued to certain retirement-eligible participants, which are expensed on an accelerated basis.

Forfeitures

Forfeitures of share-based awards are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Earnings Per Share

Basic earnings per common share (“EPS”) are computed by dividing net earnings attributable to EnerSys stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. At March 31, 2022, 2021 and 2020, the Company had outstanding stock options, restricted stock units, market condition and performance condition-based awards, which could potentially dilute basic earnings per share in the future.

Segment Reporting

Effective April 1, 2020, the Company’s chief operating decision maker, or CODM (the Company’s Chief Executive Officer), changed the manner in which he reviews financial information for purposes of assessing business performance and allocating resources, by focusing on the lines of business on a global basis, rather than on geographic basis. As a result of this change, the Company re-evaluated the identification of its operating segments and reportable segments and identified the following as its three operating segments, based on lines of business:

•

Energy Systems—uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems, as well as telecommunications systems, switchgear and electrical control systems used in industrial facilities and electric utilities, large-scale energy storage and energy pipelines. Energy Systems also includes highly integrated power solutions and services to broadband, telecom, renewable and industrial customers, as well as thermally managed cabinets and enclosures for electronic equipment and batteries.

•

Motive Power—power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications, as well as mining equipment, diesel locomotive starting and other rail equipment; and

•

Specialty—premium starting, lighting and ignition applications in transportation, energy solutions for satellites, military aircraft, submarines, ships and other tactical vehicles, as well as medical and security systems.

The operating segments also represent the Company’s reportable segments under ASC 280, Segment Reporting. All prior comparative periods presented have been recast to conform to these changes.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740)”: Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted the standard in the first quarter of fiscal 2022 and the adoption did not have a material impact on the Company’s consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

These estimates and assumptions take into account historical and forward looking factors that the Company believes are reasonable, including, but not limited to, the potential impacts arising from the coronavirus pandemic of 2019 (“COVID-19”) and public and private sector policies and initiatives aimed at reducing its transmission. As the extent and duration of the impacts of COVID-19 remain unclear, the Company’s estimates and assumptions may evolve as conditions change. Actual results could differ significantly from those estimates.

Examples of significant estimates include the allowance for credit losses, the recoverability of property, plant and equipment, the incremental borrowing rate for lease liabilities, the recoverability of intangible assets and other long-lived assets, fair value measurements, including those related to financial instruments, goodwill and intangible assets, valuation allowances on tax assets, pension and postretirement benefit obligations, contingencies and the identification and valuation of assets acquired and liabilities assumed in connection with business combinations.

2. Revenue Recognition

The Company’s revenues by reportable segments are presented in Note 23.

Service revenues for fiscal 2022, 2021 and 2020 amounted to $353,088, $296,213 and $270,704, respectively.

A small portion of the Company’s customer arrangements oblige the Company to create customized products for its customers that require the bundling of both products and services into a single performance obligation because the individual products and services that are required to fulfill the customer requirements do not meet the definition for a distinct performance obligation. These customized products generally have no alternative use to the Company and the terms and conditions of these arrangements give the Company the enforceable right to payment for performance completed to date, including a reasonable profit margin. For these arrangements, control transfers over time and the Company measures progress towards completion by selecting the input or output method that best depicts the transfer of control of the underlying goods and services to the customer for each respective arrangement. Methods used by the Company to measure progress toward completion include labor hours, costs incurred and units of production. Revenues recognized over time for fiscal 2022, 2021 and 2020 amounted to $193,824, $155,217 and $142,153, respectively.

On March 31, 2022, the aggregate transaction price allocated to unsatisfied (or partially unsatisfied) performance obligations was approximately $198,861, of which, the Company estimates that approximately $182,473 will be recognized as revenue in fiscal 2023, $13,394 in fiscal 2024, $2,994 in fiscal 2025.

Any payments that are received from a customer in advance, prior to the satisfaction of a related performance obligation and billings in excess of revenue recognized, are deferred and treated as a contract liability. Advance payments and billings in excess of revenue recognized are classified as current or non-current based on the timing of when recognition of revenue is expected. As of March 31, 2022, the current and non-current portion of contract liabilities were $27,870 and $1,387, respectively. As of March 31, 2021, the current and non-current portion of contract liabilities were $15,992 and $2,072, respectively. Revenues recognized during fiscal 2022 and fiscal 2021, that were included in the contract liability at the beginning of the year, amounted to $6,775 and $14,064, respectively.

Amounts representing work completed and not billed to customers represent contract assets and were $59,924 and $46,451 as of March 31, 2022 and March 31, 2021, respectively.

The Company uses historic customer product return data as a basis of estimation for customer returns and records the reduction of sales at the time revenue is recognized. At March 31, 2022, the right of return asset related to the value of inventory anticipated to be returned from customers was $4,606 and refund liability representing amounts estimated to be refunded to customers was $8,051.

3. Leases

The Company leases manufacturing facilities, distribution centers, office space, vehicles and other equipment under non-cancellable leases with initial terms typically ranging from 1 to 17 years. At contract inception, the Company reviews the terms of the arrangement to determine if the contract is or contains a lease. Guidance in Topic 842 is used to evaluate whether the contract has an identified asset; if the Company has the right to obtain substantially all economic benefits from the asset; and if it has the right to direct the use of the underlying asset. When determining if a contract has an identified asset, the Company considers both explicit and implicit assets, and whether the supplier has the right to substitute the asset. When determining if the Company has the right to obtain substantially all economic benefits from the asset, the Company considers the primary outputs of the identified asset throughout the period of use and determines if it receives greater than 90% of those benefits. When determining if it has the right to direct the use of an underlying asset, the Company considers if it has the right to direct how and for what purpose the asset is used throughout the period of use and if it controls the decision-making rights over the asset.

Lease terms may include options to extend or terminate the lease. The Company exercises its judgment to determine the term of those leases when extension or termination options are present and include such options in the calculation of the lease term when it is reasonably certain that the Company will exercise those options.

The Company has elected to include both lease and non-lease components in the determination of lease payments for all asset classes. Payments made to a lessor for items such as taxes, insurance, common area maintenance, or other costs commonly referred to as executory costs, are also included in lease payments if they are fixed. The fixed portion of these payments are included in the calculation of the lease liability, while any variable portion would be recognized as variable lease expenses, when incurred. Variable payments made to third parties for these, or similar costs, such as utilities, are not included in the calculation of lease payments.

Both finance and operating leases are reflected as liabilities on the commencement date of the lease based on the present value of the lease payments to be made over the lease term. As most of the leases do not provide an implicit rate, the Company has exercised judgment in electing the incremental borrowing rate based on the information available when the lease commences to determine the present value of future payments. Right-of-use assets are valued at the initial measurement of the lease liability, plus any initial direct costs or rent prepayments and reduced by any lease incentives and any deferred lease payments.

Operating lease expense is recognized on a straight-line basis over the lease term. Finance lease expense includes depreciation, which is recognized on a straight-line basis over the expected life of the leased asset, and interest expense, which is recognized following an effective interest rate method.

Short term leases with an initial term of 12 months or less are not presented on the balance sheet and expense is recognized as incurred. The current and non-current portion of operating lease liabilities are reflected in accrued expenses and other liabilities, respectively, on the consolidated balance sheets. The right-of use assets relating to operating and finance leases are reflected in other assets and property, plant and equipment, respectively, on the consolidated balance sheets.

The following table presents lease assets and liabilities and their balance sheet classification:

	Classification	As of March 31, 2022	As of March 31, 2021
Operating Leases:
Right-of-use assets	Other assets	$71,085	$62,159
Operating lease current liabilities	Accrued expenses	20,086	21,774
Operating lease non-current liabilities	Other liabilities	52,904	42,528
Finance Leases:
Right-of-use assets	Property, plant, and equipment, net	$344	$573
Finance lease current liabilities	Current portion of finance leases	185	236
Finance lease non-current liabilities	Finance leases	231	435

The components of lease expense for the fiscal years ended March 31, 2022 and March 31, 2021 were as follows:

	Classification	March 31, 2022	March 31, 2021
Operating Leases:
Operating lease cost	Operating expenses	$26,392	$27,888
Variable lease cost	Operating expenses	9,620	7,781
Short term lease cost	Operating expenses	6,218	6,675
Finance Leases:
Depreciation	Operating expenses	$233	$221
Interest expense	Interest expense	26	33

Total		$42,489	$42,598

The following table presents the weighted average lease term and discount rates for leases as of March 31, 2022 and March 31, 2021:

	March 31, 2022	March 31, 2021
Operating Leases:
Weighted average remaining lease term (years)	6.1 years	5.5 years
Weighted average discount rate	4.43%	5.16%
Finance Leases:
Weighted average remaining lease term (years)	2.3 years	3.1 years
Weighted average discount rate	4.79%	4.81%

The following table presents future payments due under leases reconciled to lease liabilities as of March 31, 2022:

	Finance Leases	Operating Leases
Year ended March 31,
2023	$210	$22,954
2024	152	17,066
2025	46	12,387
2026	25	8,856
2027	—	6,681
Thereafter	—	16,630
Total undiscounted lease payments	433	84,574

Present value discount	17	11,584

Lease liability	$416	$72,990

The following table presents supplemental disclosures of cash flow information related to leases for the fiscal years ended March 31, 2022 and March 31, 2021:

	March 31, 2022	March 31, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$26	$33
Operating cash flows from operating leases	26,731	28,036
Financing cash flows from finance leases	238	216
Supplemental non-cash information on lease liabilities arising from right-of-use assets:
Right-of-use assets obtained in exchange for new finance lease liabilities	$—	$266
Right-of-use assets obtained in exchange for new operating lease liabilities	33,493	14,763

4. Acquisitions

The Company made no acquisitions in fiscal 2022 and fiscal 2021. The NorthStar acquisition was made in fiscal 2020 and details are as follows:

NorthStar

On September 30, 2019, the Company completed the acquisition of N Holding, AB (“NorthStar”) for $77,777 in cash consideration and the assumption of $107,018 in debt, which was funded using existing cash and credit facilities. NorthStar, through its direct and indirect subsidiaries, manufactures and distributes thin plate pure lead (TPPL) batteries and battery enclosures. NorthStar has two large manufacturing facilities in Springfield, Missouri. The Company acquired tangible and intangible assets, including trademarks, technology, customer relationships and goodwill. Based on valuations performed, trademarks were valued at $6,000, technology at $19,000, customer relationships at $9,000, and goodwill was recorded at $76,784. As a result of the change in operating segments discussed in Note 23, goodwill associated with the acquisition of NorthStar has been allocated to the Energy Systems and Specialty segments on a relative fair value basis. The useful lives of technology were estimated at 10 years, customer relationships were estimated at 15 to 18 years and trademarks were estimated at 5 years. Goodwill deductible for tax purposes is $68,522.

During fiscal 2021, the Company finalized the measurement of all provisional amounts recognized in connection with the NorthStar business combination. The purchase accounting adjustments resulted in an increase to goodwill by $2,996 as a result of finalizing income tax accounting.

The results of the NorthStar acquisition have been included in the Company’s results of operations from the date of acquisition. Pro forma earnings and earnings per share computations have not been presented as this acquisition is not considered material.

5. Inventories

	March 31,
	2022	2021
Raw materials	$260,604	$147,040
Work-in-process	109,441	97,715
Finished goods	345,667	273,492

Total	$715,712	$518,247

6. Property, Plant, and Equipment

Property, plant, and equipment consist of:

	March 31,
	2022	2021
Land, buildings, and improvements	$313,090	$313,031
Machinery and equipment	851,251	822,725
Construction in progress	69,550	60,049

	1,233,891	1,195,805
Less accumulated depreciation	(730,627)	(698,749)

Total	$503,264	$497,056

Depreciation expense for the fiscal years ended March 31, 2022, 2021, and 2020 totaled $62,584, $60,956, and $56,331, respectively. Interest capitalized in connection with major capital expenditures amounted to $447, $1,319, and $2,030 for the fiscal years ended March 31, 2022, 2021 and 2020, respectively.

7. Goodwill and Other Intangible Assets

Other Intangible Assets

Information regarding the Company’s other intangible assets are as follows:

	March 31,
	2022			2021
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Indefinite-lived intangible assets:
Trademarks	$145,808	$(953)	$144,855	$148,164	$(953)	$147,211
Finite-lived intangible assets:
Customer relationships	298,577	(109,820)	188,757	298,576	(87,308)	211,268
Non-compete	2,825	(2,825)	—	2,825	(2,825)	—
Technology	97,367	(38,712)	58,655	97,349	(29,561)	67,788
Trademarks	8,947	(5,012)	3,935	8,012	(3,381)	4,631
Licenses	1,196	(1,196)	—	1,196	(1,196)	—

Total	$554,720	$(158,518)	$396,202	$556,122	$(125,224)	$430,898

The Company’s amortization expense related to finite-lived intangible assets was $33,294, $33,126, and $31,013, for the years ended March 31, 2022, 2021 and 2020, respectively. The expected amortization expense based on the finite-lived intangible assets as of March 31, 2022, is $30,725 in fiscal 2023, $27,691 in fiscal 2024, $26,550 in fiscal 2025, $25,616 in fiscal 2026 and $24,822 in fiscal 2027.

Goodwill

Concurrent with the change in operating segments effective April 1, 2020, goodwill was reassigned to the affected reporting units that have been identified within each operating segment, using a relative fair value approach outlined in ASC 350, Intangibles—Goodwill and Other.

The following table presents the amount of goodwill that has been reassigned to each of the Company’s reporting units as of April 1, 2020, using the relative fair value approach, as well as changes in the carrying amount of goodwill by segment during fiscal 2021 and 2022:

	Energy Systems	Motive Power	Specialty	Total
Balance at April 1, 2020(1)	$263,150	$308,497	$92,289	$663,936
Measurement period adjustments	1,348	—	1,648	2,996
Foreign currency translation adjustment	15,178	18,558	4,925	38,661

Balance at March 31, 2021	$279,676	$327,055	$98,862	$705,593
Foreign currency translation adjustment	(215)	(3,752)	(986)	(4,953)

Balance at March 31, 2022	$279,461	$323,303	$97,876	$700,640

(1)	Represents the reallocation of goodwill as a result of the Company reorganizing its segments as described in Note 1.

Impairment of goodwill, finite and indefinite-lived intangibles

Goodwill is tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances that indicate goodwill is more likely than not impaired. The Company did not record any impairment relating to its goodwill during fiscal 2022 and 2021.

In fiscal 2020, the Company conducted its annual goodwill impairment test which indicated that the fair value of its legacy Asia reporting unit was less than its carrying value. The Company recorded a non-cash charge of $39,713 related to goodwill impairment in Asia under the caption “Impairment of goodwill” in the Consolidated Statements of Income. The key factors contributing to the impairment in Asia was the increasing pressure on organic sales growth that the Company began to experience in fiscal 2019 due to a slowdown in telecom spending in the People’s Republic of China (“PRC”) amidst growing trade tensions between the U.S.A and China. The impact of these trade tensions on the Company’s ability to capture market share in the PRC accelerated in the second half of the fiscal year. Throughout fiscal 2020, there was a general slowdown in the Chinese economy which was further exacerbated by the outbreak of the COVID -19 pandemic, causing disruption to two of the Company’s plants in China in the fourth quarter. Also contributing to the poor performance of the Asia region was a general softening of demand in Australia, that began in fiscal 2019 and continued throughout fiscal 2020. The Company monitored the performance of its Asia reporting unit for interim impairment indicators throughout fiscal 2020, but the emergence of COVID-19 in China in December 2019 coupled with the totality of economic headwinds in the region resulted in the recognition of a goodwill impairment loss in connection with its annual impairment test.

During the fourth quarter of fiscal 2022, the Company recorded a non-cash charge of $1,178 related to impairment of indefinite-lived trademarks under the caption “Impairment of indefinite-lived intangibles” in the Consolidated Statements of Income. Management completed its evaluation of key inputs used to estimate the fair value of its indefinite-lived trademarks and determined that an impairment charge relating to two of its trademarks that were acquired through legacy acquisitions was appropriate, as it plans to phase out these trademarks. The Company had also recorded an impairment charge relating to the same trademarks in fiscal 2020 for $4,549.

The Company estimated tax-deductible goodwill to be approximately $101,499 and $110,063 as of March 31, 2022 and 2021, respectively.

8. Prepaid and Other Current Assets

Prepaid and other current assets consist of the following:

	March 31,
	2022	2021
Contract assets	$59,924	$46,451
Prepaid non-income taxes	25,585	25,251
Non-trade receivables	16,670	10,925
Prepaid income taxes	7,162	6,562
Other	46,218	28,492

Total	$155,559	$117,681

9. Accrued Expenses

Accrued expenses consist of the following:

	March 31,
	2022	2021
Payroll and benefits	$81,058	$92,305
Accrued selling expenses	48,894	47,364
Contract liabilities	27,870	15,992
Warranty	20,716	18,982
Operating lease liabilities	20,086	21,774
VAT and other non-income taxes	16,458	14,267
Freight	14,167	13,097
Interest	10,793	10,592
Hagen exit related accruals	1,832	24,593
Pension	1,294	1,514
Tax Act—Transition Tax (1)	1,229	11,855
Restructuring	1,030	2,595
Other	44,338	43,793

Total	$289,765	$318,723

(1)

Transition Tax for both years of fiscal 2022 and fiscal 2021 was $6,172. In fiscal 2022, income taxes were in a prepaid position of $4,943 and were netted against the transition tax payable. In fiscal 2021, income taxes payable were $5,683.

10. Debt

The following summarizes the Company’s long-term debt as of March 31, 2022 and March 31, 2021:

	2022		2021
	Principal	Unamortized Issuance Costs	Principal	Unamortized Issuance Costs
Senior Notes	$600,000	$3,905	$600,000	$5,106
Second Amended Credit Facility, due 2026	650,268	3,361	376,039	1,315

	$1,250,268	$7,266	$976,039	$6,421

Less: Unamortized issuance costs	7,266		6,421

Long-term debt, net of unamortized issuance costs	$1,243,002		$969,618

The Company’s Senior Notes comprise the following:

4.375% Senior Notes due 2027

On December 11, 2019, the Company issued $300,000 in aggregate principal amount of its 4.375% Senior Notes due December 15, 2027 (the “2027 Notes”). Proceeds from this offering, net of debt issuance costs were $296,250 and were utilized to pay down the Amended 2017 Revolver (defined below). The 2027 Notes bear interest at a rate of 4.375% per annum accruing from December 11, 2019. Interest is payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2020. The 2027 Notes mature on December 15, 2027, unless earlier redeemed or repurchased in full and are unsecured and unsubordinated obligations of the Company. They are fully and unconditionally guaranteed, jointly and severally, by certain of its subsidiaries that are guarantors under the Second Amended Credit Facility (defined below). These guarantees are unsecured and unsubordinated obligations of such guarantors.

The Company may redeem, prior to September 15, 2027, all or a portion of the 2027 Notes at a price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest and a “make whole” premium to, but excluding, the redemption date. The Company may redeem, on or after September 15, 2027, all or a portion of the 2027 Notes at a price equal to 100% of the principal amount of the 2027 Notes, plus accrued and unpaid interest to, but excluding, the redemption date. If a change of control triggering event occurs, the Company will be required to offer to repurchase the 2027 Notes at a price in cash equal to 101% of the aggregate principal amount of the 2027 Notes, plus accrued and unpaid interest to, but excluding, the date of repurchase. The 2027 Notes rank pari passu with the 2023 Notes (defined below).

5.00% Senior Notes due 2023

The 5% Senior Notes due April 30, 2023 (the “2023 Notes”) bear interest at a rate of 5.00% per annum and have an original face value of $300,000. Interest is payable semiannually in arrears on April 30 and October 30 of each year and commenced on October 30, 2015. The 2023 Notes will mature on April 30, 2023, unless earlier redeemed or repurchased in full. The 2023 Notes are unsecured and unsubordinated obligations of the Company. The 2023 Notes are fully and unconditionally guaranteed, jointly and severally, by certain of its subsidiaries that are guarantors under the Second Amended Credit Facility. These guarantees are unsecured and unsubordinated obligations of such guarantors.

2017 Credit Facility and Subsequent Amendments

In fiscal 2018, the Company entered into a credit facility (the “2017 Credit Facility”). The 2017 Credit Facility scheduled to mature on September 30, 2022, initially comprised a $600,000 senior secured revolving credit facility (“2017 Revolver”) and a $150,000 senior secured term loan (“2017 Term Loan”). The Company utilized the borrowings from the 2017 Credit Facility to repay its pre-existing credit facility.

In fiscal 2019, the Company amended the 2017 Credit Facility (as amended, the “Amended Credit Facility”) to fund the Alpha acquisition. The Amended Credit Facility consisted of $449,105 senior secured term loans (the “Amended Term Loan”), including a CAD 133,050 ($99,105) senior secured term loan and a $700,000 senior secured revolving credit facility (the “Amended Revolver”). The amendment resulted in an increase of the 2017 Term Loan and the 2017 Revolver by $299,105 and $100,000, respectively.

During the second quarter of fiscal 2022, the Company entered into a second amendment to the Amended Credit Facility (as amended, the “Second Amended Credit Facility”). The Second Amended Credit Facility, scheduled to mature on September 30, 2026, consists of a $130,000 senior secured term loan (the “Second Amended Term Loan”), a CAD 106,440 ($84,229) senior secured term loan and an $850,000 senior secured revolving credit facility (the “Second Amended Revolver”). The second amendment resulted in a decrease of the Amended Term Loan by $150,000 and an increase of the Amended Revolver by $150,000.

Subsequent to the second amendment, the quarterly installments payable on the Second Amended Term Loan are $2,678 beginning December 31, 2022, $4,017 beginning December 31, 2024 and $5,356 beginning December 31, 2025 with a final payment of $160,672 on September 30, 2026. The Second Amended Credit Facility may be increased by an aggregate amount of $350,000 in revolving commitments and /or one or more new tranches of term loans, under certain conditions. Both the Second Amended Revolver and the Second Amended Term Loan bear interest, at the Company’s option, at a rate per annum equal to either (i) the London Interbank Offered Rate (“LIBOR”) or Canadian Dollar Offered Rate (“CDOR”) plus (i) LIBOR plus between 1.125% and 2.00% (currently 1.50% and based on the Company’s consolidated net leverage ratio) or (ii) the U.S. Dollar Base Rate (which equals, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) Bank of America “Prime Rate”

and (c) the Eurocurrency Base Rate plus 1%; provided that, if the Base Rate shall be less than zero, such rate shall be deemed zero) (iii) the CDOR Base Rate equal to the higher of (a) Bank of America “Prime Rate” and (b) average 30-day CDOR rate plus 0.50%. The Second Amended Credit Facility provides for alternate benchmark rates such as the Secured Overnight Financing Rate (“SOFR”) to replace LIBOR when it is phased out.

Obligations under the Second Amended Credit Facility are secured by substantially all of the Company’s existing and future acquired assets, including substantially all of the capital stock of the Company’s United States subsidiaries that are guarantors under the Second Amended Credit Facility and up to 65% of the capital stock of certain of the Company’s foreign subsidiaries that are owned by the Company’s United States subsidiaries.

The Second Amended Credit Facility allows for up to two temporary increases in the maximum leverage ratio from 3.50x to 4.00x for a four quarter period following an acquisition larger than $250,000. Effective December 7, 2018 through December 28, 2019, the maximum leverage ratio was increased to 4.00x. On December 29, 2019, the maximum leverage ratio returned to 3.50x.

As of March 31, 2022, the Company had $435,000 outstanding under the Second Amended Revolver and $215,268 under the Second Amended Term Loan.

The scheduled repayments within the next twelve months of fiscal 2023, relating to the Second Amended Term Loan is $5,356 and is classified as long-term debt, as the Company expects to refinance the future quarterly payments with revolver borrowings under the Second Amended Credit Facility.

Interest Rates on Long Term Debt

The weighted average interest rate on the long term debt at March 31, 2022 and March 31, 2021, was 3.3% and 3.5%, respectively.

Interest Paid

The Company paid in cash, $37,776, $36,365 and $38,632, net of interest received, for interest during the fiscal years ended March 31, 2022, 2021 and 2020, respectively.

Covenants

The Company’s financing agreements contain various covenants, which, absent prepayment in full of the indebtedness and other obligations, or the receipt of waivers, would limit the Company’s ability to conduct certain specified business transactions including incurring debt, mergers, consolidations or similar transactions, buying or selling assets out of the ordinary course of business, engaging in sale and leaseback transactions, paying dividends and certain other actions. The Company is in compliance with all such covenants.

Short-Term Debt

As of March 31, 2022 and 2021, the Company had $55,084 and $34,153, respectively, of short-term borrowings. The weighted-average interest rate on these borrowings was approximately 2.4% and 2%, respectively, for fiscal years ended March 31, 2022 and 2021.

Letters of Credit

As of March 31, 2022 and 2021, the Company had $2,959 of standby letters of credit.

Debt Issuance Costs

In fiscal 2022, the Company capitalized $2,952 in debt issuance costs and wrote off $128 of unamortized debt issuance costs in connection with the Second Amended Credit Facility. In fiscal 2020, the Company capitalized $4,607 of debt issuance costs in connection with the issuance of the 2027 Notes. Amortization expense, relating to debt issuance costs, included in interest expense was $2,107, $2,072, and $1,673 for the fiscal years ended March 31, 2022, 2021 and 2020, respectively. Debt issuance costs, net of accumulated amortization, totaled $7,266 and $6,421 as of March 31, 2022 and 2021, respectively.

Available Lines of Credit

As of March 31, 2022 and 2021, the Company had available and undrawn, under all its lines of credit, $482,305 and $697,875, respectively, including $69,430 and $122,303, respectively, of uncommitted lines of credit as of March 31, 2022 and March 31, 2021.

11. Other Liabilities

Other liabilities consist of the following:

	March 31,
	2022	2021
Operating lease liabilities	$52,904	$42,528
Tax Act—Transition Tax	46,587	53,045
Warranty	34,262	39,980
Pension	28,566	40,450
Liability for uncertain tax positions	5,210	7,185
Contract liabilities	1,387	2,072
Other	14,864	10,508

Total	$183,780	$195,768

12. Fair Value of Financial Instruments

Recurring Fair Value Measurements

The following tables represent the financial assets and (liabilities) measured at fair value on a recurring basis as of March 31, 2022 and March 31, 2021 and the basis for that measurement:

	Total Fair Value Measurement March 31, 2022	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Lead forward contracts	$2,520	$—	$2,520	$—
Foreign currency forward contracts	(256)	—	(256)	—
Net investment hedges	298	—	298	—

Total derivatives	$2,562	$—	$2,562	$—

	Total Fair Value Measurement March 31, 2021	Quoted Price in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Lead forward contracts	$(1,980)	$—	$(1,980)	$—
Foreign currency forward contracts	424	—	424	—

Total derivatives	$(1,556)	$—	$(1,556)	$—

The fair values of lead forward contracts are calculated using observable prices for lead as quoted on the London Metal Exchange (“LME”) and, therefore, were classified as Level 2 within the fair value hierarchy as described in Note 1, Summary of Significant Accounting Policies.

The fair values for foreign currency forward contracts and net investment hedges are based upon current quoted market prices and are classified as Level 2 based on the nature of the underlying market in which these derivatives are traded.

Financial Instruments

The fair values of the Company’s cash and cash equivalents approximate carrying value due to their short maturities.

The fair value of the Company’s short-term debt and borrowings under the Second Amended Credit Facility (as defined in Note 10), approximate their respective carrying value, as they are variable rate debt and the terms are comparable to market terms as of the balance sheet dates and are classified as Level 2.

The fair value of the Company’s 2027 Notes and 2023 Notes, (collectively, the “Senior Notes”) represent the trading values based upon quoted market prices and are classified as Level 2. The 2027 Notes were trading at approximately 95% and 102% of face value on March 31, 2022 and March 31, 2021, respectively. The 2023 Notes were trading at approximately 101% and 105% of face value on March 31, 2022 and March 31, 2021, respectively.

The carrying amounts and estimated fair values of the Company’s derivatives and Senior Notes at March 31, 2022 and 2021 were as follows:

	March 31, 2022		March 31, 2021
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Derivatives(1)	$2,562	$2,562	$—	$—
Financial liabilities:
Senior Notes(2)	$600,000	$585,750	$600,000	$621,000
Derivatives(1)	—	—	1,556	1,556

(1)

Represents lead, foreign currency forward contracts and net investment hedges (see Note 13 for asset and liability positions of the lead, foreign currency forward contracts and net investment hedges at March 31, 2022 and March 31, 2021).

(2)	The fair value amount of the Senior Notes at March 31, 2022 and March 31, 2021 represent the trading value of the instruments.

Non-recurring fair value measurements

The valuation of goodwill and other intangible assets is based on information and assumptions available to the Company at the time of acquisition, using income and market approaches to determine fair value. The Company tests goodwill and other intangible assets annually for impairment, or when indications of potential impairment exist (see Note 1).

Goodwill is tested for impairment by determining the fair value of the Company’s reporting units. The unobservable inputs used to measure the fair value of the reporting units include projected growth rates, profitability, and the risk factor premium added to the discount rate. The remeasurement of the reporting unit fair value is classified as a Level 3 fair value assessment due to the significance of unobservable inputs developed using company-specific information.

The inputs used to measure the fair value of other intangible assets were largely unobservable and accordingly were also classified as Level 3. The fair value of trademarks is based on an estimate of the royalties saved that would have been paid to a third party had the Company not owned the trademark. The fair value of other indefinite-lived intangibles was estimated using the income approach, based on cash flow projections of revenue growth rates, taking into consideration industry and market conditions.

In connection with the annual impairment testing conducted as of January 3, 2022, two of the Company’s indefinite-lived trademarks, that were acquired through legacy acquisitions were recorded at fair value on a non-recurring basis at $980 and the remeasurement resulted in an impairment of $1,178. In determining the fair value of these assets, the Company used a royalty rate of 1.25% based on comparable market rates and used discount rates of 13.0% and 14.5%. In fiscal 2020, the Company recorded an impairment relating to the same trademarks, which were recorded at a fair value on a non-recurring basis of $1,700 and the remeasurement resulted in an impairment of $4,549. In determining the fair value of these assets, the Company used a royalty rate of 1.25% based on comparable market rates and used a discount rate of 13.0%.

These impairment charges relating to goodwill and indefinite-lived trademarks are included under the captions Impairment of goodwill and Impairment of indefinite-lived intangibles in the Consolidated Statements of Income.

Russia

In February 2022, as a result of the Russia-Ukraine conflict, economic sanctions were imposed on Russian individuals and entities, including financial institutions, by countries around the world, including the U.S. and the European Union. On March 3, 2022, the Company announced that it was indefinitely suspending its operations in Russia in order to comply with the sanctions. As a result of this decision, the Company wrote off net assets of $3,999 relating to its Russian subsidiary, based on a non-recurring basis.

Vijayawada, India

During fiscal 2021, the Company committed to a plan to close its facility in Vijayawada, India to align with its strategic vision for the new line of business structure and footprint. As a result of this decision, in fiscal 2022, the Company reclassified property, plant and equipment with a carrying value of $4,573 to assets held for sale on the Consolidated Balance Sheet and recognized an impairment loss of $2,973 under the caption Loss on assets held for sale on its consolidated statement of income, by recording the carrying value of these assets to their estimated fair value of $1,600, based on a non-recurring basis. The fair value was based on the expected proceeds, less costs to sell.

In fiscal 2021, the Company committed to a plan to substantially close all of its facility in Hagen, Germany, which produces flooded motive power batteries for forklifts. Management determined that future demand for the motive power batteries produced at this facility was not sufficient, given the conversion from flooded to maintenance free batteries by customers, the existing number of competitors in the market, as well as the near term decline in demand and increased uncertainty from the pandemic. As a result, the Company concluded that the carrying value of the asset group is not recoverable and recorded a write-off of $3,975 of the fixed assets to their estimated fair value of $14,456, which was recognized in the third quarter of fiscal 2021. The valuation technique used to measure the fair value of fixed assets was a combination of the income and market approaches. The inputs used to measure the fair value of these fixed assets under the income approach were largely unobservable and accordingly were classified as Level 3.

13. Derivative Financial Instruments

The Company utilizes derivative instruments to reduce its exposure to fluctuations in commodity prices, foreign exchange rates and interest under established procedures and controls. The Company does not enter into derivative contracts for speculative purposes. The Company’s agreements are with creditworthy financial institutions and the Company anticipates performance by counterparties to these contracts and therefore no material loss is expected.

Derivatives in Cash Flow Hedging Relationships

Lead Forward Contracts

The Company enters into lead forward contracts to fix the price for a portion of its lead purchases. Management considers the lead forward contracts to be effective against changes in the cash flows of the underlying lead purchases. The vast majority of such contracts are for a period not extending beyond one year. At March 31, 2022 and 2021, the Company has hedged the price to purchase approximately 54.0 million pounds and 54.5 million pounds of lead, respectively, for a total purchase price of $56,768 and $50,567, respectively.

Foreign Currency Forward Contracts

The Company uses foreign currency forward contracts and options to hedge a portion of the Company’s foreign currency exposures for lead, as well as other foreign currency exposures so that gains and losses on these contracts offset changes in the underlying foreign currency denominated exposures. The vast majority of such contracts are for a period not extending beyond one year. As of March 31, 2022 and 2021, the Company had entered into a total of $29,676 and $26,033, respectively, of such contracts.

Derivatives in Net Investment Hedging Relationships

Net Investment Hedges

On December 23, 2021, the Company entered into cross currency fixed interest rate swap agreements, with aggregate notional amounts of $300,000, to hedge its net investments in foreign operations against future volatility in the exchange rates between U.S. Dollars and Euros. These swaps mature on December 15, 2027 and qualify for hedge accounting as a net investment hedging instrument, which allows the swaps to be remeasured to foreign currency translation adjustment within AOCI to offset the translation risk from those investments. Balances in the foreign currency translation adjustment accounts remain until the sale or substantially complete liquidation of the foreign entity, upon which they are recognized as a component of income (expense).

Impact of Hedging Instruments on AOCI

In the coming twelve months, the Company anticipates that $8,436 of pretax gain relating to lead, foreign currency forward contracts and net investment hedges will be reclassified from AOCI as part of cost of goods sold and interest expense. This amount represents the current net unrealized impact of hedging lead, foreign exchange rates and interest rates, which will change as market rates change in the future. This amount will ultimately be realized in the Consolidated Statements of Income as an offset to the corresponding actual changes in lead, foreign exchange rates and lead costs resulting from variable lead cost, foreign exchange and interest rates hedged.

Derivatives not Designated in Hedging Relationships

Foreign Currency Forward Contracts

The Company also enters into foreign currency forward contracts to economically hedge foreign currency fluctuations on intercompany loans and foreign currency denominated receivables and payables. These are not designated as hedging instruments and changes in fair value of these instruments are recorded directly in the Consolidated Statements of Income. As of March 31, 2022 and 2021, the notional amount of these contracts was $22,990 and $28,995, respectively.

Presented below in tabular form is information on the location and amounts of derivative fair values in the Consolidated Balance Sheets and derivative gains and losses in the Consolidated Statements of Income:

Fair Value of Derivative Instruments

March 31, 2022 and 2021

	Derivatives and Hedging Activities Designated as Cash Flow Hedges		Derivatives and Hedging Activities Designated as Net Investment Hedges		Derivatives and Hedging Activities Not Designated as Hedging Instruments
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Prepaid and other current assets:
Lead forward contracts	$2,520	$—	$—	$—	$—	$—
Foreign currency forward contracts	256	524	—	—	—	—
Net investment hedges	—	—	4,388	—	—	—

Total assets	$2,776	$524	$4,388	$—	$—	$—

Accrued expenses:
Lead forward contracts	$—	$1,980	$—	$—	$—	$—
Foreign currency forward contracts	—	—	—	—	512	100
Other liabilities:
Net investment hedges	—	—	4,090	—	—	—

Total liabilities	$—	$1,980	$4,090	$—	$512	$100

The Effect of Derivative Instruments on the Consolidated Statements of Income

For the fiscal year ended March 31, 2022

Derivatives Designated as Cash Flow Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Lead forward contracts	$12,193	Cost of goods sold	$8,974
Foreign currency forward contracts	941	Cost of goods sold	768

Total	$13,134		$9,742

Derivatives Designated as Net Investment Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Cross currency fixed interest rate swaps	$1,479	Interest expense	$1,181

Total	$1,479		$1,181

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Pretax Gain (Loss)
Foreign currency forward contracts	Other (income) expense, net	$(157)

Total		$(157)

The Effect of Derivative Instruments on the Consolidated Statements of Income

For the fiscal year ended March 31, 2021

Derivatives Designated as Cash Flow Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Lead forward contracts	$202	Cost of goods sold	$(7,411)
Foreign currency forward contracts	130	Cost of goods sold	(492)

Total	$332		$(7,903)

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Pretax Gain (Loss)
Foreign currency forward contracts	Other (income) expense, net	$430

Total		$430

The Effect of Derivative Instruments on the Consolidated Statements of Income

For the fiscal year ended March 31, 2020

Derivatives Designated as Cash Flow Hedges	Pretax Gain (Loss) Recognized in AOCI on Derivative (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Pretax Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Lead forward contracts	$(8,683)	Cost of goods sold	$(1,690)
Foreign currency forward contracts	(54)	Cost of goods sold	539

Total	$(8,737)		$(1,151)

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Pretax Gain (Loss)
Foreign currency forward contracts	Other (income) expense, net	$(178)

Total		$(178)

14. Income Taxes

	Fiscal year ended March 31,
	2022	2021	2020
Current income tax expense
Current:
Federal	$9,558	$12,591	$9,185
State	4,022	4,133	2,561
Foreign	15,333	19,031	14,561

Total current income tax expense	28,913	35,755	26,307
Deferred income tax (benefit) expense
Federal	1,183	1,495	5,489
State	(1,453)	735	741
Foreign	1,385	(11,224)	(22,716)

Total deferred income tax (benefit) expense	1,115	(8,994)	(16,486)

Total income tax expense	$30,028	$26,761	$9,821

Earnings before income taxes consists of the following:

	Fiscal year ended March 31,
	2022	2021	2020
United States	$21,871	$56,055	$36,193
Foreign	152,068	114,080	110,744

Earnings before income taxes	$173,939	$170,135	$146,937

Income taxes paid by the Company for the fiscal years ended March 31, 2022, 2021 and 2020 were $50,484, $32,002 and $48,653, respectively.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of COVID-19. As of March 31, 2022, neither the CARES Act nor changes to income tax laws or regulations in other jurisdictions had a significant impact on the Company’s effective tax rate.

The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities:

	March 31,
	2022	2021
Deferred tax assets:
Accounts receivable	$481	$2,029
Inventories	8,581	8,831
Net operating loss carryforwards	56,010	62,663
Lease liabilities	17,590	15,685
Accrued expenses	33,571	36,775
Other assets	19,941	18,173

Gross deferred tax assets	136,174	144,156
Less valuation allowance	(31,017)	(31,928)

Total deferred tax assets	105,157	112,228
Deferred tax liabilities:
Property, plant and equipment	41,105	38,364
Lease Right-of-use assets	17,590	15,685
Intangible assets	60,827	66,743
Other liabilities	3,384	2,636

Total deferred tax liabilities	122,906	123,428

Net deferred tax liabilities	$(17,749)	$(11,200)

The Company has approximately $899 in United States federal net operating loss carryforwards, all of which are limited by Section 382 of the Internal Revenue Code, with expirations between 2023 and 2027. The Company has approximately $202,176 of foreign net operating loss carryforwards, of which $155,338 may be carried forward indefinitely and $46,838 expire between fiscal 2023 and fiscal 2041. In addition, the Company also has approximately $28,994 of state net operating loss carryforwards with expirations between fiscal 2023 and fiscal 2042.

The following table sets forth the changes in the Company’s valuation allowance for fiscal 2022, 2021 and 2020:

	Balance at Beginning of Period	Additions Charged to Expense	Valuation Allowance Reversal	Business Combination Adjustments	Other(1)	Balance at End of Period
Fiscal year ended March 31, 2020	$17,519	$7,494	$(3,145)	$(688)	$(229)	$20,951
Fiscal year ended March 31, 2021	20,951	8,437	(2,904)	6,384	(940)	31,928
Fiscal year ended March 31, 2022	31,928	4,486	(1,535)	—	(3,862)	31,017

(1)	Includes the impact of currency changes and the expiration of net operating losses for which a full valuation allowance was recorded.

As of March 31, 2022 and 2021, the Company had no federal valuation allowance and the valuation allowance associated with the state tax jurisdictions was $686 for both years.

As of March 31, 2022 and 2021, the valuation allowance associated with certain foreign tax jurisdictions was $30,331 and $31,242, respectively. Of the net decrease of $(911), $2,951 was recorded as an increase to tax expense primarily related to deferred tax assets generated in the current year that the Company believes are not more likely than not to be realized, offset by $(3,862) primarily related to foreign currency translation adjustments and expiration of foreign net operating losses for which a full valuation allowance was recorded.

A reconciliation of income taxes at the statutory rate (21.0% for fiscal 2022, 2021 and 2020) to the income tax provision is as follows:

	Fiscal year ended March 31,
	2022	2021	2020
United States statutory income tax expense	$36,527	$35,729	$30,857
Increase (decrease) resulting from:
State income taxes, net of federal effect	1,724	4,000	2,764
Nondeductible expenses and other	1,217	5,273	5,953
Net effect of GILTI, FDII, BEAT	5,405	1,985	3,025
Goodwill impairment—See Note 7	—	—	10,714
Effect of foreign operations	(14,192)	(20,035)	(17,605)
Valuation allowance	2,951	5,533	4,349
Switzerland Tax Reform	—	(1,883)	(26,846)
Research and Development Credit	(3,604)	(3,841)	(3,390)

Income tax expense	$30,028	$26,761	$9,821

The effective income tax rates for the fiscal years ended March 31, 2022, 2021 and 2020 were 17.3%, 15.7% and 6.7%, respectively. The effective income tax rate with respect to any period may be volatile based on the mix of income in the tax jurisdictions in which the Company operates and the amount of its consolidated income before taxes. The rate increase in fiscal 2022 compared to fiscal 2021 is primarily due to Swiss tax reform and changes in the mix of earnings among tax jurisdictions. The rate increase in fiscal 2021 compared to fiscal 2020 is primarily due to Swiss tax reform, partially offset by the Hagen, Germany exit charges and changes in the mix of earnings among tax jurisdictions.

On May 19, 2019, a public referendum held in Switzerland approved the Federal Act on Tax Reform and AHV (Old-Age and Survivors Insurance) Financing (TRAF) as adopted by the Swiss Federal Parliament on September 28, 2018. The Swiss tax reform measures were effective January 1, 2020. The Company recorded a net deferred tax asset of $22,500 during fiscal 2020, related to the amortizable goodwill and based on further evaluation with the Swiss tax authority, recorded an additional income tax benefit of $1,883 during fiscal 2021.

In fiscal 2022, the foreign effective income tax rate on foreign pre-tax income of $152,068 was 11.0%. In fiscal 2021, the foreign effective income tax rate on foreign pre-tax income of $114,080 was 6.8% and in fiscal 2020, the foreign effective income tax rate on foreign pre-tax income of $110,744 was (7.4)%. The rate increase in fiscal 2022 compared to fiscal 2021 is primarily due to Swiss tax reform and changes in the mix of earnings among tax jurisdictions. The rate increase in fiscal 2021 compared to fiscal 2020 is primarily due to Swiss tax reform, partially offset by the Hagen, Germany exit charges and changes in the mix of earnings among tax jurisdictions.

Income from the Company’s Swiss subsidiary comprised a substantial portion of its overall foreign mix of income for the fiscal years ended March 31, 2022, 2021 and 2020 and was taxed, excluding the impact from the Swiss tax reform, at approximately 4%, 8% and 3%, respectively.

The Company has approximately $1,180,000 and $1,591,000 of undistributed earnings of foreign subsidiaries for fiscal years 2022 and 2021, respectively. During fiscal 2022, the Company remitted $550,000 of undistributed earnings from a foreign subsidiary, with no tax impact. Additionally, the Company recorded $2,000 in additional income taxes related to the indefinite suspension of its business operations in Russia. The Company intends to continue to be indefinitely reinvested on the remaining undistributed foreign earnings and outside basis differences and therefore, no additional income taxes have been provided.

Uncertain Tax Positions

The following table summarizes activity of the total amounts of unrecognized tax benefits:

	Fiscal year ended March 31,
	2022	2021	2020
Balance at beginning of year	$6,785	$7,795	$20,165
Increases related to current year tax positions	21	346	598
Increases related to the Alpha acquisition	—	—	769
Increases related to prior year tax positions	598	325	—
Decreases related to prior tax positions	—	—	(11,463)
Decreases related to prior year tax positions settled	(784)	—	—
Lapse of statute of limitations	(1,850)	(1,681)	(2,274)

Balance at end of year	$4,770	$6,785	$7,795

All of the balance of unrecognized tax benefits at March 31, 2022, if recognized, would be included in the Company’s Consolidated Statements of Income and have a favorable impact on both the Company’s net earnings and effective tax rate.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions and is routinely subject to income tax examinations. As of March 31, 2022, the most significant tax examinations in process are the United States and Switzerland. The Company regularly assesses the likely outcomes of its tax audits and disputes to determine the appropriateness of its tax reserves. However, any tax authority could take a position on tax treatment that is contrary to the Company’s expectations, which could result in tax liabilities in excess of reserves. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2010.

While the net effect on total unrecognized tax benefits cannot be reasonably estimated, approximately $1,050 is expected to reverse in fiscal 2023 due to expiration of various statute of limitations.

The Company recognizes tax related interest and penalties in income tax expense in its Consolidated Statements of Income. As of March 31, 2022 and 2021, the Company had an accrual of $440 and $400, respectively, for interest and penalties.

15. Retirement Plans

Defined Benefit Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The Company uses a measurement date of March 31 for its pension plans.

Net periodic pension cost for fiscal 2022, 2021 and 2020, includes the following components:

	United States Plans			International Plans
	Fiscal year ended March 31,			Fiscal year ended March 31,
	2022	2021	2020	2022	2021	2020
Service cost	$—	$—	$—	$1,114	$993	$906
Interest cost	517	533	616	1,427	1,388	1,485
Expected return on plan assets	(526)	(272)	(448)	(2,200)	(1,899)	(2,136)
Amortization and deferral	7	476	188	1,205	1,053	910

Net periodic benefit cost	$(2)	$737	$356	$1,546	$1,535	$1,165

The following table sets forth a reconciliation of the related benefit obligation, plan assets, and accrued benefit costs related to the pension benefits provided by the Company for those employees covered by defined benefit plans:

	United States Plans		International Plans
	March 31,		March 31,
	2022	2021	2022	2021
Change in projected benefit obligation
Benefit obligation at the beginning of the period	$17,806	$18,111	$83,252	$68,602
Service cost	—	—	1,114	993
Interest cost	517	533	1,427	1,388
Benefits paid, inclusive of plan expenses	(802)	(802)	(2,328)	(2,087)
Plan curtailments and settlements	—	—	(141)	(91)
Actuarial (gains) losses	(1,316)	(36)	(8,545)	7,761
Foreign currency translation adjustment	—	—	(3,946)	6,686

Benefit obligation at the end of the period	$16,205	$17,806	$70,833	$83,252

Change in plan assets
Fair value of plan assets at the beginning of the period	$16,265	$12,036	$42,844	$32,831
Actual return on plan assets	443	4,379	1,784	6,272
Employer contributions	260	652	1,979	1,869
Benefits paid, inclusive of plan expenses	(802)	(802)	(2,328)	(2,087)
Plan curtailments and settlements	—	—	(141)	(91)
Foreign currency translation adjustment	—	—	(2,071)	4,050

Fair value of plan assets at the end of the period	$16,166	$16,265	$42,067	$42,844

Funded status deficit	$(39)	$(1,541)	$(28,766)	$(40,408)

	March 31,
	2022	2021
Amounts recognized in the Consolidated Balance Sheets consist of:
Non current assets	$1,055	$15
Accrued expenses	(1,294)	(1,514)
Other liabilities	(28,566)	(40,450)

Funded status deficit	$(28,805)	$(41,949)

The following table represents pension components (before tax) and related changes (before tax) recognized in AOCI for the Company’s pension plans for the years ended March 31, 2022, 2021 and 2020:

	Fiscal year ended March 31,
	2022	2021	2020
Amounts recorded in AOCI before taxes:
Prior service cost	$(174)	$(230)	$(258)
Net loss	(14,049)	(25,450)	(25,796)

Net amount recognized	$(14,223)	$(25,680)	$(26,054)

	Fiscal year ended March 31,
	2022	2021	2020
Changes in plan assets and benefit obligations:
New prior service cost	$—	$—	$—
Net loss (gain) arising during the year	(9,362)	(753)	3,793
Effect of exchange rates on amounts included in AOCI	(883)	1,909	(804)
Amounts recognized as a component of net periodic benefit costs:
Amortization of prior service cost	(45)	(46)	(43)
Amortization or settlement recognition of net loss	(1,167)	(1,484)	(1,250)

Total recognized in other comprehensive (income) loss	$(11,457)	$(374)	$1,696

The amounts included in AOCI as of March 31, 2022 that are expected to be recognized as components of net periodic pension cost (before tax) during the next twelve months are as follows:

Prior service cost	$(43)
Net loss	(474)

Net amount expected to be recognized	$(517)

The accumulated benefit obligation related to all defined benefit pension plans and information related to unfunded and underfunded defined benefit pension plans at the end of each fiscal year are as follows:

	United States Plans		International Plans
	March 31,		March 31,
	2022	2021	2022	2021
All defined benefit plans:
Accumulated benefit obligation	$16,205	$17,806	$67,301	$78,360
Unfunded defined benefit plans:
Projected benefit obligation	$—	$—	$29,570	$34,932
Accumulated benefit obligation	—	—	27,156	31,970
Defined benefit plans with a projected benefit obligation in excess of the fair value of plan assets:
Projected benefit obligation	$5,479	$17,806	$29,570	$82,814
Fair value of plan assets	5,188	16,265	—	42,390
Defined benefit plans with an accumulated benefit obligation in excess of the fair value of plan assets:
Projected benefit obligation	$5,479	$17,806	$29,570	$82,814
Accumulated benefit obligation	5,479	17,806	27,156	77,928
Fair value of plan assets	5,188	16,265	—	42,390

Assumptions

Significant assumptions used to determine the net periodic benefit cost for the U.S. and International plans were as follows:

	United States Plans			International Plans
	Fiscal year ended March 31,			Fiscal year ended March 31,
	2022	2021	2020	2022	2021	2020
Discount rate	3.0%	3.0%	3.8%	0.5%-2.3%	1.3%-2.3%	1.0%-2.7%
Expected return on plan assets	5.5	6.0	6.3	2.7-5.25	3.8-5.5	4.3-6.0
Rate of compensation increase	N/A	N/A	N/A	1.5-4.0	2.0-3.5	2.0-4.0

N/A=not applicable

Significant assumptions used to determine the projected benefit obligations for the U.S. and International plans were as follows:

	United States Plans		International Plans
	March 31,		March 31,
	2022	2021	2022	2021
Discount rate	3.7%	3.0%	1.5%-5.4%	0.5%-2.3%
Rate of compensation increase	N/A	N/A	1.8-5.5	1.5-4.0

N/A=not applicable

The United States plans do not include compensation in the formula for determining the pension benefit as it is based solely on years of service.

The expected long-term rate of return for the Company’s pension plan assets is based upon the target asset allocation and is determined using forward looking assumptions in the context of historical returns and volatilities for each asset class, as well as correlations among asset classes. The Company evaluates the rate of return assumptions for each of its plans on an annual basis.

Pension Plan Investment Strategy

The Company’s investment policy emphasizes a balanced approach to investing in securities of high quality and ready marketability. Investment flexibility is encouraged so as not to exclude opportunities available through a diversified investment strategy.

Equity investments are maintained within a target range of 40%—75% of the total portfolio market value for the U.S. plans and with a target of approximately 65% for international plans. Investments in debt securities include issues of various maturities, and the average quality rating of bonds should be investment grade with a minimum quality rating of “B” at the time of purchase.

The Company periodically reviews the asset allocation of its portfolio. The proportion committed to equities, debt securities and cash and cash equivalents is a function of the values available in each category and risk considerations. The plan’s overall return will be compared to and is expected to meet or exceed established benchmark funds and returns over a three to five year period.

The objectives of the Company’s investment strategies are: (a) the achievement of a reasonable long-term rate of total return consistent with an emphasis on preservation of capital and purchasing power, (b) stability of annual returns through a portfolio that reflects a conservative mix of risk versus return, and (c) reflective of the Company’s willingness to forgo significantly above-average rewards in order to minimize above-average risks. These objectives may not be met each year but should be attained over a reasonable period of time.

The following table represents the Company’s pension plan investments measured at fair value as of March 31, 2022 and 2021 and the basis for that measurement:

	March 31, 2022
	United States Plans				International Plans
	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset category:
Cash and cash equivalents	$1,576	$1,576	$—	$—	$98	$98	$—	$—
Equity securities
US(a)	10,350	10,350	—	—	—	—	—	—
International(b)	—	—	—	—	28,296	—	28,296	—
Fixed income(c)	4,240	4,240	—	—	13,673	—	13,673	—

Total	$16,166	$16,166	$—	$—	$42,067	$98	$41,969	$—

	March 31, 2021
	United States Plans				International Plans
	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurement	Quoted Price In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset category:
Cash and cash equivalents	$1,454	$1,454	$—	$—	$81	$81	$—	$—
Equity securities
US(a)	10,435	10,435	—	—	—	—	—	—
International(b)	—	—	—	—	28,144	—	28,144	—
Fixed income(c)	4,376	4,376	—	—	14,619	—	14,619	—

Total	$16,265	$16,265	$—	$—	$42,844	$81	$42,763	$—

The fair values presented above were determined based on valuation techniques to measure fair value as discussed in Note 1.

(a)

US equities include companies that are well diversified by industry sector and equity style (i.e., growth and value strategies). Active and passive management strategies are employed. Investments are primarily in large capitalization stocks and, to a lesser extent, mid- and small-cap stocks.

(b)

International equities are invested in companies that are traded on exchanges outside the U.S. and are well diversified by industry sector, country and equity style. Active and passive strategies are employed. The vast majority of the investments are made in companies in developed markets with a small percentage in emerging markets.

(c)	Fixed income consists primarily of investment grade bonds from diversified industries.

The Company expects to make cash contributions of approximately $1,717 to its pension plans in fiscal 2023.

Estimated future benefit payments under the Company’s pension plans are as follows:

2023	$3,031
2024	2,975
2025	3,378
2026	3,708
2027	4,064
Years 2028-2032	22,244

Defined Contribution Plan

The Company maintains defined contribution plans primarily in the U.S. and U.K. Eligible employees can contribute a portion of their pre-tax and / or after-tax income in accordance with plan guidelines and the Company will make contributions based on the employees’ eligible pay and /or will match a percentage of the employee contributions up to certain limits. Matching contributions charged to expense for the fiscal years ended March 31, 2022, 2021 and 2020 were $18,402, $16,460 and $15,835, respectively.

16. Stockholders’ Equity

Preferred Stock and Common Stock

The Company’s certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). At March 31, 2022 and 2021, no shares of Preferred Stock were issued or outstanding. The Board of Directors of the Company has the authority to specify the terms of any Preferred Stock at the time of issuance.

The following demonstrates the change in the number of shares of common stock outstanding during fiscal years ended March 31, 2020, 2021 and 2022, respectively:

Shares outstanding as of March 31, 2019	42,620,750
Purchase of treasury stock	(581,140)
Shares issued towards equity-based compensation plans, net of equity awards surrendered for option price and taxes	283,695

Shares outstanding as of March 31, 2020	42,323,305
Purchase of treasury stock	—
Shares issued under equity-based compensation plans, net of equity awards surrendered for option price and taxes	429,715

Shares outstanding as of March 31, 2021	42,753,020
Purchase of treasury stock	(1,996,334)
Shares issued under equity-based compensation plans, net of equity awards surrendered for option price and taxes	229,972

Shares outstanding as of March 31, 2022	40,986,658

Treasury Stock

In fiscal 2022, the Company purchased 1,996,334 shares for $156,366. The Company did not purchase any shares in fiscal 2021 but purchased 581,140 shares for $34,561 in fiscal 2020. At March 31, 2022 and 2021, the Company held 14,762,266 and 12,799,790 shares as treasury stock, respectively.

Treasury Stock Reissuance

During fiscal 2022, fiscal 2021 and fiscal 2020, the Company also issued 13,858, 13,465 and 17,410 shares out of its treasury stock, respectively, valued at $62.55 per share, on a LIFO basis, to participants under the Company’s Employee Stock Purchase Plan.

Accumulated Other Comprehensive Income (“AOCI”)

The components of AOCI, net of tax, are as follows:

	Beginning Balance	Before Reclassifications	Amount Reclassified from AOCI	Ending Balance
March 31, 2022
Pension funded status adjustment	$(20,947)	$7,374	$936	$(12,637)
Net unrealized gain (loss) on derivative instruments	360	10,063	(7,460)	2,963
Foreign currency translation adjustment(1)	(95,296)	(38,525)	—	(133,821)

Accumulated other comprehensive loss	$(115,883)	$(21,088)	$(6,524)	$(143,495)

March 31, 2021
Pension funded status adjustment	$(22,794)	$680	$1,167	$(20,947)
Net unrealized gain (loss) on derivative instruments	(5,923)	250	6,033	360
Foreign currency translation adjustment	(186,289)	90,993	—	(95,296)

Accumulated other comprehensive loss	$(215,006)	$91,923	$7,200	$(115,883)

March 31, 2020
Pension funded status adjustment	$(20,791)	$(2,819)	$816	$(22,794)
Net unrealized gain (loss) on derivative instruments	(130)	(6,672)	879	(5,923)
Foreign currency translation adjustment	(121,761)	(64,528)	—	(186,289)

Accumulated other comprehensive loss	$(142,682)	$(74,019)	$1,695	$(215,006)

(1)

Foreign currency translation adjustment for the fiscal year ended March 31, 2022 includes a $228 gain (net of taxes of $70) relating to the net investment hedges entered into by the Company on December 23, 2021.

The following table presents reclassifications from AOCI during the twelve months ended March 31, 2022:

Components of AOCI	Amounts Reclassified from AOCI	Location of (Gain) Loss Recognized on Income Statement
Derivatives in Cash Flow Hedging Relationships:
Net unrealized gain on derivative instruments	$(9,742)	Cost of goods sold
Tax expense	2,282

Net unrealized gain on derivative instruments, net of tax	$(7,460)

Derivatives in net investment hedging relationships:
Net unrealized gain on derivative instruments	$(1,181)	Interest expense

Tax expense	276

Net unrealized gain on derivative instruments, net of tax	$(905)

Defined benefit pension costs:
Prior service costs and deferrals	$1,212	Net periodic benefit cost, included in other (income) expense, net—See Note 15
Tax benefit	(276)

Net periodic benefit cost, net of tax	$936

The following table presents reclassifications from AOCI during the twelve months ended March 31, 2021:

Components of AOCI	Amounts Reclassified from AOCI	Location of (Gain) Loss Recognized on Income Statement
Derivatives in Cash Flow Hedging Relationships:
Net unrealized loss on derivative instruments	$7,903	Cost of goods sold
Tax benefit	(1,870)

Net unrealized loss on derivative instruments, net of tax	$6,033

Defined benefit pension costs:
Prior service costs and deferrals	$1,529	Net periodic benefit cost, included in other (income) expense, net—See Note 15
Tax benefit	(362)

Net periodic benefit cost, net of tax	$1,167

The following table presents reclassifications from AOCI during the twelve months ended March 31, 2020:

Components of AOCI	Amounts Reclassified from AOCI	Location of (Gain) Loss Recognized on Income Statement
Derivatives in Cash Flow Hedging Relationships:
Net unrealized loss on derivative instruments	$1,151	Cost of goods sold
Tax benefit	(272)

Net unrealized loss on derivative instruments, net of tax	$879

Defined benefit pension costs:
Prior service costs and deferrals	$1,098	Net periodic benefit cost, included in other (income) expense, net—See Note 15
Tax benefit	(282)

Net periodic benefit cost, net of tax	$816

17. Stock-Based Compensation

As of March 31, 2022, the Company maintains the 2017 Equity Incentive Plan (“2017 EIP”). The 2017 EIP reserved 4,173,554 shares of common stock for the grant of various classes of nonqualified stock options, restricted stock units, market condition-based on total shareholder return (“TSR”) and performance condition-based share units (“PSU”) and other forms of equity-based compensation. Shares subject to any awards that expire without being exercised or that are forfeited or settled in cash shall again be available for future grants of awards under the 2017 EIP. Shares subject to stock option or stock appreciation right awards, that have been retained by the Company in payment or satisfaction of the exercise price and any applicable tax withholding obligation of such awards, shall not be available for future grant under the 2017 EIP.

As of March 31, 2022, 2,822,479 shares are available for future grants. The Company’s management equity incentive plans are intended to provide an incentive to employees and non-employee directors of the Company to remain in the service of the Company and to increase their interest in the success of the Company in order to promote the long-term interests of the Company. The plans seek to promote the highest level of performance by providing an economic interest in the long-term performance of the Company. The Company settles employee share-based compensation awards with newly issued shares.

Stock Options

During fiscal 2022, the Company granted to management and other key employees 246,222 non-qualified options that vest ratably over 3 years from the date of grant. Options expire 10 years from the date of grant.

The Company recognized stock-based compensation expense relating to stock options of $6,235, with a related tax benefit of $738 for fiscal 2022, $3,514 with a related tax benefit of $368 for fiscal 2021 and $2,996 with a related tax benefit of $565 for fiscal 2020.

For purposes of determining the fair value of stock options granted, the Company used a Black-Scholes Model with the following assumptions:

	2022	2021	2020
Risk-free interest rate	0.89%	0.39%	1.52%
Dividend yield	0.76%	0.93%	1.21%
Expected life (years)	6	6	6
Volatility	37.3%	37.2%	29.1%

The following table summarizes the Company’s stock option activity in the years indicated:

	Number of Options	Weighted- Average Remaining Contract Term (Years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Options outstanding as of March 31, 2019	554,906	8.0	$72.31	$1,040
Granted	284,109		57.75	—
Exercised	(24,826)		57.60	383
Forfeited	(22,607)		72.19	88
Expired	—		—	—

Options outstanding as of March 31, 2020	791,582	7.8	$67.55	$—
Granted	295,068		79.62	—
Exercised	(247,975)		66.11	6,382
Forfeited	(34,854)		69.20	290
Expired	(4,320)		80.25	—

Options outstanding as of March 31, 2021	799,501	7.8	$72.31	$14,781
Granted	246,222		97.32	—
Exercised	(42,640)		65.71	1,079
Forfeited	(27,478)		71.26	520
Options outstanding as of March 31, 2022	975,605	7.5	$78.94	$3,605

Options exercisable as of March 31, 2022	472,571	6.1	$72.71	$2,250

Options vested and expected to vest, as of March 31, 2022	960,129	7.4	$78.77	$3,590

The following table summarizes information regarding stock options outstanding as of March 31, 2022:

Range of Exercise Prices	Number of Options	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price
$57.60-$60.00	194,661	7.0	$57.73
$60.01-$70.00	56,530	2.9	$68.78
$70.01-$80.00	222,765	7.3	$75.27
$80.01-$90.00	260,247	7.2	$83.00
$90.01-100.99	241,402	9.4	$97.43

	975,605	7.5	$78.94

Restricted Stock Units, Market and Performance-condition based Awards

Non-Employee Directors

In fiscal 2022, the Company granted to non-employee directors 24,055 deferred restricted stock units (“DSU”) at the fair value of $60.29 per restricted stock unit at the date of grant. In fiscal 2021, such grants amounted to 39,726 restricted stock units at the fair value of $39.93 per restricted stock unit at the date of grant and in fiscal 2020, such grants amounted to 40,462 restricted stock units at the fair value of $39.74 per restricted stock unit at the date of grant. The awards vest immediately upon the date of grant and are settled in shares of common stock six months after termination of service as a director.

The Company also granted to non-employee directors, during fiscal 2022, fiscal 2021 and 2020, 781, 1,435 and 1,147 restricted stock units, respectively, at fair values of $88.27, $71.53 and $58.05, respectively, under the deferred compensation plan for non-employee directors.

Employees

In fiscal 2022, the Company granted to management and other key employees 229,600 restricted stock units that vest ratably over four years from the date of grant, at the fair value of $91.81 per restricted stock unit.

In fiscal 2021, the Company granted to management and other key employees 283,101 restricted stock units that vest ratably over four years from the date of grant at the fair value of $75.39 per restricted stock unit.

In fiscal 2020, the Company granted to management and other key employees 301,321 restricted stock units that vest ratably over four years from the date of grant at a fair value of $57.75 per restricted stock unit, 62,512 PSUs at the fair value of $50.69 and 51,063 TSRs at a weighted average fair value of $62.05 per unit at the date of grant, that cliff vest three years from the date of grant.

For purposes of determining the fair value of the PSUs granted in fiscal 2020, the Company used the market price at the date of grant to which a discount for illiquidity was applied to reflect post vesting restrictions.

For purposes of determining the fair value of TSRs granted in fiscal 2020, the Company used a Monte Carlo Simulation with the following assumptions:

2020
Risk-free interest rate	1.50%
Dividend yield	—%
Expected life (years)	3
Volatility	34.39%

A summary of the changes in restricted stock units, TSRs and PSUs awarded to employees and directors that were outstanding under the Company’s equity compensation plans during fiscal 2022 is presented below:

	Restricted Stock Units (RSU)		Market condition-based Share Units (TSR)		Performance condition-based Share Units (PSU)
	Number of RSU	Weighted- Average Grant Date Fair Value	Number of TSR	Weighted- Average Grant Date Fair Value	Number of PSU	Weighted- Average Grant Date
Non-vested awards as of March 31, 2021	880,284	$60.07	125,960	$83.48	98,346	$57.55
Granted	254,436	88.27	—	—	—	—
Stock dividend	7,639	64.22	670	71.04	714	56.04
Performance factor	—	—	1,116	—	—	—
Vested	(228,765)	68.34	(46,295)	104.89	(670)	68.48
Forfeitures	(35,829)	73.40	(6,468)	70.77	(21,517)	64.25

Non-vested awards as of March 31, 2022	877,765	$65.48	74,983	$71.25	76,873	$55.56

The Company recognized stock-based compensation expense relating to restricted stock units, TSRs and PSUs of $18,054, with a related tax benefit of $3,072 for fiscal 2022, $16,303, with a related tax benefit of $2,121 for fiscal 2021 and $17,784, with a related tax benefit of $2,544 for fiscal 2020.

All Award Plans

As of March 31, 2022, unrecognized compensation expense associated with the non-vested equity awards outstanding was $48,867 and is expected to be recognized over a weighted-average period of 24 months.

18. Earnings Per Share

The following table sets forth the reconciliation from basic to diluted weighted-average number of common shares outstanding and the calculations of net earnings per common share attributable to EnerSys stockholders.

	Fiscal year ended March 31,
	2022	2021	2020
Net earnings attributable to EnerSys stockholders	$143,911	$143,374	$137,116

Weighted-average number of common shares outstanding:
Basic	42,106,337	42,548,449	42,411,834
Dilutive effect of:
Common shares from exercise and lapse of equity awards, net of shares assumed reacquired	677,036	675,954	484,941
Diluted weighted-average number of common shares outstanding	42,783,373	43,224,403	42,896,775

Basic earnings per common share attributable to EnerSys stockholders	$3.42	$3.37	$3.23

Diluted earnings per common share attributable to EnerSys stockholders	$3.36	$3.32	$3.20

Anti-dilutive equity awards not included in diluted weighted-average common shares	951,057	281,483	698,546

19. Commitments, Contingencies and Litigation

Litigation and Other Legal Matters

In the ordinary course of business, the Company and its subsidiaries are routinely defendants in or parties to pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants. These actions and proceedings are generally based on alleged violations of environmental, anticompetition, employment, contract and other laws. In some of these actions and proceedings, claims for substantial monetary damages are asserted against the Company and its subsidiaries. In the ordinary course of business, the Company and its subsidiaries are also subject to regulatory and governmental examinations, information gathering requests, inquiries, investigations, and threatened legal actions and proceedings. In connection with formal and informal inquiries by federal, state, local and foreign agencies, the Company and its subsidiaries receive numerous requests, subpoenas and orders for documents, testimony and information in connection with various aspects of their activities.

European Competition Investigations

Certain of the Company’s European subsidiaries had received subpoenas and requests for documents and, in some cases, interviews from, and have had on-site inspections conducted by the competition authorities of Belgium, Germany and the Netherlands relating to conduct and anticompetitive practices of certain industrial battery participants. As of March 31, 2022 and March 31, 2021, the Company did not have a reserve balance related to these matters.

The precise scope, timing and time period at issue, as well as the final outcome of the investigations or customer claims, remain uncertain. Accordingly, the Company’s estimate may change from time to time, and actual losses could vary.

Environmental Issues

As a result of its operations, the Company is subject to various federal, state and local, as well as international environmental laws and regulations and is exposed to the costs and risks of registering, handling, processing, storing, transporting, and disposing of hazardous substances, especially lead and acid. The Company’s operations are also subject to federal, state, local and international occupational safety and health regulations, including laws and regulations relating to exposure to lead in the workplace. The Company believes that it has adequate reserves to satisfy its environmental liabilities.

Collective Bargaining

At March 31, 2022, the Company had approximately 11,400 employees. Of these employees, approximately 26% were covered by collective bargaining agreements. Employees covered by collective bargaining agreements that expire in the next twelve months were approximately 7% of the total workforce. The average term of these agreements is 2 years, with the longest term being 3.5 years. The Company considers its employee relations to be good and did not experience any significant labor unrest or disruption of production during fiscal 2022.

Lead, Foreign Currency Forward Contracts and Swaps

To stabilize its lead costs and reduce volatility from currency movements, the Company enters into contracts with financial institutions. The vast majority of such contracts are for a period not extending beyond one year. The Company also entered into cross currency fixed interest rate swap agreements to hedge its net investments in foreign operations against future volatility in the exchange rates between U.S. Dollars and Euros and these agreements mature on December 15, 2027. Please refer to Note 13—Derivative Financial Instruments for more details.

Other

The Company has various purchase and capital commitments incidental to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

20. Restructuring, Exit and Other Charges

Restructuring Programs

Fiscal 2022

The Company had committed to various restructuring plans aimed at improving operational efficiencies across its lines of business. A substantial portion of these plans are complete, with an estimated $2,135 remaining to be incurred by the end of fiscal 2023, mainly related to plans started in fiscal 2021 and fiscal 2022. Restructuring and exit charges for the reportable segments are as follows:

During fiscal 2022, the Company announced and completed restructuring programs in the Energy Systems segment to improve operational efficiencies. The charges related to severance payments and amounted to $1,284 to approximately 10 employees in the Energy Systems’ segment.

During fiscal 2021, the Company announced restructuring programs in the Energy Systems segment relating to its recent acquisitions of Alpha and NorthStar, as part of its targeted synergy plans. The Company also announced a restructuring program to improve global operational efficiencies in its Motive Power segment. The charges, in both segments were primarily cash charges relating to severance payments and amounted to $3,187 to approximately 47 employees in the Energy Systems segment and $4,012 to approximately 32 employees in the Motive Power segment. In addition there was a $169 charge related to the Specialty segment.

During fiscal 2020, the Company announced restructuring programs to improve efficiencies across all its lines of business. The charges were primarily severance payments to approximately 160 employees. The Company completed these actions in fiscal 2021.

Restructuring and exit charges for fiscal 2022, 2021 and 2020 by reportable segments are as follows:

	Fiscal year ended March 31, 2022
	Energy Systems	Motive Power	Specialty	Total
Restructuring charges	$2,005	$2,348	$75	$4,428
Exit charges	708	14,711	(1,091)	14,328

Restructuring and other exit charges	$2,713	$17,059	$(1,016)	$18,756

	Fiscal year ended March 31, 2021
	Energy Systems	Motive Power	Specialty	Total
Restructuring charges	$3,187	$4,012	$169	$7,368
Exit charges	—	32,786	220	33,006

Restructuring and other exit charges	$3,187	$36,798	$389	$40,374

	Fiscal year ended March 31, 2020
	Energy Systems	Motive Power	Specialty	Total
Restructuring charges	$6,808	$1,860	$2,318	$10,986
Exit charges	526	5,541	3,713	9,780

Restructuring and other exit charges	$7,334	$7,401	$6,031	$20,766

A roll-forward of the restructuring reserve is as follows:

	Employee Severance	Other	Total
Balance at March 31, 2019	$2,356	$596	$2,952
Accrued	10,395	402	10,797
Costs incurred	(9,179)	(995)	(10,174)
Foreign currency impact and other	(247)	(3)	(250)

Balance at March 31, 2020	$3,325	$—	$3,325
Accrued	6,537	831	7,368
Costs incurred	(7,550)	(831)	(8,381)
Foreign currency impact and other	283	—	283

Balance at March 31, 2021	$2,595	$—	$2,595
Accrued	4,428	—	4,428
Costs incurred	(6,013)	—	(6,013)
Foreign currency impact and other	20	—	20

Balance at March 31, 2022	$1,030	$—	$1,030

Exit Charges

Fiscal 2022 Program

Russia

In February 2022, as a result of the Russia-Ukraine conflict, economic sanctions were imposed on Russian individuals and entities, including financial institutions, by countries around the world, including the U.S. and the European Union. On March 3, 2022, the Company announced that it was indefinitely suspending its operations in Russia in order to comply with the sanctions. As a result of this decision, the Company wrote off net assets of $3,999 relating to its Russian subsidiary. The Company also incurred cash charges of $1,284 relating to severance and exiting lease obligations.

Zamudio, Spain

During fiscal 2022, the Company closed a minor assembling plant in Zamudio, Spain and sold the same for $1,779. A net gain of $740 was recorded as a credit to exit charges in the Consolidated Statements of Income.

Fiscal 2021 Programs

Hagen, Germany

In fiscal 2021, the Company’s Board of Directors approved a plan to substantially close all of its facility in Hagen, Germany, which produces flooded motive power batteries for forklifts. Management determined that future demand for the motive power batteries produced at this facility was not sufficient, given the conversion from flooded to maintenance free batteries by customers, the existing number of competitors in the market, as well as the near term decline in demand and increased uncertainty from the pandemic. The Company plans to retain the facility with limited sales, service and administrative functions along with related personnel for the foreseeable future.

The Company currently estimates that the total charges for these actions will amount to approximately $60,000, the majority of which has been recorded as of March 31, 2022. Cash charges for employee severance related payments, cleanup related to the facility, contractual releases and legal expenses are estimated to be $40,000 and non-cash charges from inventory and equipment write-offs are estimated to be $20,000. These actions resulted in the reduction of approximately 200 employees.

During fiscal 2021, the Company recorded cash charges relating to severance of $23,331 and non-cash charges of $7,946 primarily relating to fixed asset write-offs.

During fiscal 2022, the Company recorded cash charges primarily relating to severance of $8,069 and non-cash charges of $3,522 primarily relating to fixed asset write-offs. The Company also recorded a non-cash write off relating to inventories of $960, which was reported in cost of goods sold.

Vijayawada, India

During fiscal 2021, the Company committed to a plan to close its facility in Vijayawada, India to align with its strategic vision for the new line of business structure and footprint and recorded exit charges of $1,509, primarily relating to asset write-offs. In fiscal 2022, the Company reclassified property, plant and equipment with a carrying value of $4,573 to assets held for sale on the Consolidated Balance Sheet and recognized an impairment loss of $2,973 under the caption Loss on assets held for sale on its consolidated statement of income, by writing down the carrying value of these assets to their estimated fair value of $1,600, based on their expected proceeds, less costs to sell. The Company also recorded a non-cash write off relating to inventories of $820, which was reported in cost of goods sold.

Targovishte, Bulgaria

During fiscal 2019, the Company committed to a plan to close its facility in Targovishte, Bulgaria, which produced diesel-electric submarine batteries. Management determined that the future demand for batteries of diesel-electric submarines was not sufficient given the number of competitors in the market. Of the estimated total charges of $26,000 for this plan, the Company had recorded charges amounting to $20,242 in fiscal 2019, relating to severance and inventory and fixed asset write-offs and an additional $5,123 relating to cash and non-cash charges during fiscal 2020. During fiscal 2021, in keeping with its strategy of exiting the manufacture of batteries for diesel-electric submarines, the Company completed further actions which resulted in $220 relating to cash and non-cash charges. During fiscal 2022, the Company sold this facility for $1,489. A net gain of $1,208 was recorded as a credit to exit charges in the Consolidated Statements of Income.

Fiscal 2020 Programs

During fiscal 2020, in keeping with its strategy of exiting the manufacture of batteries for diesel-electric submarines, the Company also sold certain licenses and assets for $2,031 and recorded a net gain of $892, which were reported as other exit charges in the Specialty segment.

During fiscal 2020, the Company also wrote off $5,441 of assets at its Kentucky and Tennessee Motive Power plants, as a result of its strategic product mix shift from traditional flooded batteries to maintenance free lead acid and lithium batteries.

Richmond, Kentucky Plant Fire

During fiscal 2021, the Company settled its claims with its insurance carrier relating to the fire that broke out in the battery formation area of the Company’s Richmond, Kentucky motive power production facility in fiscal 2020. The total claims, for both property and business interruption of $46,117 were received through March 31, 2021.

The final settlement of insurance recoveries and finalization of costs related to the replacement of property, plant and equipment, resulted in a net gain of $4,397, which was recorded as a reduction to operating expenses in the Consolidated Statements of Income.

The details of charges and recoveries for fiscal 2021 and fiscal 2020 are as follows:

In fiscal 2020, the Company recorded as a receivable, $17,037, consisting of write-offs for damages caused to its fixed assets and inventories, as well as for cleanup, asset replacement and other ancillary activities directly associated with the fire and received $12,000 related to its initial claims.

During fiscal 2021, the Company recorded an additional $16,580 as a receivable for cleanup and received $21,617 from the insurance carrier.

In addition to the property damage claim, the Company received $12,500 in business interruption claims, of which $5,000 was recorded in fiscal 2020 and $7,500 in fiscal 2021, and was credited to cost of goods sold, in the respective periods.

21. Warranty

The Company provides for estimated product warranty expenses when products are sold, with related liabilities included within accrued expenses and other liabilities. As warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, costs of claims may ultimately differ from amounts provided. An analysis of changes in the liability for product warranties is as follows:

	Fiscal year ended March 31,
	2022	2021	2020
Balance at beginning of year	$58,962	$63,525	$54,568
Current year provisions	17,645	27,645	27,622
Costs incurred	(20,648)	(34,346)	(25,778)
Warranty reserves of acquired businesses	—	—	6,995
Foreign currency translation adjustment	(981)	2,138	118

Balance at end of year	$54,978	$58,962	$63,525

22. Other (Income) Expense, Net

Other (income) expense, net consists of the following:

	Fiscal year ended March 31,
	2022	2021	2020
Foreign exchange transaction (gains) losses	$(7,169)	$6,696	$264
Non-service components of pension expense	430	1,279	615
Other	1,274	(171)	(1,294)

Total	$(5,465)	$7,804	$(415)

23. Business Segments

Effective April 1, 2020, the Company’s chief operating decision maker, or CODM (the Company’s Chief Executive Officer), changed the manner in which he reviews financial information for purposes of assessing business performance and allocating resources, by focusing on the lines of business on a global basis, rather than on geographic basis. As a result of this change, the Company re-evaluated the identification of its operating segments and reportable segments and identified the following as its three operating segments, based on lines of business:

•

Energy Systems—uninterruptible power systems, or “UPS” applications for computer and computer-controlled systems, as well as telecommunications systems, switchgear and electrical control systems used in industrial facilities and electric utilities, large-scale energy storage and energy pipelines. Energy Systems also includes highly integrated power solutions and services to broadband, telecom, renewable and industrial customers, as well as thermally managed cabinets and enclosures for electronic equipment and batteries.

•

Motive Power—power for electric industrial forklifts used in manufacturing, warehousing and other material handling applications, as well as mining equipment, diesel locomotive starting and other rail equipment; and

•

Specialty—premium starting, lighting and ignition applications in transportation, energy solutions for satellites, military aircraft, submarines, ships and other tactical vehicles, as well as medical and security systems.

The operating segments also represent the Company’s reportable segments under ASC 280, Segment Reporting. All prior comparative periods presented have been recast to conform to these changes.

Summarized financial information related to the Company’s reportable segments at March 31, 2022, 2021 and 2020 and for each of the fiscal years then ended is shown below.

	Fiscal year ended March 31,
	2022	2021	2020
Net sales by segment to unaffiliated customers
Energy Systems	$1,536,673	$1,380,278	$1,357,475
Motive Power	1,361,254	1,163,710	1,348,193
Specialty	459,392	433,944	382,200

Total net sales	$3,357,319	$2,977,932	$3,087,868

Operating earnings by segment
Energy Systems	$18,531	$67,060	$67,809
Motive Power	169,740	143,541	146,814
Specialty	43,491	46,148	42,454
Inventory step up to fair value relating to acquisitions and exit activities—Energy Systems	(186)	—	(304)
Inventory adjustment relating to exit activities—Motive	(2,418)	—	—
Inventory step up to fair value relating to acquisitions—Specialty	—	—	(1,550)
Restructuring and other exit charges—Energy Systems	(2,713)	(3,187)	(7,284)
Restructuring and other exit charges—Motive Power	(17,059)	(36,798)	(2,021)
Restructuring and other exit charges—Specialty	1,016	(389)	(6,020)
Impairment of goodwill(3)	—	—	(39,713)
Impairment of indefinite-lived intangibles—Energy Systems	(501)	—	(1,297)
Impairment of indefinite-lived intangibles—Motive Power	(677)	—	(2,861)
Impairment of indefinite-lived intangibles—Specialty	—	—	(391)
Loss on assets held for sale—Motive Power	(2,973)	—	—
Fixed asset write-off relating to exit activities and other—Energy Systems	—	—	(50)
Fixed asset write-off relating to exit activities and other—Motive Power	—	—	(5,380)
Fixed asset write-off relating to exit activities—Specialty	—	—	(11)
Total operating earnings(2)	$206,251	$216,375	$190,195

Capital Expenditures
Energy Systems	$33,614	$34,826	$40,768
Motive Power	13,887	14,154	22,285
Specialty	26,540	21,040	38,372

Total	$74,041	$70,020	$101,425

Depreciation and Amortization
Energy Systems	$54,580	$57,864	$53,793
Motive Power	24,918	21,706	20,900
Specialty	16,380	14,512	12,651

Total	$95,878	$94,082	$87,344

(1)	Reportable segments do not record inter-segment revenues and accordingly there are none to report.
(2)	The Company does not allocate interest expense or other (income) expense, net, to the reportable segments.
(3)	The impairment of goodwill in fiscal 2020 related to the Company’s legacy reportable segments as discussed in Note 7.

The Company’s property, plant and equipment by reportable segments as of March 31, 2022 and 2021 are as follows:

Property, plant and equipment, net	March 31, 2022	March 31, 2021
Energy Systems	$216,853	$224,513
Motive Power	145,431	152,468
Specialty	140,980	120,075

Total	$503,264	$497,056

The Company markets its products and services in over 100 countries. Sales are attributed to countries based on the location of sales order approval and acceptance. Sales to customers in the United States were 60.7%, 59.8% and 58.1% for fiscal years ended March 31,

2022, 2021 and 2020, respectively. Property, plant and equipment, net, attributable to the United States as of March 31, 2022 and 2021, were $320,208 and $291,578, respectively. No single country, outside the United States, accounted for more than 10% of the consolidated net sales or net property, plant and equipment and, therefore, was deemed not material for separate disclosure.

24. Subsequent Events

On May 25, 2022, the Board of Directors approved a quarterly cash dividend of $0.175 per share of common stock to be paid on June 30, 2022, to stockholders of record as of June 16, 2022.

Between April 1, 2022 through May 25, 2022, the Company repurchased 318,789 shares for approximately $20,000.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

(a) Disclosure Controls and Procedures. The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective.

(b) Internal Control Over Financial Reporting. There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth quarter of the fiscal year to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

The report called for by Item 308(a) of Regulation S-K is included herein as “Management Report on Internal Control Over Financial Reporting.”

Management Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. With the participation of the Chief Executive Officer and Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework).

Based on this evaluation, our management has concluded that our internal control over financial reporting was effective as of March 31, 2022.

The attestation report called for by Item 308(b) of Registration S-K is included herein as “Report of Independent Registered Public Accounting Firm,” which appears in Item 8 in this Annual Report on Form 10-K.

/s/ David M. Shaffer	/s/ Andrea J. Funk
David M. Shaffer Chief Executive Officer	Andrea J. Funk Chief Financial Officer

ITEM 9B.	OTHER INFORMATION

Not applicable.

ITEM 9C.	DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

PART III

ITEM 10. DIRECTORS,	EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information required by this item is incorporated by reference from the sections entitled “Board of Directors,” “Executive Officers,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Corporate Governance—Independence of Directors,” “Corporate Governance—Process for Selection of Director Nominee Candidates,” “Audit Committee Report,” and “Certain Relationships and Related Transactions—Employment of Related Parties” of the Company’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “Proxy Statement”) to be filed no later than 120 days after the fiscal year end.

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees (including our Chief Executive Officer, Chief Financial Officer, and Corporate Controller) and have posted the Code on our website at www.enersys.com, and a copy is available in print to any stockholder who requires a copy. If we waive any provision of the Code applicable to any director, our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, such waiver will be promptly disclosed to the Company’s stockholders through the Company’s website.

ITEM 11. EXECUTIVE	COMPENSATION

The information required by this item is incorporated by reference from the sections entitled “Corporate Governance—Compensation Committee” and “Executive Compensation” of the Proxy Statement”) to be filed no later than 120 days after the fiscal year end.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT RELATED STOCKHOLDER MATTERS

The information required by this item is incorporated by reference from the section entitled “Security Ownership of Certain Beneficial Owners and Management” of the Proxy Statement to be filed no later than 120 days after the fiscal year end.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,036,135	(1)	$78.77	(2)	2,822,479
Equity compensation plans not approved by security holders	—		—		—

Total	2,036,135		$78.77		2,822,479

(1)	Assumes a 200% payout on market and performance condition-based awards.
(2)

Awards of restricted stock units, market and performance condition-based awards and deferred stock units held in both the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors and the EnerSys Voluntary Deferred Compensation Plan for Executives were not included in calculating the weighted-average exercise price as they will be settled in shares of common stock for no consideration.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information required by this item is incorporated by reference from the sections entitled “Corporate Governance,” and “Certain Relationships and Related Transactions” of the Proxy Statement to be filed no later than 120 days after the fiscal year end.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

The information required by this item is incorporated by reference from the section entitled “Audit Committee Report” of the Proxy Statement to be filed no later than 120 days after the fiscal year end.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this Report:

(1) Consolidated Financial Statements

See Index to Consolidated Financial Statements.

All other schedules are omitted because they are not applicable or the required information is contained in the consolidated financial statements or notes thereto.

(b) The following documents are filed herewith as exhibits:

Exhibit Number	Description of Exhibit
3.1	Fifth Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to EnerSys’ Registration Statement on Form S-1 (File No. 001-32253) filed on February 6, 2013).

3.2	Fourth Amended and Restated Bylaws (incorporated by reference to Exhibits 3.1 to EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed on November 10, 2021).

4.1	Indenture, dated as of April 23, 2015, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to EnerSys’ Current Report on Form 8-K (File No. 00-32253) filed on April 23, 2015).

4.2	Fourth Supplemental Indenture, dated as of December 11, 2019, among EnerSys, the Guarantors party thereto and MUFG Union Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to EnerSys’ Current Report on Form 8-K (File No. 00-32253) filed on December 11, 2019).

4.3	Form of 4.375% Senior Note due 2027 (incorporated by reference to Exhibit 4.2 to EnerSys’ Current Report on Form 8-K (File No. 00-32253) filed on December 11, 2019).

4.4	Description of Capital Stock (filed herewith).

10.1	Credit Agreement, dated as of August 4, 2017, among EnerSys, certain other borrowers and guarantors identified therein, Bank of America, N.A., as administrative agent, swing line lender and Letters of Credit issuer, and other lenders party thereto (incorporated herein by reference to Exhibit 10.4 of EnerSys’ Quarterly Report on Form 10-Q for the quarter ended July 2, 2017 (File No. 001-32253) filed with the SEC on August 9, 2017).

10.2	Stock Subscription Agreement, dated March 22, 2002, among EnerSys Holdings Inc., Morgan Stanley Dean Witter Capital Partners IV, L.P., Morgan Stanley Dean Witter Capital Investors IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Global Emerging Markets Private Investment Fund, L.P. and Morgan Stanley Global Emerging Markets Private Investors, L.P. (incorporated by reference to Exhibit 10.27 to Amendment No. 3 to EnerSys’ Registration Statement on Form S-1 (File No. 333-115553) filed on July 13, 2004).

10.3	Employment Offer Letter, dated October 20, 2014, of EnerSys Delaware Inc. to David M. Shaffer (incorporated by reference to Exhibit 10.5 to EnerSys’ Quarterly Report on Form 10-Q for the period ended September 28, 2014 (File No. 001-32253) filed on November 5, 2014).

10.4	EnerSys 2013 Management Incentive Plan (incorporated by reference to Appendix A to EnerSys’ Definitive Proxy Statement on Schedule 14A (File No. 001-32253) filed on June 27, 2013).

10.5	Second Amended and Restated EnerSys 2010 Equity Incentive Plan (incorporated by reference to Appendix A to EnerSys’ Definitive Proxy Statement on Schedule 14A (File No. 001-32253) filed on June 23, 2016).

10.6	EnerSys Voluntary Deferred Compensation Plan for Executives as amended August 5, 2010, and May 26, 2011 (incorporated by reference to Exhibit 10.23 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on May 31, 2011).

10.7	EnerSys 2018 Employee Stock Purchase Plan (incorporated by reference to Appendix A to EnerSys’ Definitive Proxy Statement on Schedule 14A (File No. 001-32253) filed on June 21, 2018).

10.8	Form of Deferred Stock Unit Agreement – Non-Employee Directors – 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.35 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on May 31, 2011).

Exhibit Number	Description of Exhibit

10.9	Form of Severance Agreement, (incorporated by reference to Exhibit 10.37 to EnerSys’ Annual Report on Form 10-K (File No. 001-32253) filed on May 28, 2013).

10.10	Form of Stock Option Agreement—Employees—2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.32 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2014 (File No. 001-32253) filed on May 28, 2014).

10.11	Form of Indemnification Agreement—Directors and Officers (incorporated by reference to Exhibit 10.37 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2016 (File No. 001-32253) filed on May 28, 2014).

10.12	Form of Indemnification Agreement—Directors and Officers (incorporated by reference to Exhibit 10.26 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2017 (File No. 001-32253) filed on May 30, 2017).

10.13	Form of Stock Option Agreement—Employees—2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.42 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2015 (File No. 001-32253) filed on May 27, 2015).

10.14	Form of Stock Option Agreement—Employees—2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.46 to EnerSys’ Annual Report on Form 10-K for the year ended March 31, 2016 (File No. 001-32253) filed on May 31, 2016).

10.15	Form of letter agreement, dated June 7, 2017, between EnerSys and David M. Shaffer (incorporated herein by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on June 12, 2017).

10.16	Form of letter agreement, dated June 7, 2017, between EnerSys and an executive officer (incorporated herein by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on June 12, 2017).

10.17	Form of Deferred Stock Unit Agreement—Non-Employee Directors—2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.5 of EnerSys’ Quarterly Report on Form 10-Q for the quarter ended July 2, 2017 (File No. 001-32253) filed with the SEC on August 9, 2017).

10.18	Second Amendment to Credit Agreement, dated as of July 15, 2021, among EnerSys, certain of its subsidiaries party thereto, Bank of America, N.A., as administrative agent, swing line lender and l/c issuer, and the other lenders party thereto (incorporated by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on July 15, 2021).

10.19	Form of Severance Letter Agreement, dated April 1, 2019, between EnerSys and Shawn M. O’Connell (incorporated by reference to Exhibit 10.28 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

10.20	Employment Agreement, dated as of October 6, 2008, between Alpha Technologies, Inc. and Andrew Zogby (incorporated by reference to Exhibit 10.29 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

10.21	Employment Agreement, dated as of September 13, 2012, between Alpha Technologies, Inc. and Andrew Zogby (incorporated by reference to Exhibit 10.30 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

10.22	Employment Agreement Extension, effective June 27, 2017, between Alpha Technologies, Inc. and Andrew Zogby (incorporated by reference to Exhibit 10.31 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

10.23	Assignment of Employment Agreement, dated December 6, 2018, between Alpha Technologies, Inc. and Alpha Technologies Services, Inc. regarding Employment Agreement, dated as of October 6, 2008, between Alpha Technologies, Inc. and Andrew Zogby and subsequent extensions (incorporated by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (File No. 001-32253) filed with the SEC on June 1, 2020).

Exhibit Number	Description of Exhibit

10.24	Form of Severance Letter Agreement, dated April 1, 2021, between EnerSys and Andrea J. Funk (incorporated by reference to Exhibit 10.1 of EnerSys’ Current Report on Form 8-K (File No. 001-32253) filed with the SEC on April 1, 2022).

10.25	Amended and Restated 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (File No. 001-32253) filed on May 26, 2021).

10.26	Form of Deferred Stock Unit Agreement – Non-Employee Directors – Amended and Restated 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (File No. 001-32253) filed on May 26, 2021).

10.27	Form of Stock Option Agreement – Employees – Amended and Restated 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (File No. 001-32253) filed on May 26, 2021).

10.28	Form of Restricted Stock Unit Agreement—Employees – Amended and Restated 2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.32 of EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (File No. 001-32253) filed on May 26, 2021).

10.29	Form of Retirement (filed herewith).

21.1	Subsidiaries of the Registrant (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a) Under the Securities Exchange Act of 1934 (filed herewith).

31.2	Certification of the Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a) Under the Securities Exchange Act of 1934 (filed herewith).

32.1	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

101.INS	XBRL Instance Document—The instance document does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Document

101.LAB	XBRL Taxonomy Extension Label Document

101.PRE	XBRL Taxonomy Extension Presentation Document

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERSYS

	By	/s/ DAVID M. SHAFFER
May 25, 2022		David M. Shaffer Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below hereby appoints David M. Shaffer and Andrea J. Funk and each of them, as his true and lawful agent, with full power of substitution and resubstitution, for him and in his, place or stead, in any and all capacities, to execute any and all amendments to the within annual report, and to file the same, together with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this annual report has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ DAVID M. SHAFFER David M. Shaffer	Chief Executive Officer	May 25, 2022

/s/ ANDREA J. FUNK Andrea J. Funk	Chief Financial Officer	May 25, 2022

/s/ KERRY M. KANE Kerry M. Kane	Sr. Vice President and Corporate Controller (Principal Accounting Officer)	May 25, 2022

/s/ CAROLINE CHAN Caroline Chan	Director	May 25, 2022

/s/ HWAN-YOON F. CHUNG Hwan-yoon F. Chung	Director	May 25, 2022

/s/ STEVEN M. FLUDDER Steven M. Fludder	Director	May 25, 2022

/s/ HOWARD I. HOFFEN Howard I. Hoffen	Director	May 25, 2022

/s/ ARTHUR T. KATSAROS Arthur T. Katsaros	Director	May 25, 2022

/s/ GENERAL ROBERT MAGNUS, USMC (RETIRED) General Robert Magnus, USMC (Retired)	Director	May 25, 2022

/s/ PAUL J. TUFANO Paul J. Tufano	Director	May 25, 2022

/s/ RONALD P. VARGO Ronald P. Vargo	Director	May 25, 2022

P.O. BOX 8016, CARY, NC 27512-9903
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
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EnerSys
Annual Meeting of Stockholders
For Stockholders as of record on June 9, 2022
TIME: Thursday, August 4, 2022 10:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/ENS for more details.
This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints Joseph G. Lewis and Thomas L. O’Neill (the “Named Proxies), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of EnerSys which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
If you hold shares in the Employee Stock Purchase Plan of the Company (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in the Plan. Shares in the Plan for which voting instructions are not received by 5:00 PM ET on Monday, August 1, 2022, or if no choice is specified, will be voted by the Plan’s custodian in accordance with the terms of the Plan.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

EnerSys
Annual Meeting of Stockholders
Please make your marks like this:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3
PROPOSAL
1. Election of three (3) class III director nominees
1.1 Howard I. Hoffen
1.2 David M. Shaffer
1.3 Ronald P. Vargo
2. To ratify the appointment of Ernst &Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2023; and
3. An advisory vote to approve EnerSys’ named executive officer compensation.
YOUR VOTE
BOARD OF DIRECTORS
RECOMMENDS
FOR AGAINST ABSTAIN
FOR FOR FOR
FOR
FOR
FOR AGAINST ABSTAIN
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